UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14A-6(e)(2)).

☑	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to §240.14a-12
Thermadyne Holdings Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies.

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 2, 2010

November 1, 2010

DEAR STOCKHOLDERS:

You are cordially invited to attend a special meeting of stockholders of Thermadyne Holdings Corporation, a Delaware corporation, to be held at 10:00 a.m., Eastern time, on December 2, 2010 at the Hilton New York, 1335 Avenue of the Americas, New York, NY 10019, U.S.A.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of October 5, 2010 (the “merger agreement”), that we entered into with Razor Holdco Inc. (“Parent”) and Razor Merger Sub Inc., its wholly-owned subsidiary (“Merger Subsidiary”). If the merger agreement is adopted and the merger is consummated, each share of our common stock (other than shares held by us or owned by Parent or any of its subsidiaries, or by stockholders who properly exercise their appraisal rights under Delaware law for such shares) will be cancelled and converted automatically into the right to receive $15.00 in cash, without interest. Pursuant to the terms of the merger agreement, Merger Subsidiary will be merged with and into us, and we will continue as the surviving corporation. All of the outstanding shares of Merger Subsidiary will be converted into equity interests in the surviving corporation. As a result of the merger, we will be privately owned and controlled by Irving Place Capital, a private equity firm. A copy of the merger agreement is included as Annex A to the accompanying proxy statement.

On October 5, 2010, our board of directors, after considering the factors described herein, unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our stockholders, and approved the merger agreement and the merger. In arriving at their recommendation of the merger agreement, our board of directors carefully considered a number of factors which are described in the accompanying proxy statement and consulted with its financial and legal advisors. Our board of directors unanimously recommends that you vote “FOR” the approval of the proposal to adopt the merger agreement.

When you consider the recommendation of our board of directors to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of our common stock. If you fail to vote on the approval of the proposal to adopt the merger agreement, the effect will be the same as a vote “AGAINST” adoption of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to adopt the merger agreement. If you do not vote in favor of the adoption of the merger agreement and you fulfill the procedural requirements that are summarized in the accompanying proxy statement, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

Please do not send your Company common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

Once you have read the accompanying proxy statement, please vote on the proposals submitted to stockholders at the special meeting, whether or not you plan to attend the meeting, by signing, dating and mailing the enclosed proxy card or by voting your shares by telephone or Internet using the instructions on your proxy card. If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at 1-800-322-2885.

If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting “AGAINST” the approval of the proposal to adopt the merger agreement.

If you are a stockholder of record, voting by proxy will not prevent you from voting your shares in person in the manner described in the accompanying proxy statement if you subsequently choose to attend the special meeting.

On behalf of our board of directors, thank you for your cooperation and support.

Sincerely,

Paul D. Melnuk
Chairman of the Board of Directors

The accompanying proxy statement is dated November 1, 2010, and it and the proxy card are first being mailed to stockholders on or about November 2, 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, OR PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER OR THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ENCLOSED PROXY STATEMENT. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

THERMADYNE HOLDINGS CORPORATION
16052 SWINGLEY RIDGE ROAD, SUITE 300
ST. LOUIS, MISSOURI 63017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 2, 2010

Time and Date	10:00 a.m. Eastern time on December 2, 2010

Place	The Hilton New York, 1335 Avenue of the Americas, New York, NY 10019.

Items of Business	At the meeting, the stockholders will be asked to:

(1) consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 5, 2010, as it may be amended from time to time, which we refer to as the “merger agreement,” by and among the Company, Razor Holdco Inc., which we refer to as “Parent,” and Razor Merger Sub Inc., a wholly owned subsidiary of Parent, which we refer to as “Merger Subsidiary.” A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

(2) approve the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

(3) transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date	Only holders of shares of our common stock, par value $0.01 per share, of record at the close of business on October 29, 2010 are entitled to notice of, and to vote at this meeting or at any adjournments or postponements thereof that may take place. All stockholders of record are cordially invited to attend the special meeting in person.

Proxy Voting	Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote. You should not send in your certificates representing shares of Company common stock until you receive written instructions to do so.

Recommendation	The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

When you consider the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

Attendance	Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Appraisal	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized and reproduced in their entirety in Annex B to the accompanying proxy statement.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-paid (if mailed in the United States) envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Your failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

By order of the board of directors,

Nick H. Varsam
Vice President, General Counsel and
Corporate Secretary

St. Louis, Missouri
November 1, 2010

ii

This proxy statement and a proxy card are first being mailed on or about November 2, 2010 to stockholders who owned shares of Company common stock as of the close of business on October 29, 2010.

SUMMARY TERM SHEET

The following summary highlights selected information contained in this proxy statement. These sections may not contain all of the information that might be important in your consideration of the proposed merger. We encourage you to read carefully this proxy statement in its entirety, including the annexes and the documents referred to in this proxy statement, before voting. See “Where You Can Find More Information” beginning on page 84. Each item in this summary includes a page reference directing you to a more complete description of that topic.

Parties to the Merger (Page 17)

In the proxy statement, the terms “Thermadyne,” the “Company,” “we,” “our,” “ours,” and “us” refer to Thermadyne Holdings Corporation and its subsidiaries. We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. Our products are used by manufacturing, construction, fabrication and foundry operations to cut, join and reinforce steel, aluminum and other metals. Our shares are currently quoted on The Nasdaq Capital Market, and as of October 29, 2010, we had an equity market capitalization of approximately $204.4 million (based on a closing sale price of $15.08 and 13,556,813 shares outstanding).

Razor Holdco Inc., which we refer to as “Parent,” is a Delaware corporation that was formed by Irving Place Capital, which we sometimes refer to as IPC or Irving Place, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and related financing transactions. IPC is a private equity firm focused on making equity investments in middle-market companies in the form of buyouts, recapitalizations and growth capital investments. Since its formation in 1997, IPC has been an investor in more than 50 companies and has raised over $4.0 billion of equity capital, including its current $2.7 billion institutional fund. Following consummation of the merger, Parent will own all of our outstanding common stock and we will be a direct wholly-owned subsidiary of Parent.

Razor Merger Sub Inc., which we refer to as “Merger Subsidiary,” is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Subsidiary will cease to exist.

The Special Meeting (Page 18)

Time, Date, Place and Purpose of the Special Meeting (Page 18).  The special meeting will be held on December 2, 2010 starting at 10:00 a.m. Eastern time, at the Hilton New York, 1335 Avenue of the Americas, New York, NY 10019.

At the special meeting, holders of our common stock, par value $.01 per share, which we refer to as “Company common stock,” will be asked

•	to approve the proposal to adopt the merger agreement,

•	to approve the proposal to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date and Quorum (Page 18).  Only stockholders who hold shares of our common stock at the close of business on October 29, 2010, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 13,556,813 shares of our common stock outstanding. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page 19).  Approval of the proposal to adopt the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting requires the affirmative vote of the majority of the stockholders present, in person or by proxy, and entitled to vote at the special meeting, whether or not a quorum is present. As of October 29, 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 351,987 shares of Company common stock, representing approximately 2.6% of our outstanding shares on the record date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of our common stock owned as of the record date in favor of the proposal to adopt the merger agreement and in favor of the proposal to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The Merger and Merger Consideration (Page 43)

The proposed transaction is the acquisition of the Company by Parent under the terms and subject to the conditions of the merger agreement. The acquisition will be effected by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation as a wholly-owned subsidiary of Parent. We refer to the proposed merger of Merger Subsidiary into the Company as the “merger.” At the effective time of the merger, each issued and outstanding share of our common stock, other than shares held by us or owned by Parent or any of its subsidiaries, or by stockholders who properly exercise their appraisal rights under Delaware law for such shares, will be converted into the right to receive $15.00 per share in cash, without interest and less any applicable withholding taxes, which refer to in this proxy statement as the “merger consideration.” The total merger consideration that is expected to be paid in the merger is approximately $214.7 million.

As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The merger is targeted to close prior to the end of calendar year 2010, subject to satisfaction or waiver of the conditions described under “The Merger Agreement — Conditions to the Merger” beginning on page 72.

Treatment of Options and Restricted Shares (Page 43)

At the effective time of the merger, each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled as of the effective time of the merger in exchange for the right to receive a cash payment equal to the number of shares of our common stock subject to the option, multiplied by the excess, if any, by which $15.00 exceeds the exercise price of the option. As of the effective time, each option for which the exercise price per share of our common stock equals or exceeds $15.00 will be cancelled and have no further force or effect without any right to receive any consideration therefor.

At or immediately prior to the effective time, each outstanding Company restricted share will vest and become free of any restrictions and, as of the effective time of the merger, will be cancelled and converted into the right to receive $15.00 per restricted share, without interest.

Any applicable taxes required to be withheld from such payments may be deducted and withheld from the consideration otherwise payable in connection with such options and restricted shares, as well as from any other consideration payable in connection with the proposed transaction.

Treatment of Company’s Employee Stock Purchase Plan (Page 59)

No new offering periods under the Company’s Employee Stock Purchase Plan (the “ESPP”) will commence after the date of the merger agreement. Participants in the ESPP will be entitled to receive the merger consideration for shares of our common stock purchased through the ESPP prior to the effective time.

Reasons for the Merger; Recommendations of the Board of Directors (Page 30)

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendations of the Board of Directors,” the board of directors of the Company, which we refer to as the “board of directors,” unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Our Directors and Executive Officers” beginning on page 44.

Opinion of Our Financial Advisor (Page 33)

In connection with the merger, our financial advisor, Oppenheimer & Co. Inc., or “Oppenheimer, ” delivered a written opinion, dated October 5, 2010, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $15.00 per share cash consideration to be received by holders of Company common stock as provided for in the merger agreement. The full text of Oppenheimer’s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C. Oppenheimer’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view and does not address any terms or other aspects or implications of the merger. Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of the Company to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Oppenheimer’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger or otherwise.

Voting Agreement (Page 43)

Investment funds managed by Angelo, Gordon & Co., L.P. beneficially owning in the aggregate approximately 33% of the outstanding shares of Company common stock have entered into a voting agreement with Parent, dated October 5, 2010 (attached as Annex D). Pursuant to the terms of the voting agreement, each such stockholder has agreed to vote its shares in favor of the merger and the adoption of the merger agreement and against alternative transaction proposals, subject to limited exceptions.

Financing of the Merger (Page 49)

Parent has advised us that the total funds needed to complete the merger, including the funds to:

•	pay our stockholders (and holders of our other equity-based interests and long-term incentive cash awards) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of October 29, 2010 would be approximately $214.7 million;

•	refinance outstanding indebtedness, which, as of October 29, 2010, was approximately $185.8 million; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity contributions to be provided or secured as described below by Irving Place Capital Partners III, L.P. (an investment fund affiliated with Irving Place Capital) or other parties to whom it assigns a portion of its commitment;

•	the issuance of senior secured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, by a senior secured bridge credit facility);

•	subject to availability, borrowings under a senior secured revolving credit facility; and

•	cash on hand of the Company.

Parent has obtained the equity commitment letter and the debt commitment letters described below, which we refer to collectively as the “commitment letters.” The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We cannot assure you that the amounts committed under the commitment letters will be sufficient to complete the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Subsidiary to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $25,000,000, or the “Parent fee,” as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 74. The obligation of Parent to pay the Parent fee of $25,000,000 is guaranteed by the guarantor referred to below.

Equity Financing (Page 50)

Parent has entered into a letter agreement, which we refer to as the “equity commitment letter,” with Irving Place Capital Partners III, L.P., which we refer to as the “guarantor,” dated October 5, 2010, pursuant to which the guarantor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger in an aggregate amount up to $197,700,000. The guarantor may assign a portion of the equity commitment to co-investors, and its commitment will be reduced to the extent equity is provided by such co-investors.

The guarantor’s obligation to make the equity contribution contemplated by the equity commitment letter is generally subject to (i) the satisfaction or waiver of the conditions to the closing of the merger (except those conditions which by their nature cannot be satisfied except at the time of closing, provided that such conditions are actually satisfied or validly waived at the time of closing), (ii) the funding of the debt financing and (iii) the substantially concurrent consummation of the merger in accordance with the terms of the merger agreement.

Debt Financing (Page 50)

In connection with the entry into the merger agreement, Parent received debt commitment letters, dated October 5, 2010 (the “debt commitment letters”), from (i) Jefferies Finance LLC and RBC Capital Markets for bridge loans under a senior secured bridge facility in the amount of up to $250,000,000 (the “bridge financing”) and (ii) GE Antares Capital Corporation for a senior secured asset-based revolving credit facility providing for borrowings, subject to availability, in an amount of up to $60,000,000 (the “revolving credit financing”).

The facilities contemplated by the debt commitment letters are subject to a number of closing conditions included in the debt commitment letters, including, in the case of the bridge financing, “flex” provisions, which would allow the lenders to modify the terms of the bridge financing to the extent required for a successful syndication thereof, subject to the specified limitations. The debt commitment letters are subject to neither a due diligence nor a “market out” condition, which would have allowed the lenders not to fund their commitments if the financial markets are materially adversely affected. In the merger agreement, Parent and Merger Subsidiary have agreed to use their reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letters.

Parent has advised us that it is expected that, at the consummation of the merger, senior secured notes will be issued and sold in a private placement in lieu of a portion or all of the bridge financing described above.

Limited Guarantee (Page 51)

Pursuant to a limited guarantee delivered by the guarantor in favor of the Company, dated October 5, 2010, the guarantor has agreed to guarantee the obligation of Parent under the merger agreement to pay the Parent fee of $25,000,000, if it becomes due under the terms of the merger agreement.

Interests of Our Directors and Executive Officers (Page 44)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. Such interests include:

•	the accelerated vesting of all unvested stock options and restricted shares of Company common stock held by our directors and executive officers;

•	the accelerated vesting and payment of all outstanding unvested long-term and restricted cash awards issued to our executive officers pursuant to our long-term incentive award program;

•	the payment of severance benefits (pursuant to employment agreements with certain of our executive officers) in connection with certain qualifying terminations of employment that may occur following the merger;

•	the payment of retention bonuses to certain executive officers; and

•	the expected ownership of equity interests in Parent or its affiliates by certain executive officers after the completion of the merger.

Our board of directors was aware of these interests and considered that such interests may be different from or in addition to the interests of our stockholders generally, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to unanimously recommend that our stockholders vote for adoption of the merger agreement and approval of the merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Material United States Federal Income Tax Consequences of the Merger (Page 53)

The receipt of cash for shares of our common stock pursuant to the merger by U.S. holders will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder who receives cash for shares of our common stock will recognize capital gain or loss equal to the difference between the amount of cash received in exchange for such shares pursuant to the merger, and the U.S. holder’s adjusted tax basis in such shares. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 53 for more information. We urge you to consult your tax advisor about the tax consequences of the exchange of your shares of our common stock for cash pursuant to the merger in light of your particular circumstances.

Regulatory Approvals and Notices (Page 52)

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the “HSR Act,” has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the “FTC,” the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on October 20, 2010 and requested early termination of the waiting period. The applicable waiting period will terminate at 11:59 pm on November 19, 2010.

Litigation Relating to the Merger (page 56)

We are aware of the following lawsuit related to the merger:

On October 19, 2010, Robert Israeli, a purported stockholder of the Company, filed a purported class action lawsuit in the Circuit Court of St. Louis County, Missouri against the Company, the Company’s directors, and Irving Place Capital. The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties to the Company’s stockholders, including their duties of loyalty, good faith and independence, by entering into a merger agreement which provides for inadequate consideration to stockholders of the Company, and the Company and Irving Place Capital aided and abetted the Company’s directors’ alleged breaches of their fiduciary duties. The plaintiffs seek injunctive relief preventing the defendants from consummating the transactions contemplated by the merger agreement, or in the event the defendants consummate the transactions contemplated by the merger agreement, rescission of such transactions, and attorneys’ fees and expenses. The Company and the other defendants have not yet responded to the complaint. The Company believes that this lawsuit is without merit and intends to defend it.

The Merger Agreement (Page 57)

Treatment of Common Stock, Options and Restricted Shares (Page 58)

•	Common Stock. Each share of Company common stock outstanding immediately prior to the effective time of the merger (other than shares held by us or owned by Parent or any of its subsidiaries, or by stockholders who properly exercise their appraisal rights under Delaware law for such shares) will be converted at the effective time of the merger into the right to receive cash in the amount of $15.00 per share, without interest and less any applicable withholding taxes.

•	Options. At the effective time of the merger, each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled as of the effective time of the merger in exchange for the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event, no later than the earliest of (a) three business days after the effective time of the merger, (b) the end of the year in which the effective time of the merger occurs, or (c) the expiration of the original term of such option outstanding as of the effective time of the merger) a cash payment equal to the number of shares of our common stock subject to the option, multiplied by the excess, if any, by which $15.00 exceeds the exercise price of the option, less any applicable withholding taxes. Each option for which the exercise price per share of our common stock equals or exceeds $15.00 will be cancelled and have no further effect with no right to receive any consideration therefor.

•	Restricted Shares. At or immediately prior to the effective time, each outstanding Company restricted share will vest and become free of any restrictions and, as of the effective time of the merger, will be cancelled and converted into the right to receive $15.00 per restricted share less any applicable withholding taxes, without interest.

No Solicitations of Competing Proposals (Page 65)

In the merger agreement, we have agreed that we will not, among other things:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined on page 67) or any proposal that is reasonably likely to lead to any Acquisition Proposal;

•	enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any third party that to the Company’s knowledge is seeking to make, or has made, an Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal;

•	make an Adverse Recommendation Change (as defined on page 66); or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument that constitutes or relates to an Acquisition Proposal or enter into any agreement that requires the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement.

Notwithstanding these restrictions, we may enter into negotiations or discussions with a third party with respect to an Acquisition Proposal if our board of directors believes it is a Superior Proposal (as defined on page 67) or may lead to a Superior Proposal and follows certain procedures set forth in the merger agreement. In addition, at any time prior to the adoption and approval of the merger agreement by out stockholders, subject to certain limitations set forth in the merger agreement, our board of directors may make an Adverse Recommendation Change if our board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Conditions to the Merger (Page 72)

The respective obligations of the Company, Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required antitrust approvals, the absence of legal prohibitions on completion of the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Subsidiary to consummate the merger is also subject to the Company’s fulfillment of the condition that since the date of the merger agreement, there has not occurred and there is not continuing any material adverse effect on the Company, as described under “The Merger Agreement — Representations and Warranties” beginning on page 60.

Termination (Page 73)

The Company and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before of after the adoption of the merger agreement by our stockholders, as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by April 5, 2011 (however, this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement results in the failure of the merger to be consummated by April 5, 2011);

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	there is a permanent legal prohibition to completing the merger.

•	by Parent, if:

•	an Adverse Recommendation Change (as defined on page 66) has occurred;

•	the Company has willfully breached in any material respect any of its obligations under the non-solicitation provisions set forth in the merger agreement;

•	a third party commences a tender offer or exchange offer for Company common stock that constitutes an Acquisition Proposal (as defined on page 67) or an Acquisition Proposal is publicly announced and, within ten business days after the public announcement of such Acquisition Proposal, the Company fails to publicly reaffirm the Company’s board of director recommendation for approval of the proposal to adopt the merger agreement;

•	the Company fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act of 1934 within ten business days after the commencement of such Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer);

•	the Company fails to include the Company board recommendation in the proxy statement;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the merger agreement has occurred that would cause the condition to closing relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement not to be satisfied and such breach or failure is not cured by the earlier of April 5, 2011 or thirty days following the Company’s receipt of written notice of such breach or failure, provided that, at the time of the delivery of such notice, Parent is not in material breach of its obligations under the merger agreement; or

•	a material adverse effect on the Company shall have occurred since the date of the merger agreement that is not capable of being cured prior to April 5, 2011.

•	by the Company, if:

•	at any time prior to the adoption of the merger agreement by our stockholders, (i) our board of directors authorizes the Company to enter into an alternative acquisition agreement concerning an acquisition proposal that the board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes a Superior Proposal (as defined on page 67), provided that (A) prior to termination, the Company gives Parent written notice of its intention to terminate the merger agreement, (B) during a three business day period following Parent’s receipt of such notice, the Company offers to negotiate (and, if accepted, negotiated in good faith) with Parent in making adjustments to the terms and conditions of the merger agreement, (C) the board of directors determines in good faith after such three business day period that the alternative transaction continues to be a Superior Proposal and (D) the board of directors shall have determined in good faith, after consulting with and receiving the advice of outside counsel, that failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duty; (ii) concurrently with the termination of the merger agreement, we enter into a definitive alternative acquisition agreement with respect to a Superior Proposal and (iii) prior to, or concurrently with, such termination, we pay to an affiliate of Parent the termination fee discussed under “The Merger Agreement — Termination Fees and Expenses;”

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the merger agreement has occurred that would cause the condition to closing relating to the accuracy of the representations and warranties of Parent or Merger Subsidiary or compliance by Parent or Merger Subsidiary with their obligations under the merger agreement not to be satisfied and such breach or failure is not cured by the earlier of April 5, 2011 or thirty days following Parent’s receipt of written notice of such breach or failure, provided that, at the time of delivery of such written notice, the Company is not in material breach of its obligations under the merger agreement; or

•	if at least 5 business days have passed since the Company has notified Parent that it believes the conditions to closing have been satisfied, all the closing conditions to the merger agreement (other than those conditions that by their nature are to be satisfied by actions taken at closing) have been satisfied or, to the extent permissible, waived by the party entitled to the benefit of such conditions, and Parent and Merger Subsidiary fail to consummate the merger within two business days following the date on which the closing should have occurred.

Termination Fees (Page 74)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 73:

•	the Company may be obligated to pay to an affiliate of Parent a termination fee of $6,440,000, plus the documented reasonable out-of-pocket fees and expenses incurred by Parent and Merger Subsidiary in connection with the merger agreement up to an aggregate of $2,000,000; or

•	Parent may be obligated to pay the Company the Parent fee of $25,000,000. The guarantor has agreed to guarantee the obligation of Parent to pay the Parent fee of $25,000,000 pursuant to the limited guarantee.

Market Price of Company Common Stock (Page 78)

The closing price of Company common stock on The Nasdaq Capital Market, or “Nasdaq,” on October 4, 2010, the last trading day prior to the public announcement of the merger agreement, was $14.72 per share of Company common stock. On October 29, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the Nasdaq was $15.08 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page 80)

Stockholders are entitled to appraisal rights under the Delaware General Corporation Law, or the “DGCL,” in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must:

•	submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement;

•	not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement; and

•	continuously hold your Company common stock, from the date you make the demand for appraisal through the closing of the merger.

Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 80 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page 83)

If the merger is completed, Company common stock will be delisted from the Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” As such, we would no longer file periodic reports with the SEC on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the merger, merger agreement and the special meeting. These questions and answers may not address all of the questions that may be important to you as one of our stockholders. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety.

Q:	What is the proposed transaction and what effects will it have on the Company?

A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Subsidiary will merge with and into the Company and we will continue as the surviving corporation.

The merger will have the following effects when it is completed:

• Parent will own all of our common stock and we will be privately owned;

• You will no longer own any shares in us;

• You will no longer have an interest in our future earnings or growth;

• We will cease to be a publicly traded company and will no longer be listed or traded on the Nasdaq; and

• We will no longer file annual, quarterly and current reports with the SEC on account of Company common stock.

Q:	What will I receive when the merger occurs?

A:	For every share of our common stock owned at the effective time of the merger, you will have the right to receive $15.00 in cash, without interest, less any applicable withholding taxes unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $1,500 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q:	How does the per share merger consideration compare to the market price of Company common stock prior to the announcement of the merger?

A:	The per share merger consideration represents a premium of 18% over the average closing share price of $12.71 during the last 30 trading days ending October 4, 2010, the last trading day prior to the public announcement of the merger agreement, and a 25% premium over Thermadyne’s average closing share price of $12.05 during the last 90 trading days ending October 4, 2010.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq. In addition, if the merger is not consummated, we expect that, except as otherwise noted in this proxy statement, management will operate our business in a manner similar to the manner in which it currently is being operated and that our stockholders will continue to be subject to the same risks and opportunities as they currently are.

Under specified circumstances, the Company may be required to pay to an affiliate of Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 74.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock on the record date. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.”

Q:	Where and when is the special meeting?

A:	We will hold a special meeting of our stockholders on December 2, 2010 at 10:00 a.m. Eastern time, at the Hilton New York, located at 1335 Avenue of the Americas, New York, NY 10019.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement;

• to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

• to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of record of Company common stock as of the close of business on October 29, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders holding at least a majority of the voting power of our common stock outstanding as of the close of business on the record date and entitled to vote will constitute a quorum for the special meeting.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, you will, unless other arrangements are made (such as provision of a proxy), retain your right to vote at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q:	May I attend the special meeting?

A:	All stockholders of record as of the close of business on October 29, 2010, the record date for the special meeting, may attend the special meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the special meeting, you must present proof of your ownership of our common stock, such as a bank or brokerage account statement, to be admitted to the meeting. You also must present at the meeting a proxy issued to you by the holder of record of your shares.

Q:	What vote is required to approve the adoption of the merger agreement and to approve the adjournment of the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement?

A:	The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of our common stock. Approval of the adjournment of the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter, even if less than a quorum. If you fail to vote on the merger agreement, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to adopt the merger agreement.

Q:	How does our board of directors recommend that I vote on the proposals?

A:	The board of directors unanimously recommends that you vote:

• “FOR” the proposal to adopt the merger agreement; and

• “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

You should read “The Merger — Reasons for the Merger; Recommendations of the Board of Directors” beginning on page 30 for a discussion of factors that our board of directors considered in deciding to recommend the approval of the proposal to adopt the merger agreement. See also “The Merger — Interests of Our Directors and Executive Officers” beginning on page 44.

Q:	How do our directors and executive officers intend to vote?

A:	As of the record date, our directors and executive officers held and are entitled to vote, in the aggregate, 351,987 shares of our common stock, representing 2.6% of our outstanding shares, excluding options to purchase shares of our common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of our common stock owned as of the record date “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger — Interests of Our Directors and Executive Officers” beginning on page 44.

Q:	How do I vote?

A:	After carefully reading and considering the information contained in this proxy statement, and whether or not you plan to attend the special meeting in person, please complete, sign, date and return your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented and voted at the special meeting. In addition, you may deliver your proxy via telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. If you sign your proxy and do not indicate how you want to vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote. Please remember that if you fail to vote on the merger agreement, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the proposal to adopt the merger agreement.

Q:	If my shares are held in “street name” by my broker, banker or other nominee will my broker or banker vote my shares for me?

A:	Your broker, banker or other nominee will not vote your shares of our common stock without specific instructions from you. You should instruct your broker, banker or other nominee to vote your shares of our common stock by following the instructions provided to you by such firm. Failure to instruct your broker to vote your shares will have the effect of voting “AGAINST” adoption of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to adopt the merger agreement.

Q:	What does it mean if I receive more than one proxy card?

A:	This means you own shares of common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this by (i) delivering prior to the special meeting a written notice of revocation addressed to our Secretary at 16052 Swingley Ridge Road, Suite 300, St. Louis, Missouri 63017, (ii) completing and submitting prior to the special meeting a new proxy card bearing a later date, (iii) submitting a later-dated proxy using the telephone or Internet voting procedures on the proxy card prior to the deadline of 11:59 p.m., Eastern time, on December 1, 2010 or (iv) attending the special meeting and voting in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:	How are votes counted?

A:	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you abstain or fail to vote, it will have the same effect as if you voted “AGAINST” the adoption of the merger agreement. Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as “broker non-votes.” These broker non-votes will be counted for purposes of determining a quorum but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will count for the purpose of determining whether a quorum is present, but will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Should I send in my stock certificates now?

A:	No. You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES IN NOW.

Q:	I do not know where my stock certificate is. How will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. These materials will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to us in order to cover any potential loss.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly after the special meeting. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we are targeting to complete the merger by the end of calendar year 2010; however, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed to by the parties or at all.

Q:	What are the federal income tax consequences of the merger to stockholders?

A:	In general, your exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” for more information. We urge you to consult your tax advisor about the tax consequences of the exchange of your shares of our common stock for cash pursuant to the merger in light of your particular circumstances.

Q:	Do stockholders have appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Delaware law in connection with the merger if you take certain actions and meet certain conditions. See “The Merger — Appraisal Rights of Stockholders” beginning on page 53 and “Appraisal Rights” beginning on page 80.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	This proxy solicitation is being made and paid for by the Company. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. We will pay MacKenzie Partners, Inc. approximately $9,000 plus out-of-pocket expenses for its assistance. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, but they will not be paid any additional amounts for soliciting proxies.

Q:	What should I do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referenced under “Where You Can Find More Information” beginning on page 84, and to consider how the transaction affects you as a stockholder. Then mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may deliver your proxy via telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. Please act as soon as possible so that your shares of Company common stock will be voted at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent in connection with the merger, at the following address and toll-free phone number: 105 Madison Avenue, New York, New York 10016, toll-free at 1-800-322-2885.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written instruments made or to be made by us, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the appearance in such a statement of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “foresee,” “likely,” “future” or “will” and similar expressions, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, facts and matters contained in this document, and the following factors:

•	the current market price of our common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our common stock;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including termination under circumstances that could require us to pay a termination fee;

•	the inability to consummate the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to consummate the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	our remedies against Parent with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•	the failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the announced merger;

•	the potential inability to respond effectively to competitive pressures, industry developments and future opportunities due to restrictions imposed in the merger agreement;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger, whether or not the merger is completed;

•	the outcome of legal proceedings that have been and may be initiated against us and/or others related to the merger; and

•	the impact of a change of control under our debt instruments and potential limits on our ability to use net operating loss carryforwards; and

•	the matters discussed under “The Merger — Reasons for the Merger; Recommendations of the Board of Directors” beginning on page 30.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 84).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of performance or results. There can be no assurance that forward looking statements will prove to be accurate. Stockholders should also understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

PARTIES TO THE MERGER

The Company

Thermadyne Holdings Corporation

16502 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
(636) 728-3000

The Company is a Delaware corporation with its headquarters in St. Louis, Missouri. We are a leading global designer and manufacturer of gas and arc cutting and welding products, including equipment, accessories and consumables. See also “Where You Can Find More Information” beginning on page 84. Company common stock is publicly traded on Nasdaq under the symbol “THMD.”

Parent

Razor Holdco Inc.

c/o IPC Manager III, L.P.
277 Park Avenue, 39th Floor
New York, New York 10172

Parent is a Delaware corporation that was formed by Irving Place Capital solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and related financing transactions. IPC is a private equity firm focused on making equity investments in middle-market companies in the form of buyouts, recapitalizations and growth capital investments. Since its formation in 1997, IPC has been an investor in more than 50 companies and has raised over $4.0 billion of equity capital, including its current $2.7 billion institutional fund. Following consummation of the merger, Parent will own all of our outstanding common stock and we will be a direct wholly-owned subsidiary of Parent.

Merger Subsidiary

Razor Merger Sub Inc.

c/o IPC Manager III, L.P.
277 Park Avenue, 39th Floor
New York, New York 10172

Merger Subsidiary is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Subsidiary is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Subsidiary will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held at 10:00 a.m., Eastern time, on December 2, 2010 at the Hilton New York, located at 1335 Avenue of the Americas, New York, NY 10019. We are sending this proxy statement to you in connection with the solicitation of proxies for use at the special meeting and any adjournments or postponements of the special meeting.

Purpose

At the special meeting, stockholders will be asked to:

•	consider and vote upon a proposal to adopt the merger agreement;

•	approve a proposal to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Our Board Recommendation

The board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders and has unanimously approved the merger, the merger agreement and the transactions contemplated thereby. The board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” the adjournment of the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date, Outstanding Shares and Quorum

We have fixed the close of business on October 29, 2010 as the record date for the special meeting, and only holders of record of Company common stock on the record date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 13,556,813 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly presented at the special meeting. Votes may be cast at the special meeting in person or by proxy.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and at any adjourned special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

The merger cannot be completed unless the adoption of the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of our common stock. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the adjournment of the meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter, even if less than a quorum. For the proposal to adjourn the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, in order to vote, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. You may also vote your shares by telephone or Internet using the instructions on your proxy card. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all the proxy cards you have received to ensure that all your shares are voted.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at 1-800-322-2885.

It is important that you vote your shares of Company common stock promptly. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the internet. Stockholders who attend the special meeting may revoke their proxies by voting in person.

As of October 29, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 351,987 shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted shares), representing 2.6% of our outstanding shares on the record date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of our common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Voting of Proxies

Shares of our common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the Secretary of the Company will be voted at the special meeting in accordance with specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The board of directors does not know of any matters other than those described in the notice of the special meeting that are expected to come before the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment unless authority is specifically withheld.

Revocation of Proxies

Any holder of shares of our common stock giving a proxy with respect to such shares may revoke it at any time prior to its exercise at the special meeting by sending us a written notice of such revocation or completing and submitting a new proxy card bearing a later date to our Secretary at our executive offices, or attending the special meeting and voting in person. You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of 11:59 p.m., Eastern time, on December 1,

2010. Attendance at the special meeting will not, by itself, constitute revocation of a proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Solicitation of Proxies and Expenses

The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $9,000. The Company will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, but they will not be paid any additional amounts for soliciting proxies.

Adjournment or Postponement of the Special Meeting

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at 1-800-322-2885.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Background of the Merger

The board of directors of the Company, or the “board of directors,” in the ordinary course of business continually reviews the Company’s business, strategic direction, performance and prospects in the context of developments in our industry and the competitive landscape in the markets in which the Company operates. Our board of directors has from time to time held discussions on strategic alternatives focused on exploring ways to enhance stockholder value.

In late 2005 and early 2006, the Company engaged in a marketing process for one of its product lines. A competitor of the Company in several of its product lines (“Party A”) submitted the highest range of valuation in a non-binding offer. Following extensive due diligence, Party A substantially lowered its offer price, and the Company terminated the process.

In June 2007, the Company engaged a financial advisor to explore possible strategic alternatives. The Company’s financial advisor approached a number of potential financial and strategic buyers from July 2007 to September 2007, but did not initially approach any of the Company’s competitors due to concerns regarding the risks of competitive harm. In October 2007, potential buyers that had been approached by the Company’s financial advisor and expressed interest in acquiring the Company all withdrew their interest.

In October 2007, Party A approached the Company to engage in negotiations regarding an acquisition of the Company by Party A. In late 2007 and early 2008, the Company and Party A engaged in negotiations regarding the purchase of the Company by Party A and entered into a confidentiality agreement allowing for the limited exchange of information between the parties’ respective antitrust counsel for the purpose of assessing risk of review and likelihood of approval by antitrust authorities. After exchanging and reviewing such information, Party A expressed serious concern about the potential U.S. antitrust risk in a potential transaction and made clear its unwillingness to move forward with any transaction that was not fully conditional on receiving antitrust approval on an unconditional basis, and in March 2008, the negotiations between the Company and Party A terminated.

During the second half of 2009, representatives of the Company had preliminary discussions with a competitor of the Company that had expressed interest in acquiring certain businesses of the Company. During this period, the Company also engaged in discussions with a private equity firm (“Party B”) regarding various potential strategic transactions, including the acquisition of the Company by Party B and the possibility of entering into certain strategic combinations between the Company and certain competitors of the Company.

In March 2010, a financial advisor to Party A contacted Mr. Paul Melnuk, our Chairman of the board, about the possibility of Party A’s acquisition of the Company. Mr. Melnuk, based on past experiences with Party A, advised that the Company had concerns about Party A’s interest and ability to execute a transaction on terms acceptable to the Company.

On March 23, 2010, Mr. Melnuk and Company management met with Party B. The parties re-engaged to discuss the possibility of pursuing an acquisition of the Company by Party B. Additionally, management presented certain confidential information to Party B during and following this meeting.

At a March 31, 2010 special meeting of the board of directors, Mr. Melnuk reported on Party B’s interest in pursuing a strategic transaction with the Company. The board of directors discussed engagement of a financial advisor and outside counsel and related process considerations.

In early April 2010, Party A’s financial advisor advised Mr. Melnuk of Party A’s interest in acquiring the Company and its willingness to divest one of the overlapping businesses in the event of any concerns raised by antitrust authorities.

On April 23, 2010, Party B submitted a written proposal to acquire the Company for a purchase price of $10.00 per share, subject to a 45-day period of exclusivity to allow Party B to perform its due diligence as contemplated in a draft exclusivity agreement.

At an April 26, 2010 special meeting of the board of directors, the board of directors considered presentations by three investment banking firms, including Oppenheimer & Co., Inc. (“Oppenheimer”) in connection with the potential engagement of a financial advisor by the Company.

The following day, the board of directors held a regular meeting in conjunction with the 2010 annual stockholders meeting. Armstrong Teasdale LLP (“Armstrong Teasdale”), counsel to the Company, and Bryan Cave LLP (“Bryan Cave”), counsel to the board of directors, were also present and participated in the meeting. The board of directors discussed the adequacy of Party B’s expression of interest and its requirement for a 45-day exclusivity period. The board of directors also discussed the prospects of the Company on a stand-alone basis. The board of directors directed Mr. Melnuk to inform Party B that its proposed price was not compelling, and that the Company was engaging a financial advisor to assist the board of directors in evaluating the Company’s strategic alternatives.

On May 11, 2010, the Company entered into an engagement letter with Oppenheimer, as its exclusive financial advisor.

On May 25, 2010, Party B submitted a revised proposal, which included a price of $11.50 per share and required a 45-day exclusivity period. Party B also proposed that the Company would reimburse Party B for expenses of up to $1.5 million it would incur under certain circumstances in connection with its investigation of a potential transaction.

On May 25, 2010, Mr. Melnuk called the Chief Executive Officer of Party A to inform him that the board of directors had decided to evaluate strategic alternatives. Mr. Melnuk informed Party A of the importance to the board of directors of pursuing a transaction that provided a high level of certainty of completion and that the Company would not accept a proposal from Party A contingent upon receiving unconditional antitrust approval.

At a May 25, 2010 special meeting of the board of directors, Mr. Melnuk reported that Oppenheimer and Company management were drafting a Confidential Information Memorandum using information provided by Company management for use in a potential marketing process. The board of directors reviewed the updated proposal from Party B. Mr. Melnuk also reported that in his recent discussions with Party A, Party A indicated a willingness to accept antitrust risk if the parties were to re-engage in discussions regarding a transaction, including divestiture of product lines if necessary. The board of directors directed Oppenheimer to contact Party B to explore its proposal and Party A’s financial advisors to facilitate next steps with Party A.

On May 28, 2010, Mr. Melnuk contacted the Chief Executive Officer of Party A to discuss a meeting scheduled for June 3, 2010. Party A indicated concern about receiving certain foreign antitrust approval and indicated that Party A had engaged foreign antitrust counsel to assess potential antitrust issues in any possible strategic transaction between Party A and the Company. Mr. Melnuk directed the Company also to engage foreign antitrust counsel to review a potential combination in preparation for the meeting.

At a June 1, 2010 special meeting of the board of directors, Oppenheimer reported on its meetings with Party B and Party A’s financial advisors. The board of directors instructed Oppenheimer to share certain financial and other information with Party B and other potential buyers. The board of directors discussed the issues to be addressed at the June 3, 2010 meeting with Party A, including its position on potential antitrust issues. The board of directors also discussed the activities and timing of a marketing process with respect to a potential sale of the Company.

On June 1, 2010, Mr. Melnuk, Mr. Varsam, general counsel of the Company, and Armstrong Teasdale had a conference call with the Company’s foreign antitrust counsel, regarding potential antitrust issues in the context of a potential transaction with Party A. Armstrong Teasdale also continued its review of potential U.S. antitrust considerations.

On June 3, 2010, the Company and Party A met together with their respective advisors. The parties discussed the Confidential Information Memorandum (a copy of which had been provided to Party A the previous day), and developments in the Company’s business since the last exchange of information in 2007. Mr. Melnuk noted that the parties’ previous exploration of a possible strategic combination ended with a disagreement regarding the allocation of antitrust risk and reiterated that, in light of concerns of the board of directors, any proposal from Party A should not be contingent on receiving antitrust approval in any jurisdiction. After discussion, the parties agreed to have their respective legal counsels share additional data and update their assessment of the potential antitrust risks associated with a combination. Party A’s CEO agreed to endeavor to provide two separate indications of interest within the following week, one of which would include a proposal with respect to the acquisition of the entire Company and the other which would include a proposal for the acquisition of the entire Company but exclude certain of the Company’s foreign operations.

At a June 8, 2010 special meeting of the board of directors, Mr. Melnuk and Oppenheimer reported on the June 3, 2010 meeting with Party A, and noted their view that Party A had not prepared any substantive analysis of a proposed transaction for that meeting. The board of directors discussed its continuing concerns with Party A based on the June 3, 2010 meeting and its prior unproductive interactions with Party A. The board of directors instructed Oppenheimer to communicate to Party A that it would be beneficial to Party A to provide the requested indications of interest along with its position on antitrust considerations prior to the meeting of the board of directors scheduled to occur the following week.

The board of directors considered the ongoing discussions with Party A and Party B, and assessed the interest and willingness of each party to consummate a transaction on terms acceptable to the board of directors. Oppenheimer provided its perspective on proceeding with one or both of the existing proposals and noted the advantages of continuing to pursue the broader marketing process that the board of directors had been considering. Following discussion with Oppenheimer regarding possible approaches, the board of directors instructed Oppenheimer to continue pursuing discussions with Party B to seek to improve the financial terms of its proposal and to further clarify the parameters of, and possible exceptions to, its exclusivity request. Bryan Cave provided to the board of directors a review of the directors’ fiduciary duties, particularly in context of the ongoing discussions and actions being taken by the board of directors. The board of directors also discussed with Oppenheimer other potential financial and strategic buyers for the Company, and authorized Oppenheimer to begin contacting potential buyers. The board of directors also directed Oppenheimer to continue discussions with Party A on a parallel path.

Following the June 8, 2010 board of directors meeting, Oppenheimer began contacting potential buyers in addition to continuing discussions with Party A and Party B. Of the 55 additional potential buyers contacted between June 8, 2010, and July 20, 2010, 15 were strategic buyers and 40 were financial buyers, including Irving Place Capital, which we sometimes refer to as “IPC.” Confidentiality agreements were executed with 33 of those potential buyers, including IPC, and Oppenheimer delivered a Confidential Information Memorandum to each of them. Oppenheimer communicated to the potential buyers that preliminary indications of interest were due during a timeframe from late June to early July.

At a June 10, 2010 special meeting of the board of directors, Oppenheimer reported on its contact with potential financial and strategic buyers. Oppenheimer also discussed its recent contact with Party A’s financial advisors regarding Party A’s level of interest in a transaction and its outstanding request that Party A provide an indication of interest. Oppenheimer also reported it had, per the board of directors’ instructions, advised Party B that the Company would not continue to engage in discussions with Party B without an updated indication of interest with a price of at least $12.50 per share and that the Company expected to engage in a marketing process while Party B was conducting its due diligence. Party B indicated its offer would remain at $11.50 if the Company engaged in a marketing process but that it could increase the price to $12.50 per share if the Company entered into an exclusivity agreement with Party B.

From June 10 through June 23, 2010, Armstrong Teasdale and Party A’s antitrust counsel negotiated a confidentiality agreement between the parties’ antitrust counsel to share information to facilitate antitrust analysis. On June 24, 2010, the confidentiality agreement was executed, and on June 25, 2010, antitrust counsel for the Company and Party A exchanged relevant information.

At special meetings of the board of directors on June 15, 2010, June 18, 2010 and June 22, 2010, Oppenheimer reported on the status of the marketing process and Mr. Melnuk reported on the recent discussions with Party A regarding potential U.S. and foreign antitrust risk.

At a June 29, 2010 special meeting of the board of directors, Oppenheimer reported that Party B had withdrawn its indication of interest and was no longer interested in pursuing a transaction with the Company. Oppenheimer informed the board of directors of the details of the three preliminary indications of interest it had received to date, with indications of value of between $10.65 and $15.00 per share. The board of directors discussed the scope and timing of the process and the status of the active financial and strategic buyers. Mr. Quinn, the President of the Company, and Armstrong Teasdale provided information to the board of directors about the process of gathering and exchanging information with Party A to assess potential antitrust concerns in the United States and certain foreign jurisdictions.

At a July 6, 2010 special meeting of the board of directors, Oppenheimer provided to the board of directors an update on potential buyers contacted by Oppenheimer, including three additional parties who had submitted indications of interest with preliminary value ranges between $12.50 and $13.55 per share. The board of directors discussed the timetable for management presentations and submissions of final proposals, and, with input from legal counsel, considered valuation, execution risk and anticipated timing of a transaction with potential strategic buyers as compared with financial buyers. Mr. Melnuk reported on recent communications with Party A, indicating that the parties were continuing to exchange information regarding certain foreign markets, and that he expected Party A to submit the previously requested proposal the following week.

Throughout early and mid-July, the Company’s antitrust counsel continued to analyze potential foreign antitrust issues and engaged in discussions with Party A’s foreign antitrust counsel.

At a July 13, 2010 special meeting of the board of directors, Oppenheimer described to the board of directors three additional indications of interest received from potential financial buyers, with preliminary value ranges between $10.00 and $14.00 per share, including a preliminary indication of interest from IPC, with a range of $13.00 to $14.00. Mr. Melnuk reported that Party A had not submitted a proposal, but instead had informed him that its foreign counsel had concluded there was a high likelihood that a proposed transaction would be reviewed and not approved in certain foreign jurisdictions, and therefore it was unwilling to accept certain foreign antitrust risk. Mr. Melnuk also reported that the Company’s foreign antitrust counsel was instructed to contact Party A’s foreign antitrust counsel to discuss the perceived risk in connection with a potential transaction.

From July 15, 2010 through August 11, 2010, management presentations took place with eight of the nine bidders who had submitted preliminary indications of interest deemed to be acceptable. No strategic bidders submitted indications of interest during such period. On July 23, 2010, each of those eight bidders was provided access to an online data room.

On July 28, 2010, Party A submitted a data request to Oppenheimer on certain foreign operations. Party A’s financial advisor communicated to Oppenheimer that it was considering an offer for the Company, excluding certain foreign operations, and wanted information to be able to value such operations.

At a July 29, 2010 regular meeting of the board of directors, Oppenheimer provided a status report on the marketing process, noting the relative levels of activity of the potential bidders in the process. Oppenheimer also updated the board of directors on the data request received from Party A on July 28, 2010.

On August 4, 2010, after discussions between Company management and Party A regarding its information request from July 28, 2010, Company management delivered to Party A certain information that Company management considered not to be competitively sensitive.

At an August 10, 2010 special meeting of the board of directors, Oppenheimer provided an update on the active discussions that were occurring with the potential bidders. Oppenheimer and Mr. Melnuk reported that Party A continued to express its interest in submitting a bid. The board of directors discussed the next steps of the process, including distribution of a process letter to potential bidders and the potential final bid date of September 14, 2010.

On August 18, 2010, Oppenheimer contacted Party A’s financial advisors to inquire about the timing of delivery of the previously discussed indication of interest from Party A. Oppenheimer explained that, if Party A were still interested in submitting an indication of interest, it should do so as soon as possible, as other interested bidders were moving forward in the process.

On August 25, 2010, Party A sent Mr. Melnuk an indication of interest to acquire all of the Company’s shares for $16.25 per share, subject to due diligence. Party A’s proposal provided that it would be willing to divest any business segment(s) with less than $50 million in net sales in 2009 in order to facilitate U.S. and certain foreign antitrust approval, and that if the transaction did not receive approval from either U.S. or certain foreign antitrust authorities, Party A could terminate the transaction, in which event it would reimburse the Company for up to $2 million in out-of-pocket expenses.

At an August 26, 2010 special meeting of the board of directors, Oppenheimer reviewed the recent conversations with the potential bidders regarding ongoing due diligence. In addition, Bryan Cave reviewed and discussed with the board of directors the terms of the proposed merger agreement to be provided to the bidders. Oppenheimer also reviewed Party A’s proposal. Mr. Melnuk reported that he had spoken to Party A’s CEO, who confirmed that Party A would require the Company to share antitrust risk in connection with a proposed transaction. The board of directors discussed the terms of Party A’s proposal, and its view that it created significantly more uncertainty compared with other proposals the Company was considering.

On August 27, 2010, the Company posted to the data room the proposed form of merger agreement.

On August 27, 2010, at the board of directors’ direction, Oppenheimer contacted Party A’s financial advisors to discuss Party A’s indication of interest. Party A’s financial advisors indicated that Party A believed that a transaction structure that excluded certain of the Company’s foreign operations was unattractive from an operational and tax perspective. Party A’s financial advisors also explained that Party A’s foreign counsel believed the combination was not likely to receive antitrust approval in certain jurisdictions and Party A therefore required a transaction structure conditioned on receipt of antitrust approval. Oppenheimer informed Party A’s financial advisor that Oppenheimer would continue to discuss the indication of interest with the board of directors. Oppenheimer noted again that the sale process for the Company was proceeding and final bids were due September 14, 2010.

On August 29, 2010, Oppenheimer contacted Party A’s financial advisors to further discuss Party A’s indication of interest. During this discussion, Oppenheimer indicated that Party A’s proposal was inadequate in three areas — financial consideration, assumption of potential anti-trust risk, and compensation for transaction termination. Nonetheless, Oppenheimer, at the board of directors’ direction, gave Party A an opportunity to continue its due diligence and offered to provide selected information in the data room so that Party A could submit an improved bid by the September 14, 2010 deadline. Following this conversation, Oppenheimer sent a data room index to Party A’s financial advisor and requested that they provide a list of requested priority items in the data room. Party A’s financial advisors stated their intention to respond promptly.

At an August 30, 2010 special meeting of the board of directors, Oppenheimer informed the board of directors that it had communicated to Party A’s financial advisor that the board of directors was concerned that Party A’s current proposal still had significant transaction uncertainty, that other potential bidders continued to engage in due diligence, and that the September 14, 2010 bid deadline was approaching. Mr. Melnuk reported that he had provided the same message to Party A’s CEO.

The Company’s foreign antitrust counsel presented to the board of directors the history of its exchange of information with Party A’s foreign antitrust counsel, as well as its analysis of potential foreign antitrust risk. The Company’s foreign antitrust counsel believed that it was highly likely that a certain foreign jurisdiction would review the potential anticompetitive effect of the proposed transaction in such jurisdiction, and possibly require divestiture or enjoin the transaction. The board of directors discussed the delays, uncertainties and negative impact on the Company’s ongoing business that would likely arise in connection with such foreign antitrust review. Armstrong Teasdale described the process of assessing the potential U.S. antitrust risk, taking into account Party A’s willingness, as expressed in its indication of interest, to divest a business segment(s) of up to $50 million in annual sales, if necessary. The board of directors discussed the product segments most likely to receive attention from the FTC or DOJ and reviewed Armstrong Teasdale’s analysis.

The board of directors discussed possible next steps and timing necessary to complete a transaction for Party A and other bidders. Bryan Cave advised the directors about their fiduciary duties in this context and the ability of the board of directors, in the discharge of its fiduciary duties, to consider the risk of non-consummation of a transaction and the risk of delay and uncertainty in bids it may receive. Oppenheimer reviewed the history of the discussions with Party A over the past three months, including Party A’s repeated delays in following through on agreed upon next steps, as well as Party A’s unacceptable position on antitrust risk. The board of directors also discussed potential adverse consequences to the Company of non-consummation of a transaction.

On September 5, 2010, Oppenheimer contacted Party A’s financial advisor to request an update on their activities, as Oppenheimer still had not received a response to the data room index that they had provided to Party A’s financial advisor on August 29, 2010. Party A’s financial advisor informed Oppenheimer that Party A intended to provide a response that day or the next day. Party A’s financial advisor submitted their request list on September 7, 2010, and Oppenheimer and the Company contacted Party A’s financial advisor to discuss the request list. Following this conversation, on September 7, 2010, the Company provided Party A with data room access to certain information Party A had requested.

At a September 7, 2010 special meeting of the board of directors, Oppenheimer updated the board of directors on its discussions with Party A’s financial advisors, and provided the board of directors an update on the activities of other potential buyers who were likely to submit proposals by the September 14, 2010 deadline.

On September 14, 2010, three financial bidders delivered definitive bids. The other four financial bidders in the process did not deliver definitive bids, and no strategic bidders submitted bids. Party C offered $13.00 per share, subject to a period of approximately three weeks for further due diligence, and provided financing commitments for approximately $230 million, which together with equity commitments would be sufficient to pay the balance of the purchase price and associated transaction expenses. Party C also provided a revised draft of the merger agreement. Party D offered $14.00 per share, subject to a 20-day period for additional due diligence but did not include a revised draft of the merger agreement. Party D’s proposal included financing commitments for approximately $135 million, but noted a significant portion of its financing commitment package had been recently withdrawn by a potential lender. IPC offered $13.75 per share, subject to no further due diligence, and provided a revised draft of the merger agreement and included financing commitments in the amount of approximately $235 million, which together with equity commitments would be sufficient to pay the balance of the purchase price and associated transaction expenses. In addition, IPC’s and Party C’s bids contemplated entering into a voting agreement with Angelo, Gordon & Co., L.P., as investment manager for certain stockholders of the Company who beneficially own approximately 33% of the outstanding shares of Company common stock, to support the merger.

On September 15, 2010, Party A submitted a proposal to the Company with two alternative structures. One structure contained an offer of $18.50 per share contingent on obtaining certain foreign regulatory approval and an alternative structure proposed $14.00 per share which was not contingent on foreign approval. Under either alternative, the transaction would be contingent on receipt of U.S. regulatory approvals, provided Party A would accept an obligation to divest any business segment(s) with 2009 sales of less than $30 million. Under the $18.50 per share alternative, if U.S. regulatory approval required the divestiture of any segment with 2009 sales of $30 million or more, the transaction could be terminated by Party A and Party A would obligated to reimburse the Company for expenses of up to $2 million. Under the $14.00 per share alternative, if U.S. regulatory authorities required the divestiture of any segment with reported 2009 sales of $30 million or more, the transaction could be terminated with a termination fee of 3% of the transaction value payable to the Company. The proposal was subject to both completion of final due diligence and negotiation of transaction documents over a 30-day period following acceptance of the offer. Under either alternative, Party A’s proposal required that the parties jointly approach U.S. and certain foreign antitrust authorities during its 30-day due diligence period to conduct an “informal review” of the proposed transaction. Party A did not submit a mark-up of the merger agreement as part of its proposal.

At a September 15, 2010 special meeting of the board of directors, the board of directors discussed the bids received from IPC and from Parties A, C and D, and noted that except for the proposal from IPC, all of the proposals included a request for additional time to complete due diligence. Oppenheimer noted that IPC’s bid was the closest to execution and therefore Oppenheimer believed it offered the highest degree of certainty of completion. The board of directors expressed concern about providing Party A and others with two to four weeks for additional due diligence and the potential negative impact the delay could have on IPC’s proposal. The board of directors also discussed its concern regarding Party A’s intention to discuss the transaction with U.S. and foreign regulatory authorities during its due diligence period, and the impact the results of those discussions could have on Party A’s willingness to enter into a definitive agreement. The board of directors also discussed next steps and Oppenheimer’s proposed communications to potential buyers.

Following the receipt of the definitive bids, Oppenheimer communicated with Party C and Party D to clarify certain aspects of their bids, including with respect to price, financing, other terms and remaining due diligence and with Party D, the gap in its financing commitments.

On September 17, 2010, Oppenheimer communicated to IPC the need for IPC to improve the financial terms of its proposal. In response to such request, IPC asked for updated financial information, which was provided later that day. IPC then had a call with members of the Company’s management to discuss this updated financial information. Later that day, IPC delivered an updated bid letter to the board of directors, increasing its per share offer to $15.00.

On September 20, 2010, Party A submitted a revised proposal to the Company with a two-tier offer of $18.50 per share if the transaction was approved by antitrust authorities in all foreign jurisdictions and $15.00 if divestiture was required in any foreign jurisdiction. In addition, the revised proposal still provided that if U.S. regulatory authorities required the divestiture of any segment(s) with 2009 sales of $30 million or more, the transaction could be terminated with a termination fee of 3% of the transaction value payable to the Company. The proposal was subject to both completion of due diligence and negotiation of transaction documents over a 30-day period following acceptance of the offer. Party A did not submit a revised draft of the merger agreement as part of its revised proposal.

At a September 21, 2010 special meeting of the board of directors, Oppenheimer reviewed with the board of directors the background of the sale process and the terms of the final bids submitted. Oppenheimer noted that it had contacted a wide range of both financial and strategic buyers. Oppenheimer also reviewed valuation ranges of the Company under multiple valuation methodologies. Oppenheimer also reviewed the implied equity and enterprise values of each of the bids, as well as their respective premiums to the Company’s current and historical stock prices.

Oppenheimer described in detail the revised proposal from Party A. The board of directors again discussed the potential risks that could occur as a result of a delay in process. Additionally, the board of directors discussed the possibility of Party A withdrawing from the process without liability to the Company if any antitrust authority indicated that a remedy unacceptable to Party A might be necessary. Mr. Melnuk added that Party A’s CEO called him the previous day to advise that the 30-day due diligence requirement was not negotiable.

Oppenheimer also reported to the board of directors on the updated proposal received on September 17, 2010 from IPC, which included a purchase price of $15.00 per share. The board of directors discussed the advantages and disadvantages of the various proposals, taking into consideration advice and perspectives of its financial and legal advisors, and the board of directors concluded that the IPC offer was the most favorable of the proposals received given its combination of price, terms, financing and greater certainty of transaction completion. The board of directors discussed the issues with IPC’s markup of the merger agreement and its financing arrangements, and Oppenheimer and Bryan Cave were directed to negotiate various high level issues and an increase to offer price with IPC and then to present to the board of directors a more detailed report of remaining issues.

Oppenheimer contacted IPC later that evening and proposed an increase to the per share offer price of $15.00. Oppenheimer also addressed various high level issues with IPC’s proposal, primarily involving provisions in its financing commitments and in its markup of the merger agreement impacting deal certainty, including whether the Company would have the right to specific performance to enforce the merger agreement, the amount of the termination fee payable by IPC under certain circumstances and whether IPC would have a marketing period for its financing after stockholder approval of the merger.

Following its discussion with Oppenheimer, IPC raised several questions regarding the financial information presented to it on September 17, 2010, and in order to expeditiously address IPC’s questions, IPC, Oppenheimer and the Company’s management met on September 24, 2010 and September 25, 2010 to discuss the updated financial information and related matters.

On September 24, 2010, each of Oppenheimer and Mr. Melnuk received a letter from Party A informing them that Party A was withdrawing its bid to acquire the Company.

On September 27, 2010, IPC delivered an updated bid letter to the board of directors reaffirming its offer price of $15.00 per share and indicating that it was prepared to proceed quickly to complete the transaction.

At a September 27, 2010 special meeting of the board of directors, Oppenheimer described the ongoing discussions with IPC, which led to the updated bid letter received from IPC earlier that day. Oppenheimer reviewed the status of the open issues identified in IPC’s original bid package, and updated the board of directors on the ongoing discussions with representatives of IPC and its advisors regarding those issues, which included whether the Company would have the right to specific performance to enforce the merger agreement, the amount of the termination fee payable by IPC under certain circumstances and whether IPC would have a marketing period for its financing after stockholder approval of the merger. The board of directors also discussed the process and timetable with respect to completing a transaction with IPC, and authorized Oppenheimer and Bryan Cave to continue negotiating the terms of the transaction with IPC and its advisors.

On September 28, 2010, IPC’s legal advisors sent to Bryan Cave an initial draft of a voting agreement, which Bryan Cave forwarded to representatives of Angelo, Gordon & Co., L.P.

On September 29, 2010, IPC had an initial meeting with Martin Quinn, Terry Downes, Terry A. Moody and Steven A. Schumm, each a member of the Company’s management, to begin discussions regarding post-transaction employment arrangements. At this meeting, IPC provided each of Messrs. Downes, Moody, Quinn and Schumm with a draft term sheet and subscription agreement, which included, among other things, terms for their post-transaction equity investment in Parent and option awards. From September 30, 2010 through October 4, 2010, IPC and its legal advisors and Messrs. Downes, Moody, Quinn and Schumm and their legal advisors negotiated the subscription agreement, which included, among other things, amendments to each of their respective employment agreements.

At a September 30, 2010 special meeting of the board of directors, Oppenheimer and Bryan Cave updated the board of directors on the status of IPC’s debt financing and the remaining open issues in merger agreement.

At an October 1, 2010 special meeting of the board of directors, Oppenheimer and Bryan Cave updated the board of directors on the discussions with IPC since the board of directors meeting the day before, and the status of the remaining open issues.

The Company’s financial and legal advisors continued negotiations with IPC and its advisors to finalize the remaining open issues in the merger agreement, limited guarantee, financing documents and other related agreements. In addition, representatives of IPC and its legal advisors contacted representatives of Angelo, Gordon & Co., L.P. and its legal advisors to discuss the terms of the voting agreement.

At an October 4, 2010 special meeting of the board of directors in the offices of Bryan Cave in New York, Bryan Cave reviewed and discussed with the board of directors the key terms of the merger agreement, and the board of directors discussed the remaining open issues in the merger agreement, debt and equity commitments and the limited guarantee. Oppenheimer delivered to the board of directors a review of the sale process and its financial analysis. As there remained a few important open issues to negotiate, the board of directors authorized Oppenheimer and Bryan Cave to proceed to finalize those remaining issues, and the meeting was adjourned until the following morning.

The Company and its advisors and IPC and its advisors continued to negotiate and finalize the transaction documents during the course of the day and into the morning of October 5, 2010.

On October 5, 2010, the board of directors reconvened its meeting with its financial and legal advisors and reviewed the resolution of the remaining open issues. Oppenheimer delivered its oral opinion to the board of directors (which was subsequently confirmed in writing), to the effect that, as of the date of its opinion and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the per share merger consideration to be received in cash by the holders of the Company common stock in the merger was fair, from a financial point of view, to such holders. After careful evaluation of the transactions and consideration of the factors discussed below under “— The Merger — Reasons for the Merger; Recommendations of the Board of Directors,” the board of directors unanimously determined that the merger agreement, the merger and the other transactions related to the merger are advisable, fair to and in the best interests of the Company and the Company’s stockholders.

On October 5, 2010, the Company and Parent entered into the merger agreement, Parent and investment funds managed by Angelo, Gordon & Co., L.P. entered into the voting agreement and Parent entered into subscription agreements with each of Messrs. Downes, Moody, Quinn and Schumm. Shortly thereafter, the Company and IPC issued a joint public announcement regarding the merger.

Reasons for the Merger; Recommendations of the Board of Directors

The board of directors, at a meeting held on October 4-5, 2010, unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement, the merger and other transactions contemplated by the merger agreement. The board of directors resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of the stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement. The merger agreement was finalized and executed on behalf of the Company on October 5, 2010. Thereafter, the Company issued a press release announcing the execution of the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):

•	the fact that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Company common stock, while avoiding long-term business risk, and while also providing such stockholders with certainty of value for their shares of Company common stock;

•	the fact that the per share merger consideration represents a premium of 18% over the average closing share price of $12.71 during the last 30 trading days ending October 4, 2010, the last trading day prior to the public announcement of the merger agreement, and a 25% premium over the Company’s average closing share price of $12.05 during the last 90 trading days ending October 4, 2010;

•	the belief of the board of directors that the merger is more favorable to the Company’s stockholders than the alternatives to the merger, which belief was formed based on the review of the board of directors, with the assistance of its financial advisors, of the strategic alternatives available to the Company;

•	the judgment of the board of directors, after consultation with management and its advisors, that continuing discussions with Parent or any of the other bidders, or soliciting interest from additional third parties, would be unlikely to lead to an equivalent or better offer and could lead to the loss of the proposed offer from Parent;

•	the understanding of the board of directors of the business, operations, earnings, financial condition and competitive position of the Company on both a historical and prospective basis and prospects and strategic direction of the Company;

•	the various background data and analyses thereof reviewed with the board of directors by the Company’s outside financial and legal advisors and management, as well as the opinion, dated October 5, 2010, of Oppenheimer & Co. Inc., to the board of directors as to the fairness, from a financial point of view and as of the date of its opinion, and based on and subject to various assumptions and limitations described in its opinion, of the per share merger consideration to be received in cash by holders of the Company common stock in the merger, as more fully described below under the caption “The Merger — Opinion of Our Financial Advisor” beginning on page 33;

•	the degree of risk and uncertainty associated with various alternative or other proposals or of proposed or potential transaction structures, specifically considering factors such as regulatory approvals and financing commitments;

•	the terms and conditions of the proposed merger agreement and the likelihood that the conditions to the proposed merger will be satisfied;

•	factors relating to continuation as an independent company, including the extent of the Company’s leverage, its continuing need for financing, uncertainties of the economy in general and uncertainties of the market for the Company’s products;

•	the limited public trading volume and liquidity of the Company’s common stock;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the reputation and financial resources of the guarantor;

•	Parent and the guarantor’s familiarity with the Company;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay us a $25,000,000 termination fee, and the guarantor’s guarantee of such payment obligation pursuant to the limited guarantee;

•	the receipt of executed commitment letters from Parent’s source of debt and equity financing for the merger, and the terms of the commitment letters and the reputation of the financing sources which, in the reasonable judgment of the board of directors, increase the likelihood of such financings being completed; and

•	the belief that the debt commitment letter represents a strong commitment on the part of the lenders thereto with few conditions that would permit the lenders to terminate their commitments;

•	the Company’s ability, under certain circumstances, to engage in negotiations or discussions with a third party, furnish such third party information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement and make an Adverse Recommendation Change (as defined on page 66), as described under “The Merger Agreement — No Solicitations of Competing Proposals” beginning on page 65;

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement concerning a Superior Proposal (as defined on page 67), as described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 73;

•	the availability of appraisal rights under the Delaware General Corporation Law (the “DGCL”) to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery;

•	the fact that the termination date under the merger agreement allows for time that is expected to be sufficient to complete the merger;

•	the level of effort that Parent and Merger Subsidiary must use under the merger agreement to obtain the proceeds of the financing on the terms and conditions described in the applicable commitment letters, including using their reasonable best efforts to enforce their rights under the debt financing commitments and to cause the lenders and other persons providing financing to fund the financing on the closing date of the merger;

•	that the board of directors had independent financial advisors; and

•	the willingness of the holders of approximately 33% of the outstanding Company common stock to support the proposed merger.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of its assets, future potential earnings growth and future potential appreciation of the value of Company common stock;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related potential disruptions to the operation of the Company’s business;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger which, subject to specific exceptions, could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•	the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

•	the possibility that the $6,440,000 termination fee payable by the Company upon termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire the Company;

•	the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	the fact that the Company cannot cause Parent to specifically perform it obligations under the merger agreement, including its obligations to obtain the required financing to close the transaction, and that the Company’s sole remedy in the event the merger is not consummated and the termination of the merger agreement would be limited to receipt of the $25,000,000 termination fee;

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•	the risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained; and

•	the fact that our directors and executive officers have interests in the merger that are different from, or in addition to, our stockholders. See “The Merger — Interests of Our Directors and Executive Officers” beginning on page 44.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Our Directors and Executive Officers” beginning on page 44.

Opinion of Our Financial Advisor

The Company has engaged Oppenheimer as its financial advisor in connection with the merger. In connection with this engagement, the Company’s board of directors requested that Oppenheimer evaluate the fairness, from a financial point of view, of the $15.00 per share cash merger consideration to be received by holders of Company common stock as provided for in the merger agreement. On October 4-5, 2010, at a meeting of the Company’s board of directors held to evaluate the merger, Oppenheimer rendered to the Company’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated October 5, 2010, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the $15.00 per share cash consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of Oppenheimer’s written opinion, dated October 5, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C. Oppenheimer’s opinion was provided to the Company’s board of directors in connection with its evaluation of the merger consideration from a financial point of view and does not address any terms or other aspects or implications of the merger. Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of the Company to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Oppenheimer’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger or otherwise. The summary of Oppenheimer’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, Oppenheimer:

•	reviewed the execution version of the merger agreement dated October 5, 2010;

•	reviewed publicly available audited financial statements of the Company for years ended December 31, 2009, December 31, 2008 and December 31, 2007 and unaudited financial statements of the Company for the six-month period ended June 30, 2010;

•	reviewed financial forecasts and estimates relating to the Company prepared by the Company’s management;

•	reviewed historical market prices and trading volumes for Company common stock;

•	held discussions with the Company’s senior management with respect to the Company’s business, financial condition, operating results and future prospects;

•	held discussions, at the Company’s direction, with selected third parties to solicit indications of interest in the possible acquisition of the Company;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant;

•	reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant;

•	analyzed the estimated present value of the Company’s future cash flows based on financial forecasts and estimates prepared by the Company’s management;

•	reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions Oppenheimer deemed relevant in evaluating the merger;

•	reviewed other public information concerning the Company that Oppenheimer deemed relevant; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by the Company and its employees, representatives and affiliates or otherwise reviewed by Oppenheimer. The management of the Company provided to Oppenheimer two alternative sets of financial forecasts and estimates relating to the Company and prepared by the management of the Company, identified to Oppenheimer as “Base Case” and “Growth Case,” as described under “The Merger — Financial Projections” beginning on page 40. At the direction of the management of the Company, and with the Company’s consent, Oppenheimer assumed, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of the Company as to the future financial condition and operating results of the Company. The Company informed Oppenheimer of the greater risks and uncertainties inherent in achieving the results of the Growth Case forecasts and estimates in the amounts and at the times contemplated thereby. Oppenheimer also assumed, with the Company’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance in all material respects with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger.

Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company. Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of the Company or the price at which shares of Company common stock would trade at any time. Oppenheimer also expressed no view as to, and its opinion did not address, the solvency of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the merger (other than the $15.00 per share cash merger consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. In addition, Oppenheimer expressed no view as to, and its opinion did not address, the Company’s underlying business decision to proceed with or effect the merger nor did its opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Oppenheimer’s opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Oppenheimer expressed no opinion or view as to the potential effects, if any, of such volatility on the Company, Parent or the proposed merger. Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion.

Except as described above, the Company imposed no other instructions or limitations on Oppenheimer with respect to the investigations made or the procedures followed by it in rendering its opinion. This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the Company’s control. No company, business or transaction used in the analyses is identical to the Company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation between the Company and Irving Place Capital, and the decision to enter into the transaction was solely that of the Company’s board of directors. Oppenheimer’s opinion and financial presentation were only one of many factors considered by the Company’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Company’s board of directors in connection with Oppenheimer’s opinion dated October 5, 2010. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Selected Companies Analysis

Oppenheimer reviewed financial and stock market information of the Company and the eight selected publicly held companies with operations in the cutting & welding and industrial hand tools industry, which is the industry in which the Company operates, referred to as the Peer Group. Oppenheimer determined that businesses of two of the selected companies in the Peer Group were primarily focused on cutting & welding, referred to as the Focus Group. The following is a list of the selected companies in the Peer Group and in the Focus Group:

Peer Group:

•	Charter International plc

•	Flow International Corporation

•	Hurco Companies Inc.

•	Illinois Tool Works Inc.

•	Kennametal Inc.

•	Lincoln Electric Holdings, Inc.

•	Snap-on Incorporated

•	Stanley Black & Decker, Inc.

Focus Group:

•	Charter International plc

•	Lincoln Electric Holdings Inc.

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted market value based on closing stock prices on October 1, 2010, plus debt and less cash, as multiples of revenue and as multiples of earnings before interest, taxes, depreciation and amortization, but excluding stock-based compensation and non-recurring charges, referred to as Adjusted EBITDA. The selected companies’ revenue and Adjusted EBITDA were measured over the last twelve months and for estimated calendar years 2010 and 2011. Oppenheimer also reviewed closing stock prices of the selected companies on October 1, 2010 as multiples of net income, adjusted for discontinued operations and non-recurring charges, per fully-diluted share outstanding of the selected companies, measured over the last twelve months and for estimated calendar years 2010 and 2011. Financial data for the selected companies were based on certain publicly available research analysts’ estimates, public filings and other publicly available information.

Oppenheimer then calculated the median of each of the foregoing multiples derived from the Peer Group and from the Focus Group over each of the last twelve months and estimated calendar years 2010 and 2011. Oppenheimer then selected the following ranges, representing plus and minus 15 percent around each applicable median multiple:

Selected Multiple Ranges

	Peer Group	Focus Group
Metric and Time Period	Multiple Range	Multiple Range

Revenue
Last Twelve Months	1.05x — 1.42x	0.79x — 1.07x
2010 Estimate	1.01x — 1.37x	0.77x — 1.04x
2011 Estimate	1.04x — 1.40x	0.71x — 0.96x
Adjusted EBITDA
Last Twelve Months	8.3x — 11.3x	7.2x — 9.7x
2010 Estimate	7.6x — 10.2x	6.8x — 9.1x
2011 Estimate	6.3x — 8.6x	5.8x — 7.8x
Adjusted Net Income/EPS
Last Twelve Months	19.3x — 26.1x	15.9x — 21.6x
2010 Estimate	14.1x — 19.1x	13.2x — 17.8x
2011 Estimate	11.2x — 15.1x	10.9x — 14.7x

Oppenheimer then applied the selected ranges to corresponding data of the Company, to determine the following per share equity reference ranges:

Per Share Equity Reference Ranges

Metric and Time Period	Peer Group Range	Focus Group Range

Revenue
Last Twelve Months	$14.46 — $23.92	$7.56 — $14.95
2010 Estimate	$15.09 — $24.76	$8.24 — $15.82
2011 Estimate (Base Case)	$16.75 — $27.00	$7.37 — $14.72
2011 Estimate (Growth Case)	$18.44 — $29.28	$8.61 — $16.30
Adjusted EBITDA
Last Twelve Months	$16.31 — $26.40	$12.24 — $20.97
2010 Estimate	$18.41 — $29.24	$15.09 — $24.76
2011 Estimate (Base Case)	$14.33 — $23.73	$12.02 — $20.69
2011 Estimate (Growth Case)	$16.14 — $26.17	$13.72 — $22.92
Adjusted Net Income / EPS
Last Twelve Months	$17.45 — $23.32	$14.55 — $19.41
2010 Estimate	$16.98 — $22.97	$15.79 — $21.36
2011 Estimate (Base Case)	$17.80 — $24.09	$17.29 — $23.40
2011 Estimate (Growth Case)	$19.93 — $26.97	$19.36 — $26.19

Financial data for the Company were based on publicly available information and the financial forecasts and estimates relating to the Company prepared by the management of the Company.

Oppenheimer then calculated an implied per share equity reference range for each of the Peer Group and the Focus Group equal to the average of each per share reference range for the applicable group. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the $15.00 per share cash merger consideration:

Implied Per Share Equity Reference Ranges

Peer Group	Focus Group

$16.84 — $25.65	$12.65 — $20.12

Selected Precedent Transactions Analysis

Oppenheimer reviewed the transaction values of the following 19 transactions involving companies with operations in the general industrials and machinery industry:

Announcement
Date	Target	Acquiror

July 29, 2010	CRC-Evans Pipeline International, Inc.	Stanley Black & Decker, Inc.
July 19, 2010	Ames True Temper, Inc.	Griffon Corporation
March 26, 2010	Thermon Holding Corp.	Code Hennessy & Simmons, LLC; Thompson Street Capital Partners
November 2, 2009	The Black & Decker Corporation	Stanley Works, Inc.
April 21, 2008	Consolidated Precision Products, Inc.	Arlington Capital Partners
November 28, 2007	Harsco GasServ	Wind Point Partners
May 22, 2007	Novamerican Steel Inc.	Symmetry Holdings Inc.
March 11, 2007	Copperfield, LLC	Coleman Cable, Inc.
November 14, 2006*	AmeriCast Technologies Inc.	Castle Harlan, Inc.
July 18, 2006	Paladin Brands, LLC	Dover Resources, Inc.
May 15, 2006*	PennEngineering Motion Technologies	Ametek, Inc.
July 8, 2005	Facom S.A.	Stanley Works, Inc.
November 18, 2004*	Key Components, Inc.	Actuant Corporation
September 8, 2004	Tapco International Corporation	Headwaters Incorporated
July 19, 2004	Pentair Tool Group, Inc.	The Black & Decker Corporation
June 23, 2004	Stanadyne Corporation	Kohlberg & Company, LLC
June 14, 2004	Simplicity Manufacturing, Inc.	Briggs & Stratton Power Products Group LLC
June 11, 2004	Woods Equipment Company	Genstar Capital, LLC
March 4, 2004	Prestolite Electric Incorporated	First Atlantic Capital, Ltd.

*	Adjusted EBITDA information was not publicly available for the target company in this transaction.

Oppenheimer reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions, plus debt and less cash, as multiples of such target companies’ last 12 months’ revenue and Adjusted EBITDA publicly available at the time of the announcement of the relevant transaction; applicable Adjusted EBITDA information was not publicly available for the target company in three of the selected transactions and accordingly was not reviewed. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Oppenheimer then applied the selected ranges provided below of last 12 months’ revenue and Adjusted EBITDA multiples derived from the selected transactions to the Company’s last 12 months (as of June 30, 2010) revenue and Adjusted EBITDA, respectively, to determine per share equity reference ranges.

Oppenheimer then calculated the median of the foregoing last twelve months’ revenue and Adjusted EBITDA multiples. Oppenheimer then selected the following ranges, representing plus and minus 15 percent around each applicable median multiple:

Selected Multiple Ranges

Metric	Multiple Range

Revenue	0.88x — 1.19x
Adjusted EBITDA	6.0x — 8.1x

Oppenheimer then applied the selected ranges to corresponding data of the Company, to determine the following per share equity reference ranges:

Per Share Equity Reference Ranges

Metric	Range

Revenue	$9.84 — $17.87
Adjusted EBITDA	$8.07 — $15.61

Financial data for the Company were based on publicly available information.

Oppenheimer then calculated an implied per share reference range equal to the average of the foregoing per share reference ranges. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the $15.00 per share cash merger consideration:

Average Implied Per Share
Equity Reference Range

$8.95 — $16.74

Discounted Cash Flow Analysis

Oppenheimer performed a discounted cash flow analysis on the Company using the Base Case and Growth Case prepared by the Company’s management. Oppenheimer calculated implied net present value per share of Company common stock as of June 30, 2010 based on unlevered, after-tax free cash flows that the Company forecasted to generate during the second half of fiscal year 2010 through the full fiscal year 2014. Oppenheimer calculated a range of terminal values for the Company by applying a range of perpetuity growth rates of 2.3% to 4.3%, which were based upon the historical world crude steel production average annual growth rate of 3.3%, to the fiscal year 2014 estimated unlevered, after-tax estimated free cash flow. Oppenheimer also calculated a range of estimated present values for the tax shield from net operating loss (“NOL”) carryforwards anticipated by the Company’s management to be utilized by the Company. The present values of the unlevered, after tax free cash flows, terminal values and NOL carryforward tax shields were calculated using discount rates ranging from 14.5% to 16.5%, reflecting estimates of the Company’s weighted average cost of capital calculated using the capital asset pricing model and assuming that the Peer Group average capital structure represents the optimal capital structure.

Oppenheimer then calculated an implied net present value per share of Company common stock as of June 30, 2010 by adding together the corresponding estimated net present values of the unlevered, after tax free cash flows, terminal values and NOL tax shields. This analysis indicated the following implied per share equity reference ranges for the Company, the Company’s NOL tax shields, and the total for the Company and the Company’s NOL tax shields, based on the Base Case and Growth Case, as compared to the $15.00 per share cash merger consideration:

Implied Per Share Equity Reference Ranges

	Base Case	Growth Case

Equity Value	$9.04 — $16.58	$11.67 — $20.18
NOL Tax Shields	$2.48 — $2.47	$2.50 — $2.54

Total	$11.53 — $19.05	$14.17 — $22.72

Other Factors

Oppenheimer also reviewed, for informational purposes, certain other factors, including:

•	the premiums paid in certain all-cash transactions in the United States with enterprise values between $300 million and $500 million announced since January 1, 2004 and applied to the closing prices of Company common stock one day, one week and one month prior to October 1, 2010 and the volume-weighted average prices of Company common stock one month, three months and one year prior to October 1, 2010 a selected range of premiums derived from corresponding pre-announcement periods for such transactions, which indicated an implied equity reference range for the Company of approximately $14.38 to $19.10 per share based on the average of the selected ranges of premiums over the selected six time periods; and

•	historical trading prices of Company common stock for the 52 week period ended October 1, 2010.

Miscellaneous

The Company has agreed to pay Oppenheimer for its financial advisory services in connection with the merger an aggregate fee of approximately $4.8 million, a portion of which was payable in connection with Oppenheimer’s engagement, a portion of which was payable upon delivery of Oppenheimer’s opinion and a significant portion of which is contingent upon consummation of the merger. The Company also has agreed to reimburse Oppenheimer for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of the Company and its and Irving Place Capital’s respective affiliates for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Company selected Oppenheimer to act as its financial advisor in connection with the merger based on Oppenheimer’s reputation and experience and its familiarity with the Company and its business. Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer.

Financial Projections

We do not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, certain prospective financial information, which we refer to as the Management Forecast, was prepared by our management and reviewed with and discussed among members of the board of directors and Oppenheimer. Our management provided two alternative sets of the Management Forecast, to which we refer as the “Base Case” and the “Growth Case,” to Oppenheimer and the board of directors, as such information is discussed more fully in “The Merger—Opinion of Our Financial Advisor,” on page 33. Management made available to Parent the prospective financial information included in the Growth Case to facilitate the due diligence review by Parent and its advisors. Management’s key assumptions supporting the Base Case and Growth Case are discussed below.

We have included the material portions of the Management Forecast below in order to give our stockholders access to this information as well. The inclusion of the prospective financial information below should not be regarded as an indication that the Company, our management team, the board of directors or Parent, or any of their respective representatives considered, or now considers, the Management Forecast to be predictive of actual future results.

Management’s internal financial forecasts, upon which the prospective financial information set forth below is based, are subjective in many respects. The prospective financial information set forth below reflects numerous assumptions with respect to industry performance, competition, general business, economic, geo-political, currency, market and financial conditions, the costs of raw materials and components, and other matters, all of which are difficult to predict and beyond our control.

The prospective financial information set forth below also reflects numerous estimates and assumptions related to our business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, although the prospective financial information set forth below was prepared in good faith based on assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The prospective financial information set forth below was not prepared with a view toward public disclosure. Accordingly, the prospective financial information set forth below was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles (“GAAP”). Some of the projections present financial metrics that were not prepared in accordance with GAAP. Neither our independent auditor nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of our business, changes in general business, geo-political or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

Prospective financial information are forward-looking statements and are based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, geo-political, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under “Cautionary Statement Regarding Forward-Looking Information” beginning on page 15, and other risk factors as disclosed in our filings with the SEC that could cause actual results to differ materially from those shown below. Since the prospective financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, which might also cause actual results to differ materially.

We have made publicly available our actual results for the first two quarters of the 2010 fiscal year ended March 31, 2010 and June 30, 2010. You should review our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, respectively, to obtain this information. See “Where You Can Find More Information” beginning on page 84. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth in the Management Forecast. No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth in the Management Forecast.

For the foregoing reasons, as well as the bases and assumptions on which the prospective financial information set forth in the Management Forecast was compiled, the inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable securities laws, we have not updated nor do we intend to update or otherwise revise the prospective financial information set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic, geo-political or industry conditions, even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error.

Our management employed the following key assumptions in preparing the “Base Case” projections summarized in the table below:

•	Market, or volume, growth from fiscal 2010 to fiscal 2014 was projected at an annual growth rate of approximately 0.0%.

•	Price growth from fiscal 2010 to fiscal 2014 was projected at an annual growth rate of approximately 2.0-3.0%.

•	New product initiative, or market share, growth from fiscal 2010 to fiscal 2014 was projected at an annual growth rate of approximately 1.0-2.0%.

•	Welding and plasma growth from fiscal 2012 to fiscal 2014 was projected at an annual growth rate of approximately 1.0-2.0%.

•	Gross margins as a percentage of net sales were assumed at approximately 34.5% in fiscal years 2010 and 2011 and to increase to approximately 36.0% by fiscal year 2014 through further cost saving initiatives.

•	SG&A expenses growth from fiscal 2011 to fiscal 2014 was projected at an annual growth rate of approximately 2.0%.

“Base Case”
(dollars in millions, except per share amounts)

	Projections
	FY2010E	FY2011E	FY2012E	FY2013E	FY2014E

Net Sales	$409.2	$423.7	$456.8	$488.8	$530.3
Adjusted EBITDA(1)	$61.3	$63.7	$79.9	$86.6	$96.6
Adjusted Net Income(2)	$14.6	$21.6	$34.7	$42.0	$51.5
Margin and Growth Rate Analysis
Revenue Growth	17.7%	3.6%	7.8%	7.0%	8.5%
Adjusted EBITDA Margin	15.0%	15.0%	17.5%	17.7%	18.2%

(1)	Adjusted EBITDA means operating profits, excluding stock based compensation and non-recurring charges, before interest, taxes, depreciation and amortization.

(2)	Adjusted Net Income means net income, excluding discontinued operations and non-recurring items, tax effected.

Our management employed the following key assumptions in preparing the “Growth Case” projections summarized in the table below:

•	Market, or volume, growth from fiscal 2010 to fiscal 2014 was projected at an annual growth rate of approximately 4.0%.

•	Price growth from fiscal 2010 to fiscal 2014 was projected at an annual growth rate of approximately 2.0-3.0%.

•	New product initiative, or market share, growth from fiscal 2010 to fiscal 2014 was projected at an annual growth rate of approximately 1.0-2.0%.

•	Welding and plasma growth from fiscal 2011 to fiscal 2014 was projected at an annual growth rate of approximately 2.0-3.0%.

•	Gross margins as a percentage of net sales were assumed to improve from approximately 34.5% in fiscal year 2010 to approximately 36.5% by fiscal year 2014 due to further cost saving initiatives.

•	SG&A expenses growth from fiscal 2011 to fiscal 2014 was projected at an annual growth rate of approximately 5.0%.

“Growth Case”
(dollars in millions, except per share amounts)

	Projections
	FY2010E	FY2011E	FY2012E	FY2013E	FY2014E

Net Sales	$409.2	$448.4	$491.7	$545.7	$614.0
Adjusted EBITDA(1)	$61.3	$68.0	$88.7	$100.7	$117.1
Adjusted Net Income(2)	$14.6	$24.3	$40.6	$55.8	$66.0
Margin and Growth Rate Analysis
Revenue Growth	17.7%	9.6%	9.7%	11.0%	12.5%
Adjusted EBITDA Margin	15.0%	15.2%	18.0%	18.5%	19.1%

(1)	Adjusted EBITDA means operating profits, excluding stock based compensation and non-recurring charges, before interest, taxes, depreciation and amortization.

(2)	Adjusted Net Income means net income, excluding discontinued operations and non-recurring items, tax effected.

Effects of the Merger

If the merger is consummated, Merger Subsidiary will be merged with and into the Company, and the Company will continue as the surviving corporation. Following the consummation of the merger, all of the Company’s issued and outstanding common stock will be owned by Parent.

Upon consummation of the merger, each share of Company common stock (and each restricted share of Company common stock) outstanding immediately prior to the effective time of the merger (other than shares held by us or owned by Parent or any of its subsidiaries, or by stockholders who properly exercise their appraisal rights under Delaware law for such shares) will be cancelled and converted automatically into the right to receive $15.00 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled as of the effective time of the merger in exchange for the right to receive a cash payment equal to the number of shares of our common stock subject to the option, multiplied by the excess, if any, by which $15.00 exceeds the exercise price of the option, less any applicable withholding taxes. Each option for which the exercise price per share of our common stock equals or exceeds $15.00 will be cancelled and have no further force or effect without any right to receive any consideration therefor.

If the merger is consummated, our stockholders will have no interest in the Company’s net book value or net earnings after the merger.

The Company’s common stock is currently registered under the Exchange Act, and is quoted on the Nasdaq under the symbol “THMD.” As a result of the merger, the Company, as the surviving corporation, will become a privately held corporation. The Company common stock will be delisted from the Nasdaq and deregistered under the Exchange Act and cease to be publicly traded. As a result, after the merger the Company common stock will cease to be quoted on the Nasdaq, and price quotations with respect to sales of shares of the Company common stock in the public market will no longer be available.

At the effective time of the merger, our certificate of incorporation, as in effect immediately prior to the merger, will be amended and will become the certificate of incorporation of the surviving corporation in the form attached to the merger agreement, until thereafter amended in accordance with its terms and applicable law. The bylaws of Merger Subsidiary, as in effect immediately prior to the merger, will become the bylaws of the surviving corporation until thereafter amended in accordance with their terms and applicable law. The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Subsidiary until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. Except as determined by Parent or Merger Subsidiary prior to the effective time of the merger, the officers of the Company will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Voting Agreement

In connection with the execution of the merger agreement, Angelo, Gordon & Co., L.P., as investment manager for certain stockholders of the Company (each, an “Angelo, Gordon Stockholder”) entered into a voting agreement with Parent (attached as Annex D). Each Angelo, Gordon Stockholder has agreed to vote shares of Company common stock (representing approximately 33% of the outstanding shares of Company common stock as of the record date (the “Angelo, Gordon Shares”)) at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof in favor of the adoption of the merger agreement, the approval of the transactions contemplated thereby and approval of any proposal to adjourn or postpone any meeting of the stockholders to a later date if there are not sufficient votes for approval of the proposal to adopt the merger agreement on the date on which such meeting is held.

Each Angelo, Gordon Stockholder also agreed to vote such any Angelo, Gordon Shares held by such stockholder against the following actions:

•	any Acquisition Proposal (as defined on page 67) or any other proposal made in opposition to adoption of the merger agreement, and

•	any agreement (including any amendment of any agreement), amendment of our certificate of incorporation or bylaws or other action, in each case, that is intended or could reasonably be expected to prevent or materially impede, interfere with, or delay the consummation of the transactions contemplated by the merger agreement.

Each Angelo, Gordon Stockholder also appointed Parent as his, her or its proxy and attorney-in-fact (with full power of substitution) to vote all of such person’s shares (at any meeting of stockholders of the Company however called or any adjournment thereof), or to execute one or more written consents in respect of such shares, (i) in favor of the adoption of the merger agreement, the approval of the transactions contemplated thereby and approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for approval of the foregoing on the date on which such meeting is held and (ii) against the actions listed in the two bullet points above; provided, however, that each Angelo, Gordon Stockholder’s grant of the proxy shall be effective if, and only if, (a) such Angelo, Gordon Stockholder has not delivered to the Secretary of the Company at least ten business days prior to such meeting a duly executed proxy card previously approved by Parent voting such Angelo, Gordon Stockholder’s shares in the manner specified above or (b) in the event such proxy card has been thereafter modified or revoked or otherwise fails to provide evidence of such Angelo, Gordon Stockholder’s compliance with its obligations under the voting agreement in form and substance reasonably acceptable to Parent. The proxy granted is irrevocable until termination of the voting agreement, as described below.

Each Angelo, Gordon Stockholder further agreed not to, directly or indirectly:

•	sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any of such Angelo, Gordon Stockholder’s shares (or any right, title or interest thereto or therein);

•	deposit any of such shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of such shares; or

•	agree to take any of the actions referred to in the two bullet points immediately above.

Each Angelo, Gordon Stockholder also agrees to comply with, and not to take any action prohibited by, the non-solicitation provisions in the merger agreement. See “The Merger Agreement — No Solicitations of Competing Proposals” beginning on page 65.

The voting agreement and the proxy granted by each Angelo, Gordon Stockholder shall terminate on the first to occur of (a) the effective time of the merger, (b) termination of the merger agreement in accordance with its terms, (c) the effectiveness of any amendment, modification, supplement to, or waiver under, the merger agreement which amendment, modification, supplement or waiver would reduce the amount or change the form of the merger consideration payable in the merger unless consented to in writing by each Angelo, Gordon Stockholder, and (d) the mutual written consent of Parent and each Angelo, Gordon Stockholder.

Interests of Our Directors and Executive Officers

When considering the unanimous recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation Awards

Pursuant to the terms of the Amended and Restated 2004 Stock Incentive Plan and the 2004 Non-Employee Director Stock Option Plan and the applicable award agreements thereunder (collectively, the “Stock Plans”), upon the consummation of the merger, all outstanding unvested stock options will vest and all restrictions on outstanding restricted stock awards will lapse, including with respect to those stock options and restricted stock awards held by our directors and executive officers. In accordance with the merger agreement, these awards will be subject to the following treatment:

•	each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled as of the effective time of the merger in exchange for the right to receive a cash payment equal to the number of shares of our common stock subject to the option, multiplied by the excess, if any, by which $15.00 exceeds the exercise price of the option, less any applicable withholding taxes;

•	each option for which the exercise price per share of our common stock equals or exceeds $15.00 will be cancelled and have no further effect without any right to receive any consideration therefor; and

•	each share of restricted stock will be treated in the same manner as other shares of outstanding common stock and will be cancelled and converted automatically into the right to receive $15.00 in cash, without interest and less any applicable withholding taxes.

Based on the Company’s equity compensation holdings as of October 29, 2010, and assuming that each of the directors and executive officers continue to hold such restricted stock and stock options until the completion of the merger, (i) the number of outstanding and unexercised options, vested or unvested (with exercise prices ranging from $4.79 to $14.88) held by our directors and executive officers (as a group) that would entitle the holder to receive an amount in cash in exchange for such options is 654,216 (with such options having a total “in-the-money” value of approximately $2,480,998, based upon a $15.00 per share stock price) and (ii) the number of shares of restricted stock held by the directors and executive officers that would entitle the holder to a cash payment equal to $15.00 per share is 187,665 (with such shares of restricted stock having a total value of approximately $2,814,975, based upon a $15.00 per share stock price).

The following table reflects the merger consideration to be provided to each of our directors and executive officers upon the completion of the merger, based upon each director’s and officer’s ownership of stock options and restricted stock as of October 29, 2010, and assuming that each of the directors and executive officers will hold the same number of stock options and restricted stock (including the same number of unvested stock options and restricted stock) at the completion of the merger:

	Unvested				Total Merger
	Restricted	Aggregate	Unvested		Consideration
	Shares That	Merger	Options	Aggregate	to be Received
	Will	Consideration	That Will	Merger	for Vested and
	Accelerate	to be Received	Accelerate	Consideration	Unvested
	Upon a	for Accelerated	Upon a	to be Received	Restricted
	Change in	Restricted	Change in	for Accelerated	Stock and
Name	Control	Shares*	Control	Options*	Options

Directors
Paul D. Melnuk	50,700	$760,500.00	96,175	$212,831.00	$1,294,127.00
J. Joe Adorjan	0	$0.00	13,334	$136,140.14	$408,400.00
Andrew L. Berger	0	$0.00	0	$0.00	$30,250.00
James B. Gamache	0	$0.00	0	$0.00	$30,250.00
Marnie S. Gordon	0	$0.00	0	$0.00	$30,250.00
Christopher P. Hartmann	0	$0.00	0	$0.00	$0.00
Bradley G. Pattelli	0	$0.00	0	$0.00	$0.00
Executive Officers
Martin Quinn	44,490	$667,350.00	54,807	$283,029.15	$1,035,316.47
Terry Downes	38,293	$574,395.00	36,293	$193,300.34	$847,957.66
Terry A. Moody	26,256	$393,840.00	16,726	$119,645.16	$527,172.48
Steven A. Schumm	27,926	$418,890.00	76,951	$389,672.16	$1,092,249.48

*	The value of option awards is equal to (i) the product of the number of shares of Company common stock subject to the award and $15.00, minus (ii) the aggregate exercise price of such options. The value of restricted stock awards is equal to the product of the number of shares of Company common stock subject to the award and $15.00.

Long-Term and Restricted Cash Awards

At the effective time, all outstanding unvested long-term and restricted cash awards issued pursuant to our Long Term Incentive Award Program, including awards held by our executive officers, will vest and will be payable in full to holders of such awards as promptly as practicable following the effective time (but in no event later than the date of payment in respect of Company stock options). The outstanding unvested cash awards held by our executive officers under the Long Term Incentive Award Program as of October 29, 2010 are as follows: Martin Quinn — $217,233, Terry Downes — $182,285, Terry A. Moody — $119,937, and Steven A. Schumm — $120,800. The outstanding unvested cash awards held by Paul D. Melnuk, a director and our Chairman of the Board, in the amount of $198,900 will also vest and be payable in full following the effective time (but in no event later than the date of payment in respect of Company stock options).

2010 Cash Bonuses

The amounts payable under the Company’s 2010 annual incentive plan to each employee of the Company or its subsidiaries, including the executive officers, will be paid at the time bonuses would otherwise be paid under such plan, with the estimated bonus pool for 2010 and allocation thereof and the methodology and procedures for determining such amounts, to be determined in accordance with the methodology and procedures set forth in the merger agreement. See “The Merger Agreement — “Employee Benefit Matters” beginning on page 71.

Director Deferred Fee Plan

As of the effective time of the merger, Parent will assume each stock unit in respect of a share of Company common stock issued under the Company’s Non-Employee Directors’ Deferred Fee Plan (the “Director Deferred Fee Plan”) and cash payments in respect of each such share will be distributable in accordance with, and in the time and manner set forth under, the terms of the Director Deferred Fee Plan. The amount of distributions shall be based on the fair market value of Company common stock on the date of distribution, which value may be different depending on whether the merger is consummated. One director, Mr. Adorjan, pursuant to an election form dated December 2006, elected to receive a lump sum distribution of his account balance on the earlier to occur of December 31, 2010 and a change in control. The estimated amount payable to Mr. Adorjan, assuming a $15.00 value per share, upon a change in control is $263,098.20. The number of stock units held by the directors as of October 29, 2010 was as follows: Joseph Adorjan — 17,539.888, Andrew Berger — 17,539.888, James Gamache — 17,539.888, Marnie Gordon 2,241.101, and Christopher Hartman — 2,241.101.

Retention Bonus

Each of Martin Quinn, Terry Downes, Terry Moody and Steven Schumm (our executive officers) will be entitled to receive a retention payment equal to $100,000, respectively, six months after consummation of the merger so long as such executive officer does not resign or is not terminated for cause prior to such date, and subject to the other terms and conditions of each executive officer’s retention bonus agreement. Certain other key employees will be entitled to retention bonus payments not to exceed $550,000 in the aggregate under the same terms and conditions.

Employment Agreements

The employment agreements with Mr. Melnuk (our chairman) and Messrs. Quinn, Downes, Moody and Schumm (our executive officers) do not contain specific change in control provisions. Rather, the employment agreements with each of the executive officers provide for certain severance payments and benefits to the officers in the event of certain qualifying terminations of employment. If the surviving corporation following the merger does not assume our obligations under the employment agreements, if it terminates the employment of one of our executive officers without “cause,” or if it makes certain changes in an executive officer’s compensation or duties that would be deemed to be a “constructive termination” under the terms of the applicable employment agreement, then, subject to the execution of a release of claims and continued compliance with certain restrictive covenants, the executive officer would be entitled to receive certain payments and benefits in accordance with the terms of the applicable employment agreement, which payments and benefits generally would include:

•	the continued payment of base salary for a specified period of time following such termination (until August 17, 2011 for Mr. Melnuk, and for one year following termination for Messrs. Quinn, Downes, Moody, and Schumm). The current base salaries of Messrs. Melnuk, Quinn, Downes, Moody and Schumm are as follows: Mr. Melnuk — $360,000; Mr. Quinn — $400,000; Mr. Downes — $340,000; Mr. Moody — $315,000; and Mr. Schumm — $335,000;

•	a pro-rated bonus if performance objectives are achieved (the achievement of which is uncertain and so the exact amount for each pro-rated bonus cannot be calculated at this time) for Messrs. Quinn and Downes, in the case of Mr. Moody, a bonus in an amount equal to the lesser of the prior year’s bonus or 50% of his annual base salary, or, in the case of Mr. Schumm, a bonus in an amount equal to 75% of his annual base salary; and

•	continuation of certain health and welfare benefits for a specified period of time following such termination (through August 17, 2011, in the case of Mr. Melnuk and for one year following termination in the case of Messrs. Quinn, Downes, Moody and Schumm).

In addition, the employment agreements with Messrs. Melnuk, Quinn and Downes provide that any payments under their employment agreements that constitute “parachute payments” (as defined in section 280G of the Code) and that exceed 2.99 times their respective “base amounts” (as defined in section 280G of the Code) will be reduced to 2.99 times the applicable base amount. The employment agreement with Mr. Schumm contains a Code section 280G gross-up provision.

Parent and each of Messrs. Quinn, Downes, Moody and Schumm have agreed that their employment agreements will be amended effective upon the consummation of the merger, and will continue, as amended, to govern the employment relationships of the executive officers with the surviving corporation. A general summary of the amendments to their employment agreements is set forth below.

•	Mr. Quinn’s employment agreement will be amended to: (i) provide that if the employment period is not renewed by the employer, Mr. Quinn will be entitled to continue to receive his current base salary for a period of twelve months following the expiration of the employment period; (ii) delete the provision requiring that, in the event Mr. Quinn violates any of the restrictive covenants (e.g., confidentiality, non-compete, non-solicit, invention assignment, and non-disparagement provisions) set forth in his employment agreement, he will forfeit all options and other awards granted to him under the 2004 Stock Incentive Plan (or any successor plan) which may have been exercisable following his termination of employment or expiration of employment; (iii) modify the definition of “cause”; (iv) delete the clawback provision contained in his employment agreement; and (v) provide that the Company will indemnify him to the fullest extent that would be permitted by law, in accordance with the terms set forth in the employment agreement.

•	Mr. Downes’ employment agreement will be amended to: (i) provide that if the employment period is not renewed by the employer, Mr. Downes will be entitled to continue to receive his current base salary for a period of twelve months following the expiration of the employment period; (ii) delete the provision requiring that, in the event Mr. Downes violates any of the restrictive covenants (e.g., confidentiality, non-compete, non-solicit, invention assignment, and non-disparagement provisions) set forth in his employment agreement, he will forfeit all options and other awards granted to him under the 2004 Stock Incentive Plan (or any successor plan) which may have been exercisable following his termination of employment or expiration of employment; (iii) modify the definition of “cause”; (iv) delete the clawback provision contained in his employment agreement; and (v) provide that the Company will indemnify Mr. Downes to the fullest extent that would be permitted by law, in accordance with the terms set forth in the employment agreement.

•	Mr. Moody’s employment agreement will be amended to: (i) modify the definition of “cause”; and (ii) provide that any payments under his employment agreement that constitute a parachute payment that exceed 2.99 times his base amount will be reduced to 2.99 times the base amount.

•	Mr. Schumm’s employment agreement will be amended to: modify the definition of “cause.”

Arrangements with the Surviving Corporation

The employees of the Company, including the executive officers, will be entitled to continue to receive certain benefits from the surviving corporation. See “The Merger Agreement — “Employee Benefit Matters” beginning on page 71.

Subscription Agreements

Following the merger, Messrs. Downes, Moody, Quinn and Schumm, each of whom we refer to as a “Parent Investor,” will beneficially own shares of common stock and preferred stock of Parent. Pursuant to the terms of a subscription agreement between Parent and each of the Parent Investors, following the closing of the merger, Parent will sell and each Parent Investor will purchase shares of common stock and preferred stock of Parent equal to the lesser of (a) a specified dollar threshold and (b) a percentage of the net after-tax cash proceeds each Parent Investor receives from stock options and restricted stock grants granted under the Company’s 2004 Stock Incentive Plan or long-term cash incentive arrangements, in connection with the transactions contemplated by the merger agreement. Parent and each Parent Investor will use reasonable efforts so that the subscription amount due under each subscription agreement will be deducted from amounts that would otherwise be payable to each Parent Investor under the Company’s 2004 Stock Incentive Plan or long-term cash incentive arrangements in connection with the merger and will be transferred directly to Parent; Mr. Schumm is also permitted under certain circumstances to rollover his unrestricted shares of Company common stock to shares of Parent on a tax-free basis.

Each Parent Investor will purchase the common shares and preferred shares under the subscription agreements in the same ratio as such stock is purchased by affiliates of IPC and at the same price per share paid by IPC at or around the closing of the merger. Following the closing of the merger and as a result of these purchases, Messrs. Downes, Moody, Quinn and Schumm are expected to beneficially own approximately 0.2%, 0.1%, 0.2% and 0.2%, respectively, of the outstanding common stock of Parent (excluding any stock options that may be granted pursuant to an equity incentive plan) and approximately 0.2%, 0.1%, 0.2% and 0.2%, respectively, of the outstanding preferred stock of Parent.

In connection with the subscription agreements, Parent has agreed to adopt the 2010 Equity Incentive Plan and to grant each Parent Investor options (subject to certain vesting requirements) to purchase additional shares of Parent common stock on terms and conditions as further set forth in the subscription agreements, the 2010 Equity Incentive Plan and the option awards relating thereto. Additionally, Parent has agreed to amend the employment agreements as described above under “The Merger — Interests of Our Directors and Executive Officers — Employment Agreements.”

All equity interests of Parent held by each Parent Investor after the closing of the merger will be subject to the terms of a stockholders’ agreement that contains customary transfer restrictions, tag-along rights, drag-along rights, registration rights, preemptive rights and repurchase rights, all of which are applicable in specified circumstances.

Each subscription agreement will automatically terminate upon a termination of the merger agreement.

Indemnification and Insurance

The merger agreement contains provisions relating to the indemnification of and insurance for the Company’s and its subsidiaries’ directors and officers. Pursuant to the merger agreement, Parent has agreed that for six years after the effective time of the merger, it will cause the Company to indemnify and hold harmless the Company’s and its subsidiaries’ present and former directors and officers for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent provided under applicable law or provided under the Company’s organizational documents (in each case, as in effect as of the date of the merger agreement), subject to any limitation imposed under applicable law.

Under the merger agreement, Parent will maintain for a period of six years after the effective time an insurance policy covering persons who were directors and officers of the Company and its subsidiaries prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of the Company and its subsidiaries prior to the merger on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, provided, however, that Parent will not be required to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year. Alternatively, prior to the effectiveness of the merger, at the Company’s request, Parent may purchase a six year prepaid “tail policy” providing coverage benefits and terms no less favorable than the Company’s current policy, provided that Parent will not be required to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year.

The present and former directors and officers of the Company and its subsidiaries will have the right to enforce provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose.

Financing of the Merger

Parent has advised us that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which based upon the shares (and our other equity-based interests) outstanding as of October 29, 2010, would be approximately $214.7 million;

•	refinance outstanding indebtedness, which, as of October 29, 2010, was approximately $185.8 million; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity contributions to be provided or secured as described below by Irving Place Capital Partners III, L.P. (an investment fund affiliated with Irving Place Capital) or other parties to whom it assigns a portion of its commitment;

•	the issuance of senior secured notes (or, to the extent those notes are not issued at or prior to closing of the merger, by a senior secured bridge credit facility);

•	subject to availability, borrowings under a senior secured revolving credit facility; and

•	cash on hand of the Company.

Parent has obtained the equity commitment letter and the debt commitment letters described below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We cannot assure you that the amounts committed under the commitment letters will be sufficient to complete the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including any financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Subsidiary to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $25,000,000, or the “Parent fee,” as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 74. That obligation is guaranteed by the guarantor as described under “— Limited Guarantee” beginning on page 51.

Equity Financing

Parent has entered into the equity commitment letter with the guarantor, dated October 5, 2010, pursuant to which the guarantor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger of up to $197,700,000 in the aggregate to fund the aggregate per share merger consideration and pay any and all fees and expenses related thereto. The guarantor may assign a portion of the equity commitment to co-investors, including any affiliates, as long as such allocation does not adversely affect or delay the completion of the debt financing and in such event, the guarantor’s commitment under the equity commitment letter will be reduced (on a dollar-for-dollar basis) by the amounts actually contributed to Parent by payment in cash by such co-investors on or before the closing for funding of the merger.

The guarantor’s obligation to make the equity contribution contemplated by the equity commitment letter is generally subject to (i) the satisfaction or waiver of the conditions to the closing of the merger (except those conditions which by their nature cannot be satisfied except at the time of closing, provided that such conditions are actually satisfied or validly waived at the time of closing); (ii) the funding of the debt financing and (iii) the substantially concurrent consummation of the merger in accordance with the terms of the merger agreement.

The obligations of the guarantor to fund its equity commitment will terminate automatically and immediately upon the earliest to occur of (i) the effective time of the merger; (ii) the termination of the merger agreement in accordance with its terms; and (iii) the commencement by the Company, any stockholder of the Company or any person acting at the direction of or on behalf of the Company, any stockholder of the Company or any of their respective affiliates, agents or representatives of any lawsuit or action asserting a claim under, or in respect of, or breach of the merger agreement, the equity commitment letter or the limited guarantee, or the transactions contemplated thereby against the guarantor, Parent or any related persons of the guarantor.

Debt Financing

In connection with the entry into the merger agreement, Parent received debt commitment letters, dated October 5, 2010 (the “debt commitment letters”), from (i) Jefferies Finance LLC and RBC Capital Markets for bridge loans under a senior secured bridge facility in the amount of up to $250,000,000 (the “bridge financing”) and (ii) GE Antares Capital Corporation for a senior secured asset-based revolving credit facility providing for borrowings, subject to availability, in an amount of up to $60,000,000 (the “revolving credit financing”).

The facilities contemplated by the debt commitment letters are subject to a number of customary closing conditions included in the debt commitment letters, including, without limitation:

•	consummation of the merger in accordance with the terms of the merger agreement, and the absence of any amendments to the merger agreement or any waivers or consents thereunder that are materially adverse to the lenders under the debt financing, unless consented to by the arrangers of both the debt financing;

•	receipt of the proceeds of the equity financing under the equity commitment letter;

•	no more than specified amounts of debt being outstanding;

•	there shall not have been any changes, events or occurrences, that, individually or in the aggregate, have had or are reasonably likely to have, a material adverse effect (which term is defined in the same or substantially the same way as in the merger agreement);

•	delivery of certain customary closing documents (including, among others, a customary solvency certificate), “know your customer” and similar information;

•	delivery of certain customary Company financial statements, including pro forma financial statements and information;

•	payment of applicable costs, fees and expenses and other compensation, as contemplated by the debt commitment letters and fee arrangements and compliance with certain other provisions thereof; and

•	the execution and delivery of an intercreditor agreement among the lenders.

The debt commitment letters with respect to the bridge financing contain “flex” provisions which would allow the lenders thereunder to modify the terms of such debt to the extent required for a successful syndication, subject the specified limitations. The debt commitment letters are subject to neither a due diligence nor a “market out” condition, which would allow the lenders not to fund their commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

In the merger agreement, Parent and Merger Subsidiary have agreed to use their reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letters. Parent and Merger Subsidiary may not amend, replace or supplement the debt commitment letters if such amendment, modification or waiver:

•	reduces the aggregate amount of the debt financing; or

•	imposes new or additional conditions or expands, amends or modifies any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to delay or prevent the closing of the merger, make the funding of the debt financing less likely to occur, or adversely impact the rights of Parent or Merger Subsidiary against the other parties to the debt commitment letters or the definitive agreements with respect thereto.

Parent has advised the Company that it is expected that at the consummation of the merger, senior secured notes will be issued and sold in a private placement in lieu of a portion or all of bridge financing described above. The merger agreement provides for a marketing period for such notes prior to the closing of the merger, which is described in more detail under “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” beginning on page 58.

Limited Guarantee

Pursuant to a limited guarantee delivered by the guarantor in favor of the Company, dated October 5, 2010, the guarantor has agreed to guarantee the observance, performance and discharge of the obligations of Parent to pay the Parent fee of $25,000,000, if it becomes due under the terms of the merger agreement.

The limited guarantee will terminate upon the earlier of: (a) the effective time of the merger, (b) the termination of the merger agreement in accordance with its terms under circumstances set forth in the merger agreement in which Parent would not be obligated to pay the Parent fee of $25,000,000, and (c) the payment to the Company by any combination of Parent and/or the guarantor of the full amount of the guarantor’s obligations.

Regulatory Approvals

The HSR Act and the regulations promulgated thereunder required the Company and Parent to file premerger notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. The Company filed its required premerger notification and report form on October 20, 2010, and Parent filed its required form on October 20, 2010.

Nevertheless, at any time before or after the completion of the merger, and before or after the expiration of the premerger waiting period under the HSR Act, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on the Company or, after the completion of the transaction, on Parent or the surviving corporation.

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental and self-regulatory agencies and authorities, including those relating to the offer and sale of securities. Together with Parent, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by our stockholders, conditions may be placed on the merger that could cause us to abandon it.

Closing and Effective Time of Merger

Unless Parent and the Company otherwise agree, the closing of the merger will take place on the later of (x) the third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement — Conditions to the Merger” beginning on page 72) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permissible, the waiver of those conditions at the closing of the merger) and (y) the third business day following the final day of the marketing period (as described under “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” beginning on page 58) or an earlier day as may be specified by Parent on no less than three business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we are targeting to complete the merger by the end of calendar year 2010; however, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed to by the parties or at all. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of certain excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Appraisal Rights of Stockholders

Our stockholders have the right under Delaware law to dissent from the approval and adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash of the judicially determined fair value for their shares, plus interest, if any, on the amount determined to be the fair value, in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than, or equal to, the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must follow the specific procedures provided under Delaware law for perfecting appraisal rights. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement, and a copy of Section 262 of the Delaware General Corporation Law (the “DGCL”), which grants appraisal rights and governs such procedures, is attached as Annex B to this proxy statement. See “Appraisal Rights” beginning on page 80.

Accounting Treatment of the Merger

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of certain material U.S. federal income tax consequences of the merger to holders whose shares of our common stock are exchanged for cash pursuant to the merger. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, dealers in securities or currencies, traders in securities who elect the mark-to-market method of accounting for their securities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, financial institutions, regulated investment companies, mutual funds, partnerships, S corporations or other pass through entities, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, holders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements, or holders who exercise statutory appraisal rights).

The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”) all as in effect on the date hereof and, all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of shares of our common stock, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of shares of our common stock that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences under any state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders.

Holders are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Merger Consideration

The receipt of cash for shares of our common stock pursuant to the merger by U.S. holders will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of shares of our common stock will recognize capital gain or loss equal to the difference between:

•	the amount of cash received in exchange for such shares pursuant to the merger, and

•	the U.S. holder’s adjusted tax basis in such shares.

If the U.S. holder’s holding period in the shares of our common stock surrendered pursuant to the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss is subject to limitations under the Code. If a U.S. holder acquired different blocks of shares of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of our common stock.

Backup Withholding and Information Reporting

Generally, U.S. holders will be subject to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, unless a U.S. holder is a corporation or other exempt recipient, backup withholding (currently at a rate of 28%) may apply with respect to the amount of cash received if the U.S. holder:

•	fails to furnish a taxpayer identification number (“TIN”) within a reasonable time after a request therefore;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it failed to report interest or dividends properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder should consult with such holder’s own tax advisor as to such holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

Merger Consideration

Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized on the disposition of shares of our common stock pursuant to the merger unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the shares of our common stock at any time during the shorter of the non-U.S. holder’s holding period in such shares and the five years preceding the merger.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger as if it were a U.S. holder. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person (as defined under the Code) and, in addition, may be subject to the “branch profits tax” on its earnings that are effectively connected with its United States trade or business, including earnings from the shares of our common stock. The “branch profits tax” is 30%, but may be reduced or eliminated by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Backup Withholding and Information Reporting

The payment of the merger proceeds to a non-U.S. holder is generally not subject to information reporting if the beneficial owner certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing the appropriate properly executed IRS Form W-8), or otherwise establishes an exemption. Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

Litigation Relating to the Merger

We are aware of the following lawsuit related to the merger:

On October 19, 2010, Robert Israeli, a purported stockholder of the Company, filed a purported class action lawsuit in the Circuit Court of St. Louis County, Missouri against the Company, the Company’s directors, and Irving Place Capital. The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties to the Company’s stockholders, including their duties of loyalty, good faith and independence, by entering into a merger agreement which provides for inadequate consideration to stockholders of the Company, and the Company and Irving Place Capital aided and abetted the Company’s directors’ alleged breaches of their fiduciary duties. The plaintiffs seek injunctive relief preventing the defendants from consummating the transactions contemplated by the merger agreement, or in the event the defendants consummate the transactions contemplated by the merger agreement, rescission of such transactions, and attorneys’ fees and expenses. The Company and the other defendants have not yet responded to the complaint. The Company believes that this lawsuit is without merit and intends to defend it.

THE MERGER AGREEMENT

The following summary describes the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. We encourage you to read carefully the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Subsidiary were qualified and subject to important limitations agreed to by the Company, Parent and Merger Subsidiary in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other parties prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Merger Subsidiary will be merged with and into the Company and, as a result of the merger, the separate corporate existence of Merger Subsidiary will cease and the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Subsidiary until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. Except as determined by Parent or Merger Subsidiary prior to the effective time of the merger, the officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an annex to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be the bylaws of Merger Subsidiary in effect immediately prior to the effective time of the merger until amended in accordance with its terms or by applicable law.

Following the completion of the merger, the Company common stock will be delisted from the Nasdaq and deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

Unless Parent and the Company agree otherwise, the closing of the merger will take place on the later of (x) the third business day following the date on which the last of the conditions to the closing of the merger (described under “The Merger Agreement — Conditions to the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permissible, the waiver of those conditions at the closing of the merger) and (y) the third business day following the final day of the marketing period (as described below) or an earlier day during the marketing period as may be specified by Parent on no less than three business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we are targeting a closing of the merger prior to the end of 2010; however, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed to by the parties or at all. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Parent may agree and specify in the certificate of merger).

The merger agreement provides that the marketing period is the first period of twelve consecutive business days after October 5, 2010, throughout which (a) Parent has the required information described below and (b) the closing conditions relating to the adoption of the merger agreement by our stockholders, receipt of required regulatory approvals and absence of any law or order prohibiting the consummation of the merger have been satisfied, and nothing has occurred and no condition exists that would prevent any of the other conditions to the obligations of Parent and Merger Subsidiary to consummate the merger from being satisfied if the closing of the merger were to occur at any time during such twelve business day period. If the marketing period has not ended on or prior to December 15, 2010, it will not commence until January 3, 2011. In addition, the marketing period will not be deemed to have commenced if (i) before the completion of the marketing period, the Company’s accountants withdraw their audit opinion with respect to any financial statements, in which case the marketing period shall not commence until the time at which a new unqualified audit opinion is issued with respect to the financial statements for the applicable periods by the Company’s accountants, (ii) the Company shall have publicly announced any intention to restate any of its financial information contained in its documents filed with the SEC since January 1, 2007, in which case the marketing period shall not be deemed to commence until the time at which such restatement has been completed and such documents have been amended or the Company has announced that it has concluded that no restatement shall be required, or (iii) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act containing any financial information that would be required, if such offering documents were a filed registration statement, to be contained therein or incorporated therein by reference, in which case the marketing period shall not be deemed to commence until the time at which all such reports have been filed. Further, the marketing period will end on any earlier date on which the debt financing is otherwise obtained.

“Required information” consists of, as of any date, (i) such financial statements, financial data, audit reports and other pertinent information regarding the Company and its subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act for registered offerings of debt securities of the type contemplated by the debt financing commitment, to the extent the same is of the type and form customarily included, under current market practice, in private placements under Rule 144A to consummate the offering (provided that certain information is excluded, such as subsidiary financial statements, compensation disclosure and analysis as required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum) and (ii) such other information as is otherwise necessary in order to receive customary “comfort” letters, including “negative assurance” comfort letters, from independent auditors with respect to the information referred to in clause (i) of this paragraph.

Merger; Treatment of Company Common Stock

The merger agreement provides that each share of Company common stock outstanding immediately prior to the effective time of the merger (other than shares held by us or owned by Parent or any of its subsidiaries, or by stockholders who properly exercise their appraisal rights under Delaware law for such shares) will be converted at the effective time of the merger, by virtue of the merger, into the right to receive cash in the amount of $15.00 per share, without interest and less any applicable withholding taxes. Any outstanding shares of Company common stock that are held by us or owned by Parent or any of its subsidiaries will be cancelled without any conversion into a right to payment.

Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the effective time of the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation of the merger.

Treatment of Other Equity Securities

Stock Options

At the effective time of the merger, each option to acquire shares of Company common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled as of the effective time of the merger in exchange for the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event, no later than the earliest of (a) three business days after the effective time of the merger, (b) the end of the year in which the effective time of the merger occurs, or (c) the expiration of the original term of such option outstanding as of the effective time of the merger) a cash payment equal to the number of shares of Company common stock subject to the option, multiplied by the excess, if any, by which $15.00 exceeds the exercise price of the option, less any applicable withholding taxes. Each option for which the exercise price per share of Company common stock equals or exceeds $15.00 will be cancelled and have no further effect with no right to receive any consideration therefor.

Employee Stock Purchase Plan

The merger agreement provides that as soon as practicable following the date of the merger agreement, the board of directors or the compensation committee of the board of directors will adopt resolutions and take any other required actions to provide that with respect to the Employee Stock Purchase Plan (“ESPP”): (a) participants in the ESPP may not alter their payroll deductions from those in effect on the date of the merger agreement, (b) no new offering period will be commenced after the date of the merger agreement, (c) the ESPP will be terminated effective immediately prior to the effective time of the merger, and (d) the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the termination date of the ESPP will be refunded to such participant as promptly as practicable following the date on which the ESPP is terminated, without interest.

Company Restricted Shares

At or immediately prior to the effective time, each outstanding Company restricted share will vest and become free of any restrictions and, as of the effective time of the merger, will be cancelled and converted into the right to receive $15.00 per restricted share without interest.

Payment Procedures

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with the paying agent the aggregate consideration to be paid to holders of shares of Company common stock in the merger.

Promptly after the effective time, Parent will send, or will cause the paying agent to send, to each person who was a record holder of shares of Company common stock immediately prior to the effective time of the merger a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates of Company common stock or transfer of uncertificated shares to the paying agent) for use in such payment. You should not send in your stock certificates until you receive the letter of transmittal and you must follow all instructions set forth in the letter of transmittal when submitting your stock certificates.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

After the effective time of the merger, each holder of a certificate previously representing shares of issued and outstanding Company common stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal (or upon receipt by the paying agent of an “agent’s message” in the case of a book-entry transfer of uncertificated shares), be entitled to receive the applicable cash payment for each share of Company common stock represented by such certificate. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time only the right to receive the merger consideration. You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent.

If payment is to be made to a person other than the person in whose name the common stock certificate surrendered (or the transferred uncertificated share) is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer (or that an uncertificated share be properly transferred) and that the person requesting such payment pay to the paying agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate (or uncertificated share) of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, a certificate is presented to the surviving corporation, Parent or the paying agent for any reason, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the merger consideration made available to the paying agent unclaimed by our stockholders six months after the effective time of the merger will be delivered to Parent and any stockholders who have not properly exchanged their shares of Company common stock will thereafter look only to Parent for payment of the merger consideration in the amount due to them under the merger agreement (without interest).

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains customary representations and warranties made by the Company that are subject, in some cases, to specific exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization for the execution and delivery of, and the valid and binding nature of the merger agreement;

•	governmental authorizations necessary to complete the merger;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the merger;

•	disclosure documents relating to the merger agreement;

•	finders’ fees and fees payable to financial advisors in connection with the merger;

•	our capital structure;

•	the declaration of advisability of the merger agreement by the board of directors and the approval of the merger agreement and the merger by the board of directors;

•	our subsidiaries;

•	SEC filings since January 1, 2007 and our financial statements included therein;

•	compliance with the Sarbanes-Oxley Act and the listing and corporate governance requirements of the Nasdaq;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain changes and actions since June 30, 2010, including any material adverse effect on the Company (as described below);

•	the absence of certain undisclosed liabilities;

•	the absence of legal proceedings and government orders;

•	compliance with applicable laws and permits;

•	our material contracts and the absence of any default under any material contract;

•	tax matters;

•	our employees and employee benefit plans;

•	intellectual property, real property, information technology and environmental matters;

•	inapplicability of state anti-takeover statutes to the merger agreement, voting agreement and the merger;

•	the receipt of a fairness opinion from Oppenheimer;

•	affiliate transactions; and

•	insurance matters.

The merger agreement also contains customary representations and warranties made by Parent with respect to Parent and Merger Subsidiary that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent relate to, among other things:

•	corporate existence, good standing and corporate power to conduct business;

•	due authorization for the execution and delivery of, and the valid and binding nature of the merger agreement;

•	governmental authorizations necessary to complete the merger;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the merger;

•	disclosure documents relating to the merger agreement;

•	finders’ fees and fees payable to financial advisors in connection with the merger;

•	payment of fees under the commitment letters;

•	solvency of Parent immediately following consummation of the merger;

•	sufficiency of funds;

•	validity and enforceability of the commitment letters;

•	absence of default under commitment letters;

•	absence of contingencies related to the funding of financing other than as set forth in the equity or debt commitment letters;

•	absence of certain litigation;

•	the limited guarantee;

•	Parent and its affiliates not engaging or participating in any business competitive to the Company; and

•	its independent investigation of the Company.

Many of the representations and warranties in the merger agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to either the Company or Parent, as the case may be, any change, effect, development or event that has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of such party and its subsidiaries, taken as a whole, other than any changes, effects, developments or events resulting from, arising out of or attributable to:

•	the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), except to the extent such changes, effects, developments or events relating to or arising in connection with such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which such party and its subsidiaries operate;

•	the industries in which such party and its subsidiaries operate, except to the extent such changes, effects, developments or events relating to or arising in connection with such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which such party and its subsidiaries operate;

•	the announcement or pendency of the transactions contemplated by the merger agreement, the identity of Parent or the performance or compliance with the terms of the merger agreement (including, in each case, any loss of customers, suppliers or employees or disruption in business relationships);

•	the failure of such party to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such party’s common stock, provided that the facts or occurrences giving rise or contributing to such failure or fluctuation may be deemed to be, constitute or be taken into account when determining the occurrence of a material adverse effect;

•	acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility, or the occurrence of a military or terrorist attack, except to the extent such changes, effects, developments or events relating to or arising in connection with such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which such party and its subsidiaries operate;

•	changes in applicable law or United States generally accepted accounting principles consistently applied (“GAAP”) (or any interpretation thereof), except to the extent such changes, effects, developments or events relating to or arising in connection with such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which such party and its subsidiaries operate; and

•	any limitation on the ability to use the Company’s net operating losses arising between the date of the merger agreement and the effective time of the merger or as a result of the merger or the transactions contemplated by the merger.

The representations and warranties of the parties contained in the merger agreement will expire at the effective time of the merger or termination of the merger agreement.

Conduct of Business Pending the Merger

Interim Operations of the Company

From the date of the merger agreement until the earlier to occur of the effective time of the merger and the termination of the merger agreement, the merger agreement requires that the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with all material applicable laws and all material governmental authorizations, and use its reasonable best efforts to:

•	preserve intact its present business organization, material assets, properties, contracts and licenses and maintain in effect all permits;

•	keep available the services of its directors, officers and employees; and

•	maintain satisfactory relationships with its customers, lenders, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and others having material business relationships with it.

In addition, except as permitted by the merger agreement or by law or approved in writing by Parent and subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedules delivered by the Company in connection therewith or as required by applicable law, from the date of the merger agreement until the effective time of the merger, the Company will not, and will not permit any of its subsidiaries to, take any of the following actions:

•	amend or propose to amend the organizational documents of the Company or its subsidiaries;

•	split, reclassify or combine any shares of capital stock, declare any dividend or repurchase any shares of capital stock;

•	issue, deliver, sell, grant or pledge any shares of our capital stock or authorize or propose the issuance, delivery, sale, grant or pledge of any shares of our capital stock or pay or make commitments to pay amounts based on the price of Company common stock, other than the issuance of any shares of common stock upon the exercise of options or accruals or distributions in connection with the Director Deferred Fee Plan;

•	amend or propose to amend the terms of our capital stock;

•	form any subsidiary;

•	acquire any equity interest, assets or any real property of any other entity or person, other than acquisitions of raw materials (including any supplies used in the manufacture, production, assembling or packaging of the Company’s products) or acquisitions of assets in arms-length transactions in the ordinary course of business involving payment of consideration of $2,500,000 or less individually or less than $5,000,000 in the aggregate;

•	merge or consolidate with any other entity or person;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization, reorganization or restructuring (or resolutions providing for or authorizing such action) of the Company or any of its subsidiaries, other than the merger;

•	sell, lease, license or otherwise dispose of, or modify, amend, extend or renew any agreement with respect to, any subsidiary or any amount of assets, securities or property, other than pursuant to existing contracts or, the sale of inventory (including, without limitation, raw materials, work in process and finished goods) in arms-length transactions in the ordinary course or sales in arms-length transactions in the ordinary course involving the receipt of less than $2,500,000 individually or $4,000,000 in the aggregate, and provided that such sales do not materially impact the ability of the Company to conduct its business;

•	create or incur any lien on any material asset other than certain permitted liens or any immaterial lien incurred in the ordinary course of business and which is reasonably necessary to conduct the Company’s business as presently conducted;

•	make any loan, advance or investment, subject to certain exceptions;

•	create, incur, assume or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than any draw downs in the ordinary course of business on the Company’s current revolving credit facility with General Electric Capital Corporation or under indebtedness or guarantees existing on the date of the merger agreement;

•	redeem, repurchase, prepay, defease or cancel any indebtedness for borrowed money, other than as required in accordance with its terms;

•	enter into any material contract other than with respect to contracts for the sale or acquisition of inventory or raw materials in the ordinary course of business as permitted by the terms of the merger agreement, or terminate, amend, renew or extend in any material respect any material contract or waive any material right thereunder, other than in the ordinary course of business on terms consistent with past practice;

•	terminate, suspend, abrogate, abandon, cease to prosecute, fail to maintain, sell, license, assign, encumber, amend or modify in any material respect any material permit of the Company, material intellectual property owned by the Company or other material assets;

•	except as required by law or employee benefit plans in effect on the date of the merger agreement or in the ordinary course of business consistent with past practice,

•	grant or increase any severance or termination pay to any present or former director, officer or employee of the Company or any of its subsidiaries;

•	increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the merger agreement;

•	enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any existing directors, officers or employees;

•	establish, adopt or amend any collective bargaining or other benefit plan or arrangement covering any of their respective directors, officers or employees;

•	grant any equity or equity-based awards;

•	increase the compensation, bonus or other benefits payable to any current or former employee, director or officer of the Company, subject to certain exceptions; or

•	loan or advance any money or other property to any present or former director, officer or employee of the Company or any of its subsidiaries;

•	hire any person for employment with the Company or its subsidiaries reasonably expected to receive compensation in excess of $300,000 annually;

•	subject to certain exceptions, make, change or revoke any material tax election; settle or compromise any claim, notice, audit report or assessment in respect of a material amount of taxes; amend any income or other material tax return; enter into any tax allocation agreement, tax sharing agreement or other agreement relating to any material taxes; surrender or forfeit any right to claim a material tax refund; consent to any extension; or consent to any waiver of the statute of limitations period applicable to any income or other material tax or tax return;

•	make any material change in any method of accounting or accounting principles or practice used by the Company or any of the working capital policies applicable to the Company and its subsidiaries, except for any change required by reason of a concurrent change in GAAP or Regulation S-X, as approved by its independent public accountants;

•	settle or offer to settle any litigation, investigation, arbitration, suit, action, proceeding or other claim, other than compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $750,000 individually or $2,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries;

•	fail to use reasonable best efforts to maintain and keep in full force and effect existing material insurance policies for the benefit of the Company and its subsidiaries, subject to certain exceptions;

•	take any action which with the passage of time or giving of notice or both would result in material default under any material contract;

•	pay or discharge any material claims, liens or liabilities which are not reserved for or reflected in the Company’s balance sheet or incurred in the ordinary course of business after June 30, 2010;

•	subject to certain exceptions, authorize any capital expenditures in excess of $1,000,000 individually or $3,000,000 in the aggregate;

•	sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of its subsidiaries in any of the Company’s material intellectual property;

•	extend, amend, waive, cancel or modify any rights in or to the Company’s material intellectual property;

•	fail to diligently prosecute the material patent applications owned by the Company or any of its subsidiaries;

•	divulge, furnish to or make accessible any trade secrets within the Company’s material intellectual property to any third party who is not subject to an enforceable written confidentiality agreement;

•	subject to certain exceptions, convene any regular or special meeting (or any adjournment thereof) of the stockholders, other than the special meeting called for the purpose of voting on the proposal to adopt the merger agreement;

•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any contract with any affiliate of the Company; or

•	agree, resolve or commit to do any of the foregoing.

Stockholders’ Meeting

Unless the merger agreement has been validly terminated, we are required to take all reasonable action necessary to convene a meeting of our stockholders as promptly as practicable after the mailing of this proxy statement (but in no event later than 40 days after the mailing) to consider and vote upon the adoption of the merger agreement. We may postpone or adjourn the stockholders meeting (i) with the prior written consent of Parent or (ii) in the event we have provided timely written notice to Parent and Merger Subsidiary of our intention to effect a change of recommendation or terminate the merger agreement in light of a superior proposal or intervening event and the deadline with respect to such notice has not been reached. The Company shall adjourn the stockholders meeting (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which our board of directors has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our stockholders prior to the stockholders meeting or (iii) if required by law. Any such postponement or adjournment shall be to the earliest practicable future date. Subject to the provisions of the merger agreement discussed below under “The Merger Agreement — No Solicitations of Competing Proposals” beginning on page 65, our board of directors will recommend that our stockholders vote to approve the adoption of the merger agreement, include such recommendation in this proxy statement and use its reasonable best efforts to solicit approval of the adoption of the merger agreement.

Parent has agreed to vote or cause to be voted any shares of Company common stock beneficially owned by it or its subsidiaries in favor of the proposal to adopt the merger agreement. Parent previously executed and delivered, in its capacity as the sole stockholder of Merger Subsidiary, a written consent adopting the merger agreement.

No Solicitations of Competing Proposals

The merger agreement provides that the Company and its subsidiaries will not, and the Company will not knowingly permit its and their directors, officers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage (including by way of furnishing to any third party any non-public information) the submission of any “Acquisition Proposal” (as defined on page 67) or any proposal that is reasonably likely to lead to any Acquisition Proposal;

•	enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or any of it subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any third party that to the Company’s knowledge is seeking to make, or has made, an Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal;

•	withdraw, qualify or modify, in each case, in a manner adverse to Parent or publicly propose to withdraw, qualify or modify, in each case, in a manner adverse to Parent the recommendation of the board of directors, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of these, an “Adverse Recommendation Change”); or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument that constitutes or relates to an Acquisition Proposal or enter into any agreement that requires the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement.

The Company and its subsidiaries and their representatives will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party with respect to any Acquisition Proposal and will instruct such third party in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. Any breach of the non-solicitation provisions by any subsidiary or any representative of the Company shall be deemed to be a breach by the Company.

However, the board of directors, directly or indirectly, through advisors, agents or other intermediaries, may, at any time prior to the adoption of the merger agreement by the Company’s stockholders,

(i) engage in negotiations or discussions with a third party that, subject to our compliance with the requirements of the preceding paragraphs, has made after the date of the merger agreement a “Superior Proposal” or an unsolicited bona fide Acquisition Proposal that the board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal, provided that prior to taking such action, the board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

(ii) thereafter furnish to such third party information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement in customary form with terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and an affiliate of Parent; provided that (A) the confidentiality agreement between the Company and the third party will allow the Company to comply with the provisions of the merger agreement and cannot include any provision calling for an exclusive right to negotiate with the Company, (B) the Company will not, and will not allow its subsidiaries or its or their representatives to, disclose any commercially sensitive non-public information of the Company or any of its subsidiaries to the third party except in a manner consistent with the Company’s past practice of disclosing confidential information, and (C) all such information (to the extent that it has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to the third party.

In addition, at any time prior to the adoption and approval of the merger agreement by the Company’s stockholders, the Board may make an Adverse Recommendation Change if the board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided, however, that (1) if such Adverse Recommendation Change is in response to an Acquisition Proposal, such Adverse Recommendation Change can only be made if the board of directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and cannot be made until the third business day after Parent receives written notice from the Company notifying it that it intends to take such action and specifying the reasons therefor and (2) if such Adverse Recommendation Change is not in response to an Acquisition Proposal, it must be in response to an Intervening Event and cannot be made until the third business day after Parent receives written notice from the Company notifying Parent that the Company intends to take such action and specifying the reasons therefor and unless the Company during such three business day period offers to negotiate (and, if accepted, negotiate in good faith) with Parent in making adjustments to the terms and conditions of the merger agreement so that an Adverse Recommendation Change is no longer necessary.

In the event of (1) any Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company or its subsidiaries or for access to the business, properties, assets, books or records of the Company or its subsidiaries by a third party that, to the knowledge of the Company, may be considering making, or has made, an Acquisition Proposal or (2) a determination by the Company to provide information or to engage in discussions or negotiations concerning an Acquisition Proposal, the Company must promptly inform Parent (in any event, within 24 hours) of such Acquisition Proposal, inquiry or request orally and in writing and will identify the third party and the material terms of the Acquisition Proposal, if applicable, and will thereafter promptly keep Parent informed (in any event, within 24 hours) of any material developments affecting the status and terms of any such Acquisition Proposal, inquiry, proposal or request.

“Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any inquiry, offer or proposal relating to, or any third party indication of interest in,

•	any acquisition or purchase, direct or indirect, in any single transaction or series of related transactions, of 20% or more of the outstanding capital stock or other voting securities of the Company;

•	any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of the outstanding capital stock or other voting securities of the Company; or

•	a sale of assets equal to 20% or more of the Company’s consolidated assets, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the Company’s revenues or earnings on a consolidated bases are attributable.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company common stock or all or substantially all of the assets of the Company and its subsidiaries on terms that the board of directors determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside counsel and taking into account all relevant factors, including the terms and conditions of the Acquisition Proposal (including price, the identity of the person making the proposal, form of consideration, closing conditions, any governmental and other approval requirements, the ability to fully finance the proposal, the expected timing and likelihood of consummation and such other aspects of the proposal as the board of directors in good faith deems relevant), would result in a transaction (i) that if consummated, is more favorable to the Company’s stockholders from a financial point of view than the merger or, if applicable, any binding proposal by Parent capable of being accepted by the Company to amend the terms of the merger agreement, (ii) that is reasonably capable of being completed on the terms proposed and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the board of directors.

“Intervening Event” means a material event, material development or material change in circumstances relating to the Company or its subsidiaries which (i) is materially favorable to the long-term financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (ii) did not result from, arise out of, or be attributable to (A) changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) the announcement or pendency of the transactions contemplated by this Agreement or (C) any changes in applicable law or GAAP (or any interpretation thereof), (iii) was neither known to the board of directors nor reasonably foreseeable as of or prior to the date of the merger agreement and (iv) becomes known to or by the board of directors prior to the effective time of the merger; provided, however, that in no event shall an Intervening Event include (x) the receipt of an Acquisition Proposal or (y) any event or change relating to Parent.

Access to Information; Confidentiality

From the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, subject to certain exceptions described in the merger agreement, the Company has agreed to, and to cause its subsidiaries and its and their representatives, auditors and agents to, upon reasonable notice, give representatives of Parent and Merger Subsidiary reasonable access during normal business hours to the offices, properties, books and records of the Company and each of its subsidiaries and will furnish Parent and Merger Subsidiary with such financial and operating data and other information as Parent or Merger Subsidiary may reasonably request and will instruct its employees, counsel, financial advisors, auditors and representatives to cooperate with Parent in its investigation. In addition, Parent and the Company have agreed to remain bound by the confidentiality agreement executed by the Company and an affiliate of Parent prior to the execution of the merger agreement.

Financing

Parent and Merger Subsidiary have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the debt commitment letters and will not permit any amendment, replacement or supplement to be made to the debt commitment letters, or any waiver thereunder, if such amendment, modification or waiver (x) reduces the aggregate amount of the debt financing (including as a result of fees or original issue discount of the debt financing (unless the equity financing is increased by a corresponding amount)) or (y) imposes new or additional conditions or otherwise amends, modifies or expands any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to:

•	delay or prevent the closing of the merger;

•	make the funding of the debt financing (or satisfaction of the conditions thereto) less likely to occur; or

•	adversely impact the ability of Parent or Merger Subsidiary, as applicable, to enforce its rights against the other parties to the debt commitment letters or the definitive agreements with respect thereto.

In addition, Parent and Merger Subsidiary have agreed to use their reasonable best efforts to:

•	subject to the terms of the merger agreement and the debt financing commitments maintain in effect the debt commitment letters until consummation of the merger;

•	satisfy all conditions and covenants applicable to Parent and Merger Subsidiary in the debt commitment letters (including by consummating the financing pursuant to the terms of the equity financing commitment letter subject to the terms and commitments thereof) at or prior to the closing of the merger and otherwise comply with its obligations thereunder;

•	enter into definitive agreements with respect to the debt commitment letters on the terms and conditions (including the flex provisions) contemplated by the debt commitment letters;

•	consummate the financing prior to the closing of the merger on the terms and subject to the conditions of the debt financing commitments;

•	enforce its rights under the debt commitment letters; and

•	cause the lenders and other persons providing financing to fund the financing necessary to consummate the merger on the closing date of the merger.

If any portion of the debt financing becomes unavailable as contemplated in the debt commitment letters, Parent will use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent (taking into account the flex provisions set forth in the debt commitment letters) than those set forth in the debt commitment letters, in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event, but no later than the last business day of the “marketing period.”

Parent will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing.

We have agreed to and to use our reasonable best efforts to cause our representatives to provide to Parent and Merger Subsidiary, at Parent’s expense, such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with Parent’s debt financing of the merger, including: (i) providing the required marketing information to Parent, Merger Subsidiary and their financing sources, (ii) participating in a reasonable number of meetings with third parties, (iii) assisting Parent and its financing sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations, prospectuses, tender offer documents, lender presentations and similar documents relating to the debt financing, (iv) obtaining accountants’ comfort letters, appraisals, surveys, engineering reports, environmental and other inspections, title insurance, legal opinions and other documentation and items relating to the debt financing as reasonably requested by Parent and customary for similar financings, (v) providing monthly financial statements, (vi) providing and executing documents as may be reasonably requested by Parent and including a customary solvency certificate and consents of accountants for use of their reports, (vii) taking reasonable best efforts to permit prospective lenders to evaluate the Company’s assets or establish or maintain bank and other accounts and blocked account agreements and lock box arrangements in connection with the debt financing, (viii) using reasonable best efforts to assist Parent in obtaining waivers, consents, estoppels and approvals to the extent necessary, proper or advisable, (ix) executing and delivering underwriting or purchase agreements and other matters ancillary to the debt financing and (x) taking all corporate actions reasonably requested by Parent that are necessary or customary to permit the consummation of the debt financing.

Parent and Merger Subsidiary acknowledge and agree that the obtaining of financing is not a condition to consummation of the merger, such that if any financing (or any alternative financing) has not been obtained, Parent and Merger Subsidiary will continue to be obligated to consummate the transactions contemplated by the merger agreement, subject to the fulfillment or waiver of the conditions explained in more detail below in “— Conditions to the Merger.” If all or a portion of the debt financing to be obtained through the issuance of the senior secured notes has not been obtained on or prior to the closing of the merger, Parent will use its reasonable best efforts to cause, no later than the closing of the merger, the senior secured credit facility to be drawn, and the proceeds thereof to be used to replace such portion of senior secured notes not issued at the closing of the merger.

Other Covenants

Indemnification and Insurance

The merger agreement contains provisions relating to the indemnification of and insurance for the Company’s and its subsidiaries’ current and former directors and officers. Parent has agreed that for six years after the effective time of the merger, it will cause the Company to indemnify and hold harmless the Company’s and its subsidiaries’ current and former directors and officers for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted under applicable law or provided under the Company’s organizational documents as in effect as of the date of the merger agreement, subject to any limitation imposed under applicable law.

Parent will maintain for a period of six years after the effective time an insurance policy covering persons who were directors and officers of the Company and its subsidiaries prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of the Company and its subsidiaries prior to the merger on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, provided, however, that Parent will not be required to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year. Alternatively, prior to the effectiveness of the merger, at the Company’s request, Parent may purchase a six year prepaid “tail policy” providing coverage benefits and terms no less favorable than the Company’s current policy, provided that Parent will not be required to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year.

Filings; Other Actions; Notification

The Company and Parent will use their respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including effecting the regulatory filings described under “The Merger — Regulatory Approvals” beginning on page 52 and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

The Company and Parent have agreed, subject to certain exceptions and applicable law, to:

•	make an appropriate filing under the HSR Act with respect to the merger and all other filings required under any applicable non-U.S. antitrust or competition laws and under any other applicable competition, merger control, antitrust or similar law that the Company and Parent deem advisable or appropriate with respect to the merger as promptly as practicable and in any event within 10 business days of the date of the merger agreement;

•	supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable;

•	cooperate with one another in connection with the preparation of this proxy, in determining whether any action by or in respect of, or filing with, any governmental authority is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the merger and in taking such actions, furnishing information required in connection therewith or with the proxy statement and seeking timely to obtain any such actions, consents, approvals or waivers;

•	promptly notify the other party of any communication it receives from any governmental authority relating to the merger agreement and permit the other party to review in advance any proposed communication to such governmental authority and provide copies of all correspondence relating thereto. Neither Parent nor the Company will agree to participate in any meetings with any governmental authority unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party an opportunity to attend and participate in such meeting;

•	consult with each other prior to issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the merger agreement or merger, except as may be required by applicable law or any listing agreement with or rule of any national securities exchange;

•	cooperate and use reasonable best efforts to take actions reasonably necessary, proper and advisable to enable de-listing by the surviving corporation of the Company common stock from the Nasdaq and deregistration under the Exchange Act; and

•	notify the other party of: (i) any notice or other communication from any governmental authority in connection with the merger; (ii) any action, suit, claim or proceeding commenced, or to the knowledge of the parties, threatened against any party in connection with the merger agreement and the merger; (iii) any inaccuracy of any representation or warranty in the merger agreement at any time that could give rise to a risk of termination as further set forth in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 73 and (iv) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement that could reasonably be expected to give rise to a right of termination as set forth in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 73.

In addition, the Company cannot settle or offer to settle any stockholder litigation against the Company and/or its directors or executive officers relating to the merger agreement and the transactions related thereto without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) and the Company is required to use its reasonable best efforts to keep Parent reasonably informed with respect to the status of, and any material developments in, any such litigation.

Employee Benefit Matters

Parent has agreed that during the period commencing at the effective time of the merger and ending one year later, the employees of the Company and its subsidiaries as of the effective time who remain employed by the surviving company following the effective time generally will be provided with:

•	base salary and bonus opportunities which are no less favorable in the aggregate than the aggregate base salary and bonus opportunities provided by the Company and its subsidiaries immediately prior to the effective time of the merger;

•	retirement and welfare benefits and perquisites (excluding defined benefit pension, retiree medical and life insurance, and equity and equity-based benefits) that are substantially comparable in the aggregate to the retirement and welfare benefits and perquisites provided by the Company and its subsidiaries immediately prior the effective time of the merger; and

•	severance benefits that are substantially comparable in the aggregate to those set forth in any employment or severance agreement between the Company and any such current employee or any severance policy or practice of the Company and our subsidiaries, as applicable, with respect to our employees as of the date of the merger agreement.

Parent will also pay the amounts payable to each employee of the Company or its subsidiaries under the Company’s 2010 annual incentive plan at the time bonuses would otherwise be paid under such plan in accordance with the terms of the plan. Prior to the effective time of the merger, the board of directors will determine an estimated bonus pool for 2010 and determine the allocation of that pool based on year to date financial results and estimates for remaining results of 2010. Following the closing of the merger, the board of directors of the surviving corporation shall (using the same method as was used to determine the estimated bonus pool) determine the final 2010 bonus pool based on audited financial statements, and shall allocate the pool on a pro rata basis consistent with the estimated bonus pool.

As of the effective time of the merger, each award under each of the Company’s long-term incentive arrangements (including any restricted cash awards or similar arrangements) will fully vest, become free of any restrictions and be payable in full to each individual as promptly as practicable following the effective time of the merger (but in no event later than the date of payment with respect to the Company stock options (See The Merger Agreement — Treatment of Other Equity Securities — Stock Options” ).

As of the effective time of the merger, Parent will assume each stock unit in respect of a share of Company common stock issued under the Company’s Director Deferred Fee Plan and each such unit will be distributable in accordance with and in the time and manner set forth under the terms of the Director Deferred Fee Plan.

With respect to any employee benefit plan in which any employee of the Company or its subsidiaries who remains an employee of the surviving corporation following the effective time of the merger first becomes eligible to participate, on or after the effective time of the merger, Parent will (i) use reasonable best efforts to cause its third-party insurance providers or third-party administrators to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employee under plans providing medical benefits, but only to the extent waived or otherwise met under an analogous Company plan, and (ii) recognize service of Company employees accrued prior to the effective time of the merger (to the extent such service was recognized by the Company and its subsidiaries under the employee benefit plans in existence prior to the effective time) for purposes of eligibility to participate and vesting (but not for purposes of benefit accruals), provided that no such credit will be given to the extent it would result in the duplication of benefits for the same period of service.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligations of Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, to consummate the merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following mutual conditions:

•	approval of the proposal to adopt the merger agreement by the Company’s stockholders in accordance with Delaware law;

•	absence of legal prohibitions on completion of the merger; and

•	expiration or termination of the applicable waiting period under the HSR Act and any other consents, approvals or expirations of applicable waiting periods required to be obtained under applicable laws relating to the merger have been obtained, except when failure to obtain any of these consents or approvals would not have or be reasonably expected to have a material adverse effect.

Conditions to Parent’s and Merger Subsidiary’s Obligations

The obligations of Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver (to the extent permissible) of the following additional conditions:

•	the Company must have performed in all material respects all of its obligations under the merger agreement that are required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of the Company relating to corporate existence and power, corporate authorization, absence of a material adverse effect on the Company since June 30, 2010, no undisclosed material liabilities, antitakeover statutes, and finders’ fees must be true and correct in all material respects at and as of the date of the merger agreement and as of the closing date of the merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

•	the representations and warranties of the Company relating to its capitalization must be true and correct at and as of the date of the merger agreement and as of the closing date of the merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except for such inaccuracies that are no greater than $500,000;

•	the other representations and warranties of the Company must be true and correct (disregarding all qualifications or limitations as to “materially” or “material adverse effect”) at and as of the date of the merger agreement and as of the closing date of the merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

•	Parent must have received a certificate signed by the chief executive officer or chief financial officer of the Company certifying the satisfaction of the conditions described in the previous four bullets; and

•	since the date of the merger agreement, there has not occurred and there is not continuing any material adverse effect of the Company.

Conditions to the Company’s Obligations

The obligations of the Company to consummate the merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following additional conditions:

•	each of Parent and Merger Subsidiary must have performed in all material respects all of their obligations under the merger agreement that are required to be performed by them at or prior to the effective time of the merger;

•	the representations and warranties of Parent must be true and correct (disregarding all qualifications or limitations as to “materially” or “material adverse effect”) at and as of the date of the merger agreement and as of the closing date of the merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure to be so true and correct would not reasonably be expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by the merger agreement on a timely basis; and

•	the Company must have received a certificate signed by the chief executive officer or chief financial officer of Parent certifying the satisfaction of the conditions described in the previous two bullets.

Termination of the Merger Agreement

The Company and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders, as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by April 5, 2011 (however, this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement results in the failure of the merger to be consummated by April 5, 2011);

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	any applicable law either (i) makes consummation of the merger illegal or otherwise prohibited or (ii) enjoins the Company or Parent from consummating the merger, which enjoinment will have become final and nonappealable, provided that the party seeking to terminate the merger agreement has used all reasonable best efforts required by the merger agreement to prevent, oppose and remove the applicable law.

•	by Parent, if:

•	an Adverse Recommendation Change (as defined on page 66) has occurred;

•	the Company has willfully breached in any material respect any of its obligations under the non-solicitation provisions set forth in the merger agreement;

•	a third party commences a tender offer or exchange offer for Company common stock that constitutes an Acquisition Proposal (as defined on page 67) or an Acquisition Proposal is publicly announced and, within ten business days after the public announcement of such Acquisition Proposal, the Company fails to publicly reaffirm the Company’s board of directors recommendation for approval of the proposal to adopt the merger agreement;

•	the Company fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer);

•	the Company fails to include the Company board recommendation in this proxy statement;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the merger agreement has occurred that would cause the condition to closing relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement not to be satisfied and such breach or failure is not cured by the earlier of April 5, 2011 or thirty days following the Company’s receipt of written notice of such breach or failure, provided that, at the time of the delivery of such notice, Parent is not in material breach of its obligations under the merger agreement; or

•	a material adverse effect on the Company shall have occurred since the date of the merger agreement that is not capable of being cured prior to April 5, 2011.

•	by the Company, if:

•	at any time prior to the adoption of the merger agreement by our stockholders, (i) our board of directors authorizes the Company to enter into an alternative acquisition agreement concerning an acquisition proposal that the board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes a Superior Proposal (as defined on page 67), provided that (A) prior to termination, the Company gives Parent written notice of its intention to terminate the merger agreement and enter into an agreement concerning the Superior Proposal, (B) during a three business day period following Parent’s receipt of such notice, the Company offers to negotiate (and, if accepted, negotiate in good faith) with Parent in making adjustments to the terms and conditions of the merger agreement, (C) the board of directors determines in good faith after such three business day period that the alternative transaction continues to be a Superior Proposal and (D) the board of directors shall have determined in good faith, after consulting with and receiving the advice of outside counsel, that failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duty; (ii) concurrently with the termination of the merger agreement, we enter into a definitive alternative acquisition agreement with respect to a Superior Proposal and (iii) prior to, or concurrently with, such termination, we pay to an affiliate of Parent the termination fee discussed under “The Merger Agreement — Termination Fees and Expenses;”

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the merger agreement has occurred that would cause the condition to closing relating to the accuracy of the representations and warranties of Parent or Merger Subsidiary or compliance by Parent or Merger Subsidiary with their obligations under the merger agreement not to be satisfied and such breach or failure is not cured by the earlier of April 5, 2011 or thirty days following Parent’s receipt of written notice of such breach or failure, provided that, at the time of delivery of such notice, the Company is not in material breach of its obligations under the merger agreement; or

•	if at least 5 business days have passed since the Company has notified Parent that it believes the conditions to closing have been satisfied, all the closing conditions to the merger agreement (other than those conditions that by their nature are to be satisfied by actions taken at closing) have been satisfied, or to the extent permissible, waived by the party entitled to the benefit of such conditions, and Parent and Merger Subsidiary fail to consummate the merger within two business days following the date on which the closing should have occurred.

If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party unless such party intentionally and materially breached the merger agreement. However, the provisions of the merger agreement relating to confidentiality, termination fees and expenses, governing law, jurisdiction and waiver of jury trial will continue in effect notwithstanding termination of the merger agreement.

Termination Fees and Expenses

Termination Fees Payable by the Company

The Company has agreed to pay to an affiliate of Parent the termination fee of $6,440,000, plus the documented reasonable out-of-pocket fees and expenses incurred by Parent and Merger Subsidiary in connection with the merger agreement up to an aggregate of $2,000,000, if any of the following payment events occurs:

•	the Company terminates the merger agreement at any time prior to the adoption of the merger agreement by our stockholders if (i) the Company’s board of directors authorizes the Company to enter into an alternative acquisition agreement concerning an acquisition proposal that the board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes a Superior Proposal, provided that (A) prior to termination, the Company gives Parent written notice of its intention to terminate the merger agreement, (B) during a three business day period following Parent’s receipt of such notice, the Company offers to negotiate (and if accepted, negotiated in good faith) with Parent in making adjustments to the terms and conditions of the merger agreement, (C) the board of directors determines in good faith after such three business day period that the alternative transaction continues to be a Superior Proposal and (D) the board of directors shall have determined in good faith, after consulting with and receiving the advice of outside legal counsel, that failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties; and (ii) concurrently with the termination of the merger agreement, the Company enters into a definitive alternative acquisition agreement with respect to a Superior Proposal;

•	Parent terminates the merger agreement due to the board of directors having made an Adverse Recommendation Change;

•	Parent terminates the merger agreement due to the Company having willfully breached in any material respect any of its obligations under the non-solicitation provisions set forth in the merger agreement;

•	Parent terminates the merger agreement after a third party commences a tender offer or exchange offer for Company common stock that constitutes an Acquisition Proposal (as defined on page 67) or an Acquisition Proposal is publicly announced and, within ten business days after the public announcement of such Acquisition Proposal, the Company failed to publicly reaffirm the Company’s board of directors recommendation for approval of the proposal to adopt the merger agreement;

•	Parent terminates the merger agreement after the Company failed to include the Company board of directors recommendation in the proxy statement; or

•	Parent terminates the merger agreement because the Company has failed to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer).

In addition, the Company has agreed to pay to an affiliate of Parent the termination fee of $6,440,000, plus the documented reasonable out-of-pocket fees and expenses incurred by Parent and Merger Subsidiary in connection with the merger agreement up to an aggregate of $2,000,000, if any of the following payment events occurs:

•	either Parent or the Company terminates the merger agreement because the merger has not been consummated by April 5, 2011;

•	either Parent or the Company terminates the merger agreement because the Company stockholders meeting shall have been convened and a vote to approve the merger agreement shall have been taken thereat and the approval of the Company’s stockholders shall not have been obtained; or

•	Parent terminates the merger agreement because a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the merger agreement has occurred that would cause the condition to closing relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement not to be satisfied and is not cured by the earlier of April 5, 2011 or thirty days following the Company’s receipt of written notice of such breach or failure, provided that, at the time of delivery of such notice, Parent is not in material breach of its obligations under the merger agreement;

provided, however, that the Company shall only be required to pay a termination fee if (A) prior to such termination, an Acquisition Proposal shall have been made to the stockholders of the Company generally or shall have otherwise been publicly disclosed or proposed by a third party and (B) within 12 months following the date of such termination the Company enters into a written agreement in respect of, or consummates a transaction described in the definition of “Acquisition Proposal” (provided that for purposes of the termination fees section only, all references to 20% in the definition of “Acquisition Proposal” on page 67 are deemed instead to be 50%).

Termination Fees Payable by Parent

Parent has agreed to pay the Parent fee of $25,000,000 if:

•	the Company terminates the merger agreement due to a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the merger agreement that would cause the condition to closing relating to the accuracy of the representations and warranties of Parent or Merger Subsidiary or compliance by Parent or Merger Subsidiary with their obligations under the merger agreement not to be satisfied and such condition is not cured by the earlier of April 5, 2011 or thirty days following Parent’s receipt of written notice of such breach or failure, provided that, at the time of delivery of such notice, the Company is not in material breach of its obligations under the merger agreement; or

•	the Company terminates the merger agreement because at least 5 business days have passed since the Company has notified Parent that it believes the conditions to closing have been satisfied, all the closing conditions to the merger agreement (other than those conditions that by their nature are to be satisfied by actions taken at closing) have been satisfied or, to the extent permissible, waived by the party entitled to the benefit of such conditions, and Parent and Merger Subsidiary fail to consummate the merger within two business days following the date on which the closing should have occurred.

The guarantor has agreed to guarantee the obligation of Parent to pay the Parent fee of $25,000,000 pursuant to the limited guarantee. See “The Merger — Limited Guarantee” on page 51 for a description of the limited guarantee.

Expenses

All costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense, except Parent and the Company shall equally bear the filing fees of the filings made under applicable antitrust laws.

Remedies

If Parent and Merger Subsidiary fail to effect the closing of the merger or otherwise breach the merger agreement or fail to perform their obligations under the merger agreement, then our sole and exclusive remedy against Parent, Merger Subsidiary, the guarantor and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, financing sources, managers, general or limited partners or assignees for any breach, loss or damage will be to terminate the merger agreement and receive payment of the Parent fee of $25,000,000 (including enforcing our rights under the limited guarantee). Upon payment of such amount, no person will have any rights or claims against any of Parent, Merger Subsidiary, the guarantor and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, financing sources, managers, general or limited partners or assignees under the merger agreement, the limited guarantee, the commitment letters or otherwise and none of Parent, Merger Subsidiary, the guarantor and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, financing sources, managers, general or limited partners or assignees will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

If the merger agreement is terminated in circumstances in which we are required to pay the termination fee payable to an affiliate of Parent, Parent’s and Merger Subsidiary’s sole and exclusive remedy, subject to certain rights to equitable relief, including specific performance, against us for any breach, loss or damage will be to receive payment of the termination fee payable by us. Upon payment of such amount, no person will have any rights or claims against us and our affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees under the merger agreement or otherwise and none of us and our affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent fee of $25,000,000 payable by Parent, or, subject to the possible entitlement to specific performance, upon payment by the Company of the termination fee, will Parent or Merger Subsidiary be entitled to monetary damages in excess of the amount of the termination fee.

Parent and Merger Subsidiary are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

The Company is not entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement or to enforce specifically the terms of the merger agreement.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the effective time of the merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval of the adoption of the merger agreement by the Company’s stockholders and without their further approval, no amendment or waiver that requires stockholder approval under Delaware law may be made.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “The Merger — Background of the Merger” beginning on page 22 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of the Company’s securities, election of the Company directors or sale or other transfer of a material amount of our assets (i) between the Company or any of its affiliates, on the one hand, and IPC, Parent, Merger Subsidiary, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of the Company or (iii) between the Company and its affiliates, on the one hand, and any person not affiliated with the Company who would have a direct interest in such matters, on the other hand.

MARKET PRICE OF COMPANY COMMON STOCK

Our common stock, par value $0.01 per share, is listed on The Nasdaq Capital Market under the symbol “THMD.” The following table shows, for the periods indicated, the high and low sales prices, as the case may be, of a share of common stock for each quarter during fiscal years 2008 and 2009, and the first, second, third and fourth (through October 29, 2010) quarters of fiscal 2010, as reported by published financial sources.

	Sales Prices
	High	Low

2008
First Quarter	$11.50	$7.75
Second Quarter	$18.20	$8.63
Third Quarter	$22.74	$14.00
Fourth Quarter	$17.21	$5.40
2009
First Quarter	$8.16	$1.25
Second Quarter	$4.81	$2.04
Third Quarter	$6.98	$3.22
Fourth Quarter	$7.47	$5.88
2010
First Quarter	$8.50	$6.76
Second Quarter	$12.68	$7.25
Third Quarter	$14.68	$10.33
Fourth Quarter (through October 29, 2010	$15.26	$13.94

On October 4, 2010, the last full trading day prior to the public announcement of the execution of the merger agreement, the closing sales price of Company common stock was $14.72. On October 29, 2010, the most recent practicable date before the printing of this proxy statement, the closing sales price of Company common stock was $15.08. You are urged to obtain a current market price quotation for our common stock. Also on October 29, 2010, there were 13,556,813 shares of our common stock outstanding. As a result of the merger, our common stock will be delisted from the Nasdaq.

We have historically not paid any cash dividends on our common stock, and we do not have any present intention to commence payment of any cash dividends. Future determination as to the payment of cash or stock dividends will depend upon our results of operations, financial condition, capital requirements, restrictions contained in our credit agreement and in the indentures, and such other factors as the board of directors considers appropriate.

INFORMATION ABOUT STOCK OWNERSHIP

The following table sets forth, as of October 29, 2010, certain information regarding the ownership of common stock (i) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock; (ii) by each director; (iii) by each named executive officer; and (iv) by all directors and executive officers as a group. The Company believes that, unless otherwise noted, each person shown in the following table has sole voting and sole investment power with respect to the shares indicated.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class (1)

Angelo, Gordon & Co., L.P., 245 Park Avenue, New York, NY 10167(2)	4,496,555	33.2%
John P. Pecora 130 Montadale Drive, Princeton, NJ 08540(3)	1,119,622	8.3%
GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580(4)	997,032	7.4%
Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019(5)	911,959	6.7%
Paul D. Melnuk(6)	265,961	2.0%
Steven A. Schumm(6)	110,001	*
Martin Quinn(5)	73,408	*
Terry J. Downes(6)	72,659	*
J. Joe Adorjan(6)	49,166	*
Bradley G. Pattelli	35,000	*
James B. Gamache(6)	33,100	*
Terry Moody(6)	27,622	*
Andrew L. Berger(6)	25,000	*
Marnie S. Gordon(6)	25,000	*
Christopher P. Hartmann	—	—
All directors and executive officers as a group (11 persons)	716,917	5.3%

*	Represents less than 1%.

(1)	Based on 13,556,813 shares of common stock outstanding as of October 29, 2010, and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Information with respect to the shares beneficially owned by Angelo, Gordon & Co., L.P is based on a Schedule 13D/A filed with the SEC on October 7, 2010.

(3)	Information with respect to the shares beneficially owned by John P. Pecora is based on a Schedule 13D/A filed with the SEC on August 26, 2009.

(4)	Information with respect to the shares beneficially owned by GAMCO Investors, Inc. is based on a Schedule 13D/A filed with the SEC on October 18, 2010.

(5)	Information with respect to the shares beneficially owned by Royce & Associates, LLC is based on a Schedule 13F filed with the SEC on June 30, 2010.

(6)	Includes the following number of shares underlying options exercisable within 60 days of October 29, 2010: Mr. Melnuk, 139,800; Mr. Schumm, 61,366; Mr. Quinn, 26,366; Mr. Downes, 34,366; Mr. Adorjan, 26,666; Mr. Gamache, 25,000; Mr. Moody, 1,366; Mr. Berger, 25,000; Ms. Gordon, 25,000; and all directors and executive officers as a group, 364,930.

APPRAISAL RIGHTS

If the merger is consummated, dissenting holders of Company common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of Company common stock appraised by the Delaware Court of Chancery, or the “Court of Chancery,” and to receive the “fair value” of such shares in cash as determined by the Court of Chancery, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the merger consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. The fair value of Company common stock as determined by the Court of Chancery may be more or less than, or the same as, the $15.00 per share that you are otherwise entitled to receive under the terms of the merger agreement.

This section provides a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely will result in the loss of your appraisal rights. This summary is not a complete statement regarding your appraisal rights and the procedures that you must follow in order to seek and perfect appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex B. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your appraisal rights under Section 262.

IF YOU WISH TO EXERCISE APPRAISAL RIGHTS OR WISH TO PRESERVE YOUR RIGHT TO DO SO, YOU SHOULD REVIEW ANNEX B CAREFULLY AND SHOULD CONSULT YOUR LEGAL ADVISOR, AS FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN ANNEX B WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting a constituent corporation, such as us, must notify each of its holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to holders of Company common stock concerning the availability of appraisal rights under Section 262.

Stockholders wishing to assert appraisal rights must hold the shares of Company common stock on the date of making the written demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger. Stockholders who desire to exercise appraisal rights must also satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to us before the vote on the merger occurs. This written demand for appraisal of shares must be in addition to and separate from a vote against the proposal to adopt the merger agreement, or an abstention or failure to vote for the proposal to adopt the merger agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption of the merger agreement. A vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner

All demands for appraisal should be addressed to Thermadyne Holdings Corporation, 16052 Swingley Ridge Road, Suite 300, St. Louis, Missouri 63017, Attention: Nick H. Varsam, Secretary. The demand must reasonably inform us of the identity of the stockholder as well as the stockholder’s intention to demand an appraisal of the “fair value” of the shares held by the stockholder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted “FOR” the adoption of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the merger consideration specified in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, with such approval conditioned upon such terms as the Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Company common stock owned by stockholders entitled to appraisal rights. The surviving corporation has no obligation to file such a petition if demand for appraisal is made, and holders should not assume that it will file a petition. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262. Additionally, within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon the surviving corporation. The surviving corporation must, within 20 days after service, file in the office of the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company common stock and with whom we have not reached agreements as to the value of their shares. The Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court of Chancery determines the holders of Company common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of shares of Company common stock as of the effective time of the merger, after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Company common stock. You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value,” the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a contrary determination, each party bears his, her or its own expenses.

Any stockholder who has demanded appraisal will not, after the effective time of the merger, be entitled to vote for any purpose the shares of Company common stock subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex B to this proxy statement) may result in termination of such stockholder’s appraisal rights and the stockholder will be entitled to receive the $15.00 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL CONTROL.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from the Nasdaq and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If we obtain the requisite stockholder vote at the special meeting and the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders.

If the merger is not consummated, we expect to hold a 2011 Annual Meeting of Stockholders. Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at the annual meeting and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our corporate secretary, Nick H. Varsam, at 16052 Swingley Ridge Road, Suite 300, St. Louis, Missouri 63017 no later than December 3, 2010. SEC rules set standards for the types of stockholder proposals allowed and the information that must be provided by the stockholder making the request.

In addition, pursuant to our bylaws, for business to be properly brought before the annual meeting by a stockholder, notice in writing must be delivered or mailed to the Secretary and received at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (no earlier than December 28, 2010 and no later than January 27, 2011 with respect to the 2011 annual meeting). In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

The stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business to be brought before the annual meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing the business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of shares of the Company common stock which are beneficially owned by the stockholder, and by the beneficial owner, if any, on whose behalf the proposal is made; and (iv) any material interest of the stockholder, and of the beneficial owner, if any, on whose behalf the proposal is made, in such business.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders sharing the same address. We will promptly deliver a separate copy of these documents to you if you call or write us at:

Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
Attn: Nick H. Varsam, Corporate Secretary
Phone: (636) 728-3084
Facsimile No: (636) 728-3010

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, as applicable, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC’s Public Reference Room in Washington D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.thermadyne.com.

Should you want more information regarding us, please refer to the annual, quarterly and current reports, as applicable, filed with the SEC.

The information concerning us contained in this document has been provided by us and the information concerning Parent and Merger Subsidiary included in this document has been provided by Parent.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 1, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
dated as of
October 5, 2010
among
RAZOR HOLDCO INC.,
RAZOR MERGER SUB INC.
and
THERMADYNE HOLDINGS CORPORATION

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 5, 2010, among Razor Holdco Inc., a Delaware corporation (“Parent”), Razor Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Thermadyne Holdings Corporation, a Delaware corporation (the “Company”).

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company, with the Company surviving that merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company’s shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement by the Company’s shareholders;

WHEREAS, the board of directors of Parent as the sole shareholder of Merger Subsidiary, and the board of directors of Merger Subsidiary, have adopted and approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s entering into this Agreement, certain shareholders of the Company have entered into a Voting Agreement with Parent (the “Voting Agreement”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition of the Company entering into this Agreement, Irving Place Capital Partners III, L.P. (the “Guarantor”) is entering into a limited guarantee in favor of the Company (the “Guarantee”) pursuant to which the Guarantor is guaranteeing certain of the obligations of Parent and Merger Subsidiary under this Agreement as set forth in the Guarantee;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01.  Definitions.  As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, offer or proposal (other than an offer or proposal by Merger Subsidiary or Parent), including any proposal to the shareholders of the Company from any Third Party, relating to, (A) any acquisition or purchase, direct or indirect, in any single transaction or series of related transactions, of 20% or more of the outstanding capital stock or other voting securities of the Company, (B) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of the outstanding capital stock or other voting securities of the Company, or (C) a sale of assets equal to 20% or more of the Company’s consolidated assets, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the Company’s revenues or earnings on a consolidated bases are attributable.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2010 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means June 30, 2010.

“Company Common Stock” means the common stock, $.01 par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2010.

“Company Intellectual Property” means all (i) Company Owned Intellectual Property and (ii) Intellectual Property used by the Company or its Subsidiaries in the conduct of their respective businesses.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries and includes all Intellectual Property listed on Section 4.17 of the Company Disclosure Schedule.

“Company Restricted Share” means each restricted share of Company Common Stock representing a share of Company Common Stock outstanding as of the Effective Time granted pursuant to the 2004 Stock Plan or any other equity or compensation plan or arrangement of the Company.

“Compliant” means, with respect to the Required Information, that such Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which it was made, not misleading, provided, that Required Information shall not fail to be compliant as a result of a new development with respect to the Company and its Subsidiaries occurring after the commencement of the Marketing Period so long as the Company shall promptly update such information to make it otherwise Compliant and provide it to Parent and Parent does not reasonably determine that it is necessary to commence a new Marketing Period.

“Contract” any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease, license or use and occupancy agreement.

“Delaware Law” means the Delaware General Corporation Law, as amended.

“Environmental Law” means any Applicable Law relating to (i) the generation, manufacturing, use, treatment, transportation, storage, handling or disposal of any Hazardous Substance or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety with respect to exposures to and management of Hazardous Substances, (iv) occupational health and safety, or (iv) the environment.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles consistently applied.

“GE Credit Agreement” means that certain Third Amended and Restated Credit Agreement among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C & G Systems, Inc., Stoody Company, Protip Corporation, Thermadyne International Corp., the Credit Parties signatory thereto, General Electric Capital Corporation, as agent and Lender, and the other Lenders signatory thereto dated June 29, 2007, as amended by the First Amendment dated October 7, 2008, and as further amended by the Second Amendment dated June 15, 2009, and the Third Amendment dated February 23, 2010, or as may be amended after the date of this Agreement in accordance with this Agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Hazardous Substance” means any chemical, substance, waste or material listed or defined as a “pollutant,” “contaminant,” “toxic,” or “radioactive,” “ignitable,” “corrosive,” “reactive,” or “hazardous” or words of similar meaning under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other tangible works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge of the Company” means the actual knowledge, of the Company’s executive officers, after due inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means with respect to any Person, any change, effect, development or event that has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no change, effect, development or event (by itself or when aggregated or taken together with any and all other changes, effects, developments or events) resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no change, effect, development or event (by itself or when aggregated or taken together with any and all other changes, effects, developments or events)

resulting from, arising out of, or attributable to, any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (A) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by this Agreement, the identity of Parent or the performance or compliance with the terms of this Agreement (including, in each case, any loss of customers, suppliers or employees or disruption in business relationships) (provided that is understood this clause (C) shall not apply to the representations in Section 4.04), (D) any changes, effects, developments or events resulting from the failure of such Person to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such Person’s common stock (it being understood that the facts or occurrences giving rise or contributing to such failure or fluctuation may be deemed to be, constitute or be taken into account when determining the occurrence of a Material Adverse Effect), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, (F) any changes in Applicable Law or GAAP (or any interpretation thereof) or (G) any limitation on the ability to use the Company’s net operating losses arising between the date of this Agreement and the Effective Time or as a result of the Merger or the transactions contemplated by this Agreement, except to the extent such changes, effects, developments or events relating to or arising in connection with the matters described in clauses (A), (B), (E) and (F) above disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Stock Market LLC

“Organizational Documents” means (a) with respect to any entity that is a corporation, such corporation’s certificate or articles of incorporation and bylaws, (b) with respect to any entity that is a limited liability company, such limited liability company’s certificate or articles of formation and operating agreement, and (c) with respect to any other entity, such entity’s organizational or charter documents.

“Permitted Liens” shall mean any of the following: (i) statutory Liens for Taxes, assessments and governmental charges or levies either not yet due and delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) statutory mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property; (iv) Liens imposed by Applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) good faith pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to materially detract from the value or materially interfere with the present use of the property or asset subject thereto or affected thereby; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Filed Company SEC Documents; and (ix) Liens set forth on Section 1.01 of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Treasury Regulations” means the United States Department of Treasury regulations promulgated under the Code.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

2004 Stock Plan	Section 4.05(a)
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Board of Directors	Recitals
Certificate	Section 2.02(a)
Certificate of Merger	Section 2.01(c)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble
Company Board Recommendation	Section 4.02(a)
Company Capital Stock	Section 4.05(a)
Company Material Contract	Section 4.14(b)
Company Payment Event	Section 11.04(b)
Company Permits	Section 4.13(b)
Company Preferred Stock	Section 4.05(a)
Company Proxy Statement	Section 4.09
Company Related Party or Company Related Parties	Section 11.04(f)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Shareholder Approval	Section 4.02(a)
Company Shareholder Meeting	Section 6.02(b)
Company Stock Option	Section 2.05(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 11.04(b)
Confidentiality Agreement	Section 6.04(b)
Current Employees	Section 7.05(a)
D&O Insurance	Section 7.04(d)
Debt Financing	Section 5.06(a)
Debt Financing Commitments	Section 5.06(a)
Director Option Agreements	Section 4.05(a)
Director Option Plan	Section 4.05(a)
Dissenting Shares	Section 2.04
Effective Time	Section 2.01(c)
Employee Plans	Section 4.16(a)
End Date	Section 10.01(b)(i)
Equity Commitment Party	Section 5.06(a)
Equity Financing	Section 5.06(a)

Term	Section

Equity Financing Commitment	Section 5.06(a)
ESPP	Section 2.05(a)
Filed Company SEC Documents	Article 4
Financing	Section 5.06(a)
Financing Commitments	Section 5.06(a)
Foreign Plan	Section 4.16(a)
Guarantee	Recitals
Guarantor	Recitals
Improvements	Section 4.18
Indemnified Person	Section 7.04(a)
internal controls	Section 4.07(h)
Intervening Event	Section 6.03(d)
Leased Real Property	Section 4.18
Marketing Period	Section 6.05(b)
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
New Company Plans	Section 7.05(e)
Order	Section 4.12(a)
Owned Real Property	Section 4.18
Parent	Preamble
Parent Payment Event	Section 11.04(c)
Parent Related Party or Parent Related Parties	Section 11.04(e)
Parent Termination Fee	Section 11.04(c)
Paying Agent	Section 2.03(a)
Payment Fund	Section 2.03(a)
PBGC	Section 4.16(b)
Representatives	Section 6.03(a)
Required Governmental Authorizations	Section 4.03
Required Information	Section 6.05(b)
Standstill Agreement	Section 6.03(d)
Stock Plans	Section 4.05(a)
Superior Proposal	Section 6.03(d)
Superior Proposal Notice	Section 10.01(d)(i)
Surviving Corporation	Section 2.01(a)
Tax	Section 4.15(o)
Taxes	Section 4.15(o)
Taxing Authority	Section 4.15(o)
Tax Return	Section 4.15(p)
Title IV Plan	Section 4.16(b)
Uncertificated Share	Section 2.02(a)
Voting Agreement	Recitals

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. Any dollar threshold set further herein shall not be used as a benchmark for determination of what is “material” or a “Material Adverse Effect” or any phrase of similar import under the Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

The Merger

Section 2.01.  The Merger.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)  Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in St. Louis, Missouri at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102, as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), the Closing shall occur on the earlier to occur of (i) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (ii) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in Article 9 for the Closing as of the date determined pursuant to this proviso), or at such other time or on such other date as Parent and the Company may mutually agree; (the “Closing Date”).

(c)  Upon the Closing, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as permitted by Delaware Law as Parent and the Company shall agree and shall be specified in the Certificate of Merger).

(d)  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary or the holders of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a)  except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Common Stock and each Company Restricted Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $15.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration.

(b)  each share of Company Common Stock held by the Company or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c)  each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.  Surrender and Payment.

(a)  Prior to the Effective Time, Parent shall appoint a commercial bank or trust company that is reasonably satisfactory to the Company (the “Paying Agent”) for the purpose of paying the Merger Consideration to the holders of Company Common Stock and shall enter into a Paying Agent Agreement with the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause Merger Subsidiary to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of shares of Company Common Stock, for payment in accordance with this Section 2.03 through the Paying Agent, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.02. All cash deposited with the Paying Agent pursuant to this Section 2.03(a) shall herewith be referred to as the “Payment Fund”. Promptly after the Effective Time (and in any event within two Business Days following the Closing Date), Parent shall send, or shall cause the Paying Agent to send, to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock entitled to receive payment of the Merger Consideration pursuant to Section 2.02(a) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such payment.

(b)  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent, Parent and the Surviving Corporation that such tax has been paid or is not payable.

(d)  The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and converted into the right to receive only the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this Article 2.

(e)  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not received payment of the Merger Consideration for such converted shares of Company Common Stock in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04.  Dissenting Shares.  Notwithstanding any provision in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. From and after the Effective Time, a holder of Dissenting Shares shall not have, and shall not be entitled to exercise, any of the voting rights or other rights of a holder of shares of the Surviving Corporation. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of Delaware Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05.  Stock Options and Other Equity Awards.

(a)  At the Effective Time, each outstanding Company Stock Option under any Stock Plan, including without limitation the 2004 Stock Plan, the Director Option Plan and the Director Option Agreements, whether or not then exercisable or vested, shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than the earliest of: (a) three Business Days after the Effective Time, (b) the end of the year in which the Effective Time occurs, or (c) the expiration of the original term of such Company Stock Option outstanding as of the Effective Time), an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock under such Company Stock Option, less any applicable taxes required to be withheld with respect to such payment. As used herein, the term “Company Stock Option” shall mean any outstanding option to purchase shares of Company Common Stock under any Stock Plan other than the Company’s Employee Stock Purchase Plan (the “ESPP”). As of the Effective Time, each Company Stock Option for which the exercise price per share of Company Common Stock exceeds the Merger Consideration shall be canceled and have no further effect, with no right to receive any consideration therefor. As of the Effective Time, all other Company Stock Options shall no longer be outstanding and shall automatically cease to exist and shall become only the right to receive the option consideration described in this Section 2.05(a), and, without limiting the foregoing, the Board of Directors or the appropriate committee thereof shall take all reasonable action to effect such cancellation, subject to any required participant consent.

(b)  Employee Stock Purchase Plan.  As soon as practicable following the date of this Agreement, the board of directors or the compensation committee of the Board of Directors will adopt such resolutions and take such other actions as may be required to provide that with respect to the ESPP: (A) participants in the ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP), (B) no new offering period will be commenced after the date of this Agreement (it being understood that any offering period in effect on the date hereof may continue in accordance with its terms), (C) the ESPP shall be terminated effective immediately prior to the Effective Time, and (D) the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the date on which the ESPP is terminated shall be refunded to such participant as promptly as practicable following the date on which the ESPP is terminated (without interest).

(c)  At or immediately prior to the Effective Time, each outstanding Company Restricted Share shall vest and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.02(a).

Section 2.06.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.07.  Withholding Rights.  Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law, and if any such amounts are deducted and withheld, Parent shall, or shall cause the Surviving Corporation to, as the case may be, timely pay such amounts to the appropriate Government Authority. If the Paying Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Paying Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01.  Certificate of Incorporation.  The certificate of incorporation of the Company shall be amended in its entirety as set forth on Annex I and, as amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.

(a)  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) except as determined by Parent or Merger Subsidiary prior to the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

(b)  If requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause any of its directors and the directors of each of its Subsidiaries (or certain of its Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time and to deliver to parent written evidence of such resignations at or prior to the Effective Time.

ARTICLE 4

Representations and Warranties of the Company

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC by the Company and publicly available prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Document filed on or after the date of this Agreement and excluding any risk factor disclosure under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimer, “Filed Company SEC Documents”), or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to own, lease and operate all of its properties and assets and to carry on its business as conducted as of the date hereof. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the Organizational Documents of the Company and each of its Subsidiaries as in effect on the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

Section 4.02.  Corporate Authorization.

(a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to receipt of the of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in connection with the consummation of the Merger (the “Company Shareholder Approval”), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)  At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company’s shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved to recommend approval and adoption of this Agreement by the Company’s shareholders (such recommendation, the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action or consent by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act and under any antitrust, competition or merger control laws of foreign jurisdictions, if applicable (the consents, approvals orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) and (ii) above, the “Required Governmental Authorizations”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, lease, occupancy agreement, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.  Capitalization.

(a)  The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $.01 per share (“Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”). As of the date hereof, there were outstanding (i) 13,552,073 shares of Company Common Stock (not including any Company Restricted Shares) and (ii) no shares of Company Preferred Stock. As of the date hereof, there were outstanding (i) 430,050 Company Restricted Shares and (ii) Company Stock Options to purchase an aggregate of 1,102,539 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 634,704 shares of Company Common Stock were exercisable). As of the date hereof, there are 1,102,539 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Stock Options under the Company’s 2004 Stock Incentive Plan (as amended from time to time, the “2004 Stock Plan”), the 2004 Non-Employee Director Stock Option Plan (as amended from time to time, the “Director Option Plan”), and the Non- Employee Director Stock Option Agreements (as amended from time to time, the “Director Option Agreements” and, together with the 2004 Stock Plan, the Director Option Plan, the Director Option Agreements and the ESPP, the “Stock Plans”). All outstanding shares of Company Capital Stock have been, and all shares of Company Capital Stock that may be issued pursuant to any Stock Plan or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns, directly or indirectly, any shares of capital stock of the Company. There are no shares of Company Capital Stock held in the Company’s treasury. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of (i) each outstanding Company Stock Option, including with respect to each such option, the holder, date of grant, exercise price, vesting schedule, maximum term and number of shares of Company Common Stock subject thereto and (ii) all outstanding Company Restricted Shares, including with respect to each such share, the holder, date of grant and vesting schedule.

(b)  There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since October 5, 2010 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the

Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) restricting the transfer of, (iii) affecting the voting rights of, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any debt of the Company or any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

Section 4.06.  Subsidiaries.

(a)  Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to own, lease and operate all of its properties and assets and to carry on its business as conducted as of the date hereof. Each such Subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.06(a) of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company.

(b)  All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company or other Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) restricting the transfer of, (iii) affecting the voting rights of, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any debt of any Subsidiary of the Company or any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Subsidiary Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.

(a)  The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2007 (collectively, together with any exhibits and schedules thereto, the “Company SEC Documents”).

(b)  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document complied, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)  As of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, which individually or in the aggregate would reasonably be expected to require an amendment supplement or corrective filing to such Company SEC Document.

(d)  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, which, individually or in the aggregate, would reasonably be expected to require an amendment supplement or corrective filing to such Company SEC Document.

(e)  As of the date hereof, there are no material outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(f)  The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and all regulations of the SEC.

(g)  The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to the Company’s principal executive officer and principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

(h)  The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”), and the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors, the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management, that involves management or other employees who have a significant role in internal controls.

(i)  None of the Subsidiaries of the Company is subject to the reporting requirement of Section 13(a) or 15(d) of the 1934 Act.

Section 4.08.  Financial Statements.

(a)  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

(b)  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the 1933 Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s consolidated financial statements or Company SEC Documents.

Section 4.09.  Disclosure Documents.  The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

Section 4.10.  Absence of Certain Changes.  Since the Company Balance Sheet Date through the date of this Agreement, except as expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practice, and (i) there has not been any Material Adverse Effect on the Company or any event change, occurrence or state of facts that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of Section 6.01.

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of any nature of the Company or any of its Subsidiaries, whether absolute, accrued, contingent or otherwise, whether due or to become due, and whether or not required under GAAP to be set forth on a consolidated balance sheet other than (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto (ii) liabilities incurred since the Company Balance Sheet Date in the ordinary case of business in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, and (iii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.  Litigation.

(a)  As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to the Company, nor is there any judgment, decree, injunction, settlement, award, rule or order of any arbitrator or Governmental Authority outstanding against or imposed upon, or, to the knowledge of the Company, investigation by any Governmental Authority (each, an “Order”) involving, the Company or any of its Subsidiaries or any of their respective properties or assets, that has caused or would reasonably be expected to cause, individually or in the aggregate, a material liability to the Company.

(b)  Neither the Company nor any of its Subsidiaries has (i) been held by a Governmental Authority or arbitrator to be liable as a successor to Deloro Stellite Company or Stoody Company, (ii) since 1997, paid for pre-1997 liabilities associated with manganese or fume litigation claims or (iii) over the past five years had any product recalls or, to the knowledge of the Company, product defects, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13.  Compliance with Laws; Permits.

(a)  The Company and each of its Subsidiaries is, and since January 1, 2007, has been, in compliance with Applicable Laws except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has as of the date of this Agreement (a) received any written notice from any Governmental Authority regarding any material violation by the Company or any of its Subsidiaries of any Applicable Law or (b) filed with or otherwise provided to any Governmental Authority any written notice regarding any material violation by the Company or any of its Subsidiaries of any Applicable Law.

(b)  The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, certificates, clearances, commissions, franchises, registrations, approvals, qualifications, consents, variances, exemptions, orders and other rights from, and have made all declarations, notices, and filings with, all applicable Governmental Authorities necessary for the Company to own, lease and operate its properties or to carry on its business as currently conducted (the “Company Permits”). All such Company Permits are valid, and in full force and effect and will continue to be so upon consummation of the Merger, and the Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 4.14.  Material Contracts.

(a)  Except as disclosed in the Filed Company SEC Documents, Section 4.14 of the Company Disclosure Schedule contains a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement:

(i)  each Contract not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services (including any Contract that requires the Company or any of its Subsidiaries to work exclusively with any person in any particular area) or any other similar limitation on the ability of the Company or any of its Subsidiaries to transact or compete in any line of business, with any person, in any geographic area or during any period of time (including any standstill agreements);

(ii)  each material joint venture or similar Contract;

(iii)  each indemnification Contract or other Contract conferring indemnification rights or obligations in excess of $1,000,000;

(iv)  each loan or credit agreement, indenture, mortgage, note or other Contract evidencing indebtedness in excess of $1,000,000 for money borrowed by the Company or any of its Subsidiaries from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries;

(v)  each exclusive sales representative or distribution Contract pursuant to which the Company’s revenues in the preceding 12 months exceeded $1,000,000;

(vi)  each Contract concerning or relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding Contracts for generally commercially available mass market software or other technology that is subject to “shrink-wrap” or “click-through” Contracts;

(vii)  each Contract entered into after January 1, 2007 or not yet consummated, that involves the acquisition, disposition or issuance, directly or indirectly (by merger or otherwise), of assets (including the purchase, sale or lease of real property) or capital stock or other equity interests of another Person or the Company or any of its Subsidiaries for aggregate consideration under such contract in excess of $1,000,000 (other than acquisitions or dispositions of assets in the ordinary course consistent with past practice, including acquisitions and dispositions of inventory); or

(viii)  each Contract (i) under which the Company paid or received in excess of $1,000,000 in fiscal year 2009 that would be breached or subject to cancellation or termination due to the transactions contemplated hereby, or (ii) individually or in the aggregate with other Contracts, accelerate payment obligations, performance deadlines or modify or accelerate any other material obligation due to the transactions contemplated hereby in excess of $1,000,000 in the aggregate.

(b)  Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to which the Company or any of its Subsidiaries is a party or by which they are bound as of the date of this Agreement and each of the Contracts described in clauses (i) through (viii) of Section 4.14(a) (each such Contract, a “Company Material Contract”) is valid and binding on the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, and in full force and effect in accordance with its terms (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity ), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate, in whole or part, has been served. To the knowledge of the Company, no other party is in material default under any Company Material Contract, except where such default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has not received any written notice of any material default by it or any of its Subsidiaries under any Company Material Contract from the other party thereto. The Company has made available to Parent copies of all Company Material Contracts, including any amendments thereto, that are true, correct and complete in all material respects.

Section 4.15.  Taxes.

(a)  All income and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b)  The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all Taxes in excess of $500,000.

(c)  There is no claim, audit, action, suit, proceeding or investigation now in progress or pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax which is reasonably likely to exceed $500,000.

(d)  Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect, of the statute of limitations for the assessment or payment of any Tax which is reasonably likely to exceed $500,000 or the filing of any material Tax Return.

(e)  During the five year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)  Neither the Company nor any of its Subsidiaries is liable for Taxes of any person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such person as a member or (iii) a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such person.

(g)  Neither the Company nor any of its Subsidiaries has received from any Taxing Authority any written notice of any proposed adjustment, deficiency or underpayment, of Taxes in excess of $500,000 which has not since been satisfied by payment or withdrawn.

(h)  No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(i)  Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(j)  There are no Liens (other than Permitted Liens) for unpaid Taxes on the assets of the Company or any of its Subsidiaries.

(k)  There are no material deferred intercompany transactions between the Company or any of its Subsidiaries and there are no material excess loss accounts (within the meaning of Treasury Regulations Section 1.1502-19, with respect to the stock of any of the Subsidiaries).

(l)  Neither the Company nor any of its Subsidiaries (i) will be required to include any material item of income in, or exclude any material item of deduction, from taxable income for any taxable period (or portion thereof) ending after the Closing Date or (ii) is subject to any (x) private letter ruling of the Internal Revenue Service or comparable ruling of any other Taxing Authority, (y) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law) or (z) other agreements or arrangements with any Taxing Authority and there are no pending requests therefor.

(m)  As of the date hereof, the Company, together with its Subsidiaries, has consolidated net operating loss carryforwards for federal income tax purposes of no less than $60 million. As of the date of this Agreement there is no material limitation on the utilization by the Company or any Subsidiary of any net operating loss under Code sections 382, 383 or 384.

(n)  Neither the Company nor any of its Subsidiaries has been or will be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)  “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income Tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, PBGC premiums and any other Governmental Authority (a “Taxing Authority”) charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person or as a result of being a member of an affiliated, consolidated, combined or unitary group. Any one of the foregoing shall be referred to sometimes as a “Tax”.

(p)  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes (including any schedules and attachments thereto, and any amendment thereof), or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.16.  Employees and Employee Benefit Plans.

(a)  Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, change of control, individual consulting, severance, vacation, or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock related rights or other forms of incentive or deferred compensation, tax gross-up, relocation, employee loan, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and postemployment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other form of benefits, which is maintained, administered or contributed to or required to be contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise (such plans are referred to collectively herein as the “Employee Plans”). Section 4.16(a) of the Company Disclosure Schedules separately identifies each Employee Plan maintained outside of the United States substantially for the benefit of current and former directors, employees and individual independent contractors who are situated outside of the United States (each, a “Foreign Plan”). True, correct and complete copies of the Employee Plans (and, if applicable, any related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent (i) summary plan descriptions, (ii) annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial report, if any, (iii) Internal Revenue Service determination letter, (iv) tax return (Form 990) prepared in connection with any such plan or trust, and (v) written descriptions of all non-written agreements relating to the Employee Plans, in each case, only if applicable.

(b)  No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate of the Company that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of the Company of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). No Employee Plan that is subject to Title IV (a “Title IV Plan”) or any trust established thereunder has failed to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the date hereof.

(c)  Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan that is a Multiemployer Plan or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). None of the employees of the Company or any of its Subsidiaries or ERISA Affiliates participates in any Multiemployer Plan or any pension or retirement plan sponsored by any union or similar employee representative or sponsored by more than one unrelated employer.

(d)  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service (and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued) and, to the knowledge of the Company, the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred with respect to the operation of the Employee Plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. Except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the knowledge of the Company, threatened, claims or lawsuits which have been asserted or instituted against the Employee Plans or the assets of any of the trusts under such plans (other than routine claims for benefits), nor does the Company have knowledge of facts which could form the basis for any such claim or lawsuit. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)  Except as would not be materially adverse to the Company and its Subsidiaries, taken as a whole, with respect to each Foreign Plan: (i) all employer and employee contributions to each Foreign Plan required by Applicable Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices: (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(f)  Except as otherwise specifically so contemplated in this Agreement, with respect to each current or former director, employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits,

(ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement), (iv) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such person, or (v) trigger any other material obligation to any such person. There is no Contract or plan (written or otherwise) covering any current or former employee or individual independent contractor of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 4.16(f) of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(g)  Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(h)  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009. No condition exists that would prevent the Company or, after the consummation of the transactions contemplated by this Agreement, Parent, from amending, merging or terminating any Employee Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(i)  Each Employee Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder except for failures to comply or violations that would not reasonably be expected to, individually or in the aggregate, be material to the Company.

(j)  Neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, lockouts, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there is no labor union organizing activity involving any employees of the Company or any of its Subsidiaries; (iv) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (v) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement.

(k)  Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 4.17.  Intellectual Property.  Section 4.17 of the Company Disclosure Schedule contains a list of material registrations and applications for registration of material Company Owned Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (i) with respect to all Company Intellectual Property, the Company or one of its Subsidiaries, as the case may be, owns such Company Intellectual Property or has valid and continuing rights to use or exploit such Company Intellectual Property as the same is used or exploited by the Company and its Subsidiaries as of the date of this Agreement (in each case, free and clear of any Liens except for Liens on Company Owned Intellectual Property recorded at the United States Patent and Trademark Office, pursuant to the GE Credit Agreement, (ii) the Company Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted in all material respects; (iii) neither the Company nor any of its Subsidiaries, nor the conduct of their respective businesses, is infringing, diluting, misappropriating or otherwise violating, or has in the six years prior to the date of this Agreement, infringed, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any Person, and neither the Company nor any of its Subsidiaries have received any written notice from any Person claiming any such infringement, dilution, misappropriation or other violation; (iv) to the knowledge of the Company, no Person is infringing, diluting, misappropriating or otherwise violating, or has infringed, diluted, misappropriated or otherwise violated, any Company Owned Intellectual Property, and the Company and its Subsidiaries have made no written claims alleging that any Person is infringing, diluting, misappropriating or otherwise violating, or has infringed, diluted, misappropriated or otherwise violated, any Company Owned Intellectual Property; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any material Company Intellectual Property right or impair the right of Surviving Corporation to use, sell, license or dispose of any material Company Intellectual Property as such material Company Intellectual Property is used, sold, licensed or disposed of by the Company and its Subsidiaries as of the date of this Agreement; (vi) the Company and its Subsidiaries have exercised reasonable care to maintain the confidentiality of all material Trade Secrets that are Company Intellectual Property and, to the knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements, or to third parties under a written obligation of confidentiality; (vii) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets; and (viii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.18.  Properties.  Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), the Company or one of its Subsidiaries, as applicable, has good, marketable indefeasible fee simple title to the Owned Real Property, free and clear of any Lien (other than Permitted Liens); (ii) with respect to the real property leased, subleased or licensed to or otherwise occupied by the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease, license or occupancy agreement for such property is valid, and binding on and enforceable by/against the Company or its Subsidiaries, as applicable (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity), and to the knowledge of the Company, each other party thereto, and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease, license or occupancy agreement and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder; (iii) with respect to any real property leased, subleased or licensed by the Company or any of its Subsidiaries to a third party, the lease, sublease, license or occupancy agreement for such property is valid, enforceable and binding on the parties thereto (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity) and in full force and effect and no party thereto is in breach of or default under such lease, sublease, license or occupancy agreement and no event has occurred which, with notice, lapse of time or both would constitute a breach or default by any party thereto or permit termination or modification thereof; and (iv) all buildings, structures, fixtures and improvements included within the Owned Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Section 4.18 of the Company Disclosure Schedule contains a true and complete list of all Owned Real Property or Leased Real Property.

Section 4.19.  Environmental Matters.

(a)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or any Subsidiary: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and as of the date of this Agreement, no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; (iii) to the knowledge of the Company, there are no currently accrued liabilities of the Company or any of its Subsidiaries arising under or relating to any violation of any Environmental Law or any Hazardous Substance; (iv) to the knowledge of the Company, neither the Company nor any Subsidiary has assumed, by Contract or otherwise, any liabilities arising under any Environmental Laws or relating to the release or threatened release of Hazardous Substances; and (v) to the knowledge of the Company, there are no Hazardous Substances present at, on or under any real property currently or formerly owned, operated or leased by the Company or any Subsidiary, or any property to which the Company or any Subsidiary arranged for the disposal or treatment of Hazardous Substances, that could reasonably be expected to result in the Company or any Subsidiary incurring liabilities under any Environmental Laws.

(b)  To the knowledge of the Company, none of the following exists at any Owned Real Property or Leased Real Property: (A) underground storage tanks, or (B) landfills, surface impoundments or other disposal areas.

(c)  The Company has provided to Parent all environmentally related audits, studies, reports, analyses and results of investigations that have been performed since January 1, 2007 with respect to any currently owned, leased or operated properties of the Company or any Subsidiary and that are in the possession or reasonable control of the Company or any Subsidiary.

Section 4.20.  Antitakeover Statutes.  The Company has taken all action necessary to exempt or exclude the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of Delaware Law and any other takeover statute, anti-takeover moratorium, “fair price,” “control share,” or similar statute and, accordingly, no such statute or regulation applies to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

Section 4.21.  Opinion of Financial Advisor.  The Company has received the opinion of Oppenheimer & Co. Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s shareholders from a financial point of view. A copy of such opinion will be provided to Parent promptly following receipt by the Company for information purposes.

Section 4.22.  Finders’ Fees.  Except for Oppenheimer & Co. Inc., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.23.  Affiliate Transactions.  No present or former officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the Company Common Stock or any other Affiliate, and no family member of any such Person, is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the twelve months preceding the date of this Agreement.

Section 4.24.  Insurance.  Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations provide insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and all Company Material Contracts, and (b) all such insurance policies are in full force and effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwrites of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

Section 4.25.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, the Company expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to liabilities, operations of the facilities, the title, condition, value or quality of the Company. No exhibit to this Agreement, nor any other material or information provided by or communications made by the Company or any of its Affiliates, or by any advisor thereof, whether by use of a “data room” or in any information memorandum or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Company.

ARTICLE 5

Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Parent has, prior to the date of this Agreement, delivered to the Company true and complete copies of the Organizational Documents of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Neither Parent nor Merger Subsidiary is in violation of any of the provisions of its Organizational Documents.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations and (ii) any actions or filings the absence of which would not be reasonably expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on a timely basis.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its

Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on a timely basis.

Section 5.05.  Disclosure Documents.  None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which it was made, not misleading.

Section 5.06.  Financing.

(a)  Parent has delivered to the Company true, complete and correct copies of (i) executed commitment letters, dated as of the date hereof, among Parent, Merger Subsidiary and certain lender parties (the “Debt Financing Commitments”), pursuant to which the lender parties thereto have committed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing set forth therein (including, if applicable, any debt replacement, amended financing or supplement obtained in accordance with Section 6.05, the “Debt Financing”) and (b) an executed equity commitment letter, dated as of the date hereof, by and between Irving Place Capital Partners III, L.P. (the “Equity Commitment Party”), and Parent (the “Equity Financing Commitment,” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Equity Commitment Party has committed, subject to the terms and conditions thereof, to invest an amount as set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, the Financing Commitments are in full force and effect and are legal, valid and binding and enforceable obligations of Parent and Merger Subsidiary, as the case may be, and to the knowledge of Parent, each of the other parties thereto. None of the Financing Commitments has been amended or modified since the date of this Agreement in any respect, no such amendment or modification is contemplated by Parent or Merger Subsidiary (or to the knowledge of Parent and Merger Subsidiary, by the other parties thereto), and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. There are no conditions precedent related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments, and except for the fee letter and engagement letter dated the date hereof (complete copies of which have been provided to the Company, with only fee amounts and economic terms (none of which would adversely effect the amount or availability of financing) redacted), there are no side letters or other Contracts relating to the funding or investing of the Financing, other than as set forth in or otherwise permitted by the terms of the Financing Commitments that would permit the lenders under the Debt Financing Commitments or the Equity Commitment Party to reduce the total amount of financing or that would materially affect the availability of the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or, to the knowledge of Parent, any other party thereto under any of the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company in this Agreement and the satisfaction of the conditions in Section 9.01 and Section 9.02, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied. The aggregate proceeds contemplated by the Financing Commitments will at the Closing be sufficient to (i) pay the aggregate Merger Consideration and (ii) pay any and all fees and expenses required to be paid by Parent, Merger Subsidiary and the Surviving Corporation in connection with the Merger and the Financing.

(b)  As of the Effective Time, after giving effect to the consummation of the transactions contemplated by this Agreement and the payment of all fees, costs and expenses payable by Parent with respect to the transactions contemplated hereby and in any loans or financing agreements in connection herewith, Parent shall be solvent and able to pay its debts as they come due.

Section 5.07.  Finders’ Fees.  Except for any investment banker, broker, finder or other intermediary whose fees will be paid solely by Parent or its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.08.  Litigation.  As of the date of this Agreement, there is no action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that would be reasonably expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the Merger on a timely basis, nor is there any Order outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would be reasonably expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on a timely basis.

Section 5.09.  Investigation by Parent and Merger Subsidiary.  Each of Parent and Merger Subsidiary has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Subsidiary has been provided access to the properties, premises and records (including via an electronic data room) of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Subsidiary has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly set forth in Article 4, and each of Parent and Merger Subsidiary acknowledges that, except for the representations and warranties of the Company expressly set forth in Article 4, none of the Company or its Subsidiaries nor any of their respective representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Subsidiary or any of their representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective representatives or any other person has made a representation or warranty to Parent or Merger Subsidiary with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Subsidiary or their representatives in the electronic data room or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article 4.

Section 5.10.  No Competing Businesses.  Neither Parent nor any of its Affiliates beneficially owns any debt or equity securities (including any securities that may be acquired through the exchange or exercise of rights, warrants or options) in excess of five percent (5%) of the outstanding capital stock of any Person that is (i) engaged in, (ii) preparing to engage in, or (iii) a substantial supplier to or customer of, any business involving the manufacture, design, marketing or selling of gas and arc cutting and welding products, including equipment, accessories and consumables related thereto, and neither Parent nor any of its Affiliates are engaged in any such business.

Section 5.11.  Guarantee.  Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company a duly executed Guarantee. The Guarantee is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with all material Applicable Laws and all material governmental authorizations, and use its reasonable best efforts to preserve intact its present business organization, material assets, properties, contracts and licenses, maintain in effect all Company Permits, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, or with Parent’s prior written consent or to the extent permitted by another Section of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)  amend or propose to amend the Organizational Documents of the Company or its Subsidiaries (whether by merger, consolidation or otherwise);

(b)  (i) split, combine, redenominate or reclassify any shares of its capital stock, (ii) declare, set aside, make or pay any dividend or make any other distribution (whether in cash, stock, property, any combination thereof or otherwise) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options in connection with the exercise thereof;

(c)  (i) issue, deliver, sell, grant or pledge, or authorize or propose the issuance, delivery, sale, grant or pledge of, any shares of any Company Securities or Company Subsidiary Securities, or pay or make any commitment to pay any amounts directly or indirectly based (in whole or in part) on the price or value of Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement or accrual of Director Stock Units, or distributions of cash in connection with stock units in respect of shares of Company Common Stock issued, under the Director Deferred Fee Plan in accordance with the terms thereof or (ii) amend or propose to amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)  (i) form any subsidiary, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any equity interest, assets or any real property of any corporation, partnership, other business organization or any division thereof from any other Person, other than acquisitions of (A) raw materials (including, without limitation, any supplies used in the manufacture, production, assembly or packaging of the products of the Company or its Subsidiaries) in arms-length transactions in the ordinary course of business and (B) assets in arms-length transactions in the ordinary course of business in each case involving the payment of consideration of $2,500,000 or less individually (or payments less than $5,000,000 for all such acquisitions in the aggregate), (iii) merge or consolidate with any other Person or (iv) adopt a plan of complete or partial liquidation, dissolution, recapitalization, reorganization or restructuring (or resolutions providing for or authorizing such action) of the Company or any of its Subsidiaries (other than the Merger);

(e)  sell, lease, license, assign, transfer, convey, terminate or otherwise dispose of, or modify, amend, extend or renew any agreement with respect to, any Subsidiary or any amount of assets, securities or property except (i) pursuant to existing Contracts as of the date hereof, (ii) inventory (including, without limitation, raw materials, work in process and finished goods) in arms-length transactions in the ordinary course of business or (iii) in arms-length transactions in the ordinary course of business in each case involving the receipt of consideration of $2,500,000 or less individually (or receipt of consideration of less than $4,000,000 for all such sales, leases, encumbrances and other dispositions in the aggregate), provided that such sales, leases, encumbrances or other dispositions referred to in this subsection (iii) do not materially impact the ability of the Company and its Subsidiaries to conduct their business in the ordinary course;

(f)  create or incur any Lien on any material asset other than Permitted Liens or any immaterial Lien incurred in the ordinary course of business consistent with past practice and which is reasonably necessary to conduct the Company’s business as presently conducted;

(g)  make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person, other than loans or advances to, or investments in, its wholly-owned Subsidiaries;

(h)  create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than (i) any draw downs in the ordinary course of business consistent with past practice on the Company’s revolving credit facility under the GE Credit Agreement or (ii) such indebtedness or guarantees that exist on the date hereof;

(i)  redeem, repurchase, prepay, defease or cancel any indebtedness for borrowed money, other than as required in accordance with its terms;

(j)  (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than with respect to Contracts for the sale or acquisition of inventory or raw materials in the ordinary course consistent with past practice and as permitted by Section 6.01(d) and Section 6.01(e) or (ii) terminate, amend, renew, or extend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business on terms consistent with past practice (including in terms both of timing and amounts);

(k)  terminate, suspend, abrogate, abandon, cease to prosecute, fail to maintain, sell, license, assign, encumber, amend or modify in any material respect any material Company Permit, material Company Owned Intellectual Property or other material assets;

(l)  except as required by Applicable Laws or existing Employee Plans or in the ordinary course of business consistent with past practice, (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective present or former director, officer or employee of the Company or any of the Company subsidiaries, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective existing directors, officers or employees, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees, that would be an Employee Plan if it were in existence as of the date of this Agreement, (v) grant any equity or equity-based awards, (vi) increase the compensation, bonus or other benefits payable to any current or former employee, director or officer of the Company (except for (x) increases required pursuant to any contract or benefit plan of the Company in effect on the date hereof and (y) increases in salary and bonuses to non-executive officers in the ordinary course of business and consistent with past practice), or (vii) loan or advance any money or other property to any present or former director, officer or employee of the Company or any of the Company subsidiaries;

(m)  hire any person for employment with the Company or any of its Subsidiaries reasonably expected to receive compensation in excess of $300,000 annually;

(n)  (i) make, change or revoke any material Tax election (except for elections made in the ordinary course of business or consistent with the Company’s past practices); (ii) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes; (iii) amend any income or other material Tax Return, (iv) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax, (v) surrender or forfeit any right to claim a material Tax refund; or consent to any extension or (vi) consent to any waiver of the statute of limitations period applicable to any income or other material Tax or Tax Return;

(o)  make any material change in any method of accounting or accounting principles or practice used by the Company or any of the working capital policies applicable to the Company and its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants;

(p)  compromise, waive, release, assign, settle, or offer or propose to waive, release, assign or settle, any litigation, investigation, arbitration, suit, action, proceeding or other claim (including without limitation any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $750,000 individually or $2,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of Subsidiary of the Company;

(q)  fail to use reasonable best efforts maintain and keep in full force and effect all existing material insurance policies for the benefit of the Company and its Subsidiaries, other than such policies that expire by their terms (in which event the Company and its Subsidiaries shall renew or replace such policies) or changes to such policies made in the ordinary course of business;

(r)  take any action which with the passage of time or giving of notice or both would result in a material default under any Company Material Contract;

(s)  pay or discharge any material claims, Liens or liabilities which are not reserved for or reflected on the Company Balance Sheet or incurred in the ordinary course of business after the Company Balance Sheet Date;

(t)  except as set forth in Section 6.01(t) of the Company Disclosure Schedule, authorize any capital expenditures in excess of $1,000,000 individually or $3,000,000 in the aggregate;

(u)  with respect to Company Intellectual Property, (A) sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any of the material Company Intellectual Property, (B) extend, amend, waive, cancel or modify any rights in or to material Company Intellectual Property, (C) fail to diligently prosecute the material patent applications owned by the Company or any of its Subsidiaries, or (D) divulge, furnish to or make accessible any Trade Secrets within the material Company Intellectual Property to any Third Party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(v)  except as may be required by Applicable Law or the Organizational Documents of the Company, convene any regular or special meeting (or any adjournment thereof) of the shareholders other than the Company Shareholder Meeting;

(w)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Contract with any Affiliate of the Company; or

(x)  agree, resolve or commit to do any of the foregoing.

Section 6.02.  Shareholder Meeting; Proxy Material.

(a)  In connection with the Company Shareholder Meeting, the Company shall as promptly as practicable following the date hereof (but in any event, within ten Business Days) prepare and file the Company Proxy Statement with the SEC. The Company shall consult with Parent and Merger Subsidiary and their counsel in the preparation of the Company Proxy Statement. The Company shall not file the preliminary Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon. The Company agrees to correct any information in the Company Proxy Statement which to the knowledge of the Company shall have become false or misleading in any material respect and the Company shall promptly file with the SEC an amendment or supplement setting forth such correction and mail to its shareholders, to the extent required by law, such amendment or supplement. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC staff with respect to the Company Proxy Statement and any request by the SEC staff for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all correspondence between the Company and its authorized representatives, on the one hand, and the SEC staff, on the other hand, with respect to the Company Proxy Statement. The Company and Parent shall use their respective reasonable best efforts (with the assistance of the other) to resolve any SEC staff comments with respect to the preliminary Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be mailed to the holders of shares of Company Common Stock as promptly as reasonably practicable (but in any event, within five Business Days) following the time the Company is informed that the SEC staff will not review or will have no further comments with respect to the Company Proxy Statement.

(b)  Unless the Agreement has been validly terminated pursuant to Section 10.01, as soon as practicable following the date hereof, the Company shall take all reasonable action necessary for a meeting of the holders of shares of Company Common Stock (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the mailing of the Company Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and the Merger, which meeting shall be held no later than forty calendar days after the mailing of the Company Proxy Statement. The Company shall consult with Parent and Merger Subsidiary and their counsel in determining the date of the Company Shareholder Meeting. Subject to Section 6.03, (i) the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger and include the Company Board Recommendation in the Company Proxy Statement, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting. Unless this Agreement is validly terminated in accordance with Section 10.01, the Company shall establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting, even if the Board of Directors or any committee thereof shall have made an Adverse Recommendation Change. The Company shall not change the record date for the Company Shareholder Meeting or postpone or adjourn the Company Shareholder Meeting; provided, however, (A) the Company may postpone or adjourn the Company Shareholder Meeting (x) with the prior written consent of Parent or (y) if the Company has provided a written notice to Parent and Merger Subsidiary pursuant to Section 6.03 that it intends to make an Adverse Recommendation Change in connection with a Superior Proposal or Intervening Event or take action pursuant to Section 10.01(d)(i) with respect to a Superior Proposal and the deadline contemplated by Section 6.03 with respect to such notice has not been reached, and (B) the Company shall postpone or adjourn the Company Shareholder Meeting (x) for the absence of a quorum; (y) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure, which the Board of Directors has determined in good faith after consultation with outside counsel is necessary under Applicable Law, and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Shareholder Meeting or (z) if required by Applicable Law; provided, further, that, in the case of (A) and (B) above, such postponement or adjournment of the Company Shareholder Meeting shall only be to the earliest practicable future date. Unless Parent shall have consented to in writing in advance, the approval and adoption of this Agreement and the Merger shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the Company’s shareholders at the Company Shareholder Meeting.

Section 6.03.  No Solicitation; Other Offers.

(a)  Subject to Section 6.03(b), the Company shall not, and shall cause its Subsidiaries not to, and shall not knowingly permit its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage (including by way of furnishing to any Third Party any non-public information) the submission or making of any Acquisition Proposal or any proposal that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party that to the knowledge or the Company is seeking to make, or has made, an Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal, (iii) withdraw, qualify or modify, in each case, in a manner adverse to Parent or publicly propose to withdraw, qualify or modify, in each case, in a manner adverse to Parent the Company Board Recommendation, recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, or other similar instrument constituting or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations hereunder. The Company shall, and shall cause its Subsidiaries to, and shall instruct their respective Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this

Agreement with respect to any Acquisition Proposal and shall instruct any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. The Company shall make its Representatives aware of the provisions of this Section 6.03. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any of the Company’s Subsidiaries or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company.

(b)  Notwithstanding Section 6.03(a), at any time prior to the adoption of this Agreement by the Company’s shareholders, the Board of Directors, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 6.03(d), (i) engage in negotiations or discussions (including, as a part thereof, making any counterproposal or counter offer to) with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement in circumstances not involving a breach of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal, provided that, prior to taking such action, the Board of Directors determines in good faith, after consultation with outside legal counsel to the Company, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law and (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement in customary form with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that (A) such confidentiality agreement shall expressly permit the Company to comply with the provisions of this Section 6.03 and may not include any provision calling for an exclusive right to negotiate with the Company, (B) the Company will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any commercially sensitive non-public information of the Company or any of its Subsidiaries to such Person, except in a manner consistent with the Company’s past practice in dealing with the disclosure of such information and (C) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party). In addition, notwithstanding Section 6.03(a), at any time prior to the adoption and approval of this Agreement by the Company’s shareholders, the Board of Directors, may, subject to compliance with Section 6.03(d), make an Adverse Recommendation Change if the Board of Directors determines in good faith, after consultation with outside legal counsel to the Company, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided, however, that (A) if such Adverse Recommendation Change is in response to an Acquisition Proposal, such Adverse Recommendation Change (1) may only be made if the Board of Directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and (2) may not be made until the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis for the proposed action by the Board of Directors and (B) if such Adverse Recommendation Change is other than in response to an Acquisition Proposal, such Adverse Recommendation Change (1) must be in response to an Intervening Event, (2) may not be made (x) until the third business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors intends to take such action and specifying the reasons therefore and (y) unless the Company, during such three Business Day period, shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal counsel to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement so that an Adverse Recommendation Change is no longer necessary. An Adverse Recommendation Change permitted by Section 6.03(b) will not constitute a breach by Company of this Agreement.

(c)  Nothing contained herein shall prevent the Board of Directors from complying with requirements Rule 14e-2(a) under the 1934 Act or complying with the requirements of Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03(b). For the avoidance of doubt, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to the shareholders of the Company in favor of the Merger shall not be deemed to be an Adverse Recommendation Change (including for purposes of Section 10.01(c)(i)).

(d)  The Company (A) shall notify Parent promptly (but in no event later than 24 hours) after (i) receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry or proposal (written or oral) that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that to the knowledge of the Company may be considering making, or has made, an Acquisition Proposal or (ii) a determination by the Company to provide information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.03(b), in each case, which notice shall be provided orally and in writing and shall identify the Third Party making such proposal and the material terms and conditions of, any such Acquisition Proposal (including any material changes thereto), inquiry, proposal or request and shall include copies of any written materials received from or on behalf of such Third Party relating to such Acquisition Proposal, inquiry, proposal or request, and (B) thereafter shall promptly (and, in any event, within 24 hours) keep Parent informed of all material developments affecting the status and terms of any Acquisition Proposal, inquiry, proposal or request (and the Company shall provide Parent with copies of any additional written materials received from or on behalf of such Third Party relating to such Acquisition Proposal, inquiry, proposal or request). The Company (i) shall not, and shall cause its Subsidiaries not to, terminate, amend, modify, render inapplicable, or grant any waiver, permission, exemption or release under, any standstill, confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party (a “Standstill Agreement”); (ii) shall promptly (and, in any event, within 24 hours) notify Parent of any breach of which it is aware of any Standstill Agreement by the counterparty thereto, or any request by such counterparty to terminate, amend, modify, render inapplicable, or grant any waiver, permission, exemption or release under any such Standstill Agreement and (iii) shall, and shall cause its Subsidiaries to, use its reasonable best efforts to enforce, to the fullest extent permitted under Applicable Law each such Standstill Agreement at the request of Parent, including by obtaining injunctions to prevent any breaches of such Standstill Agreement and to enforce specifically the material terms and provisions thereof in any court of competent jurisdiction. Notwithstanding anything to the contrary contained in this Section 6.03, nothing in this Agreement shall prohibit the Company from terminating, amending, modifying, rendering inapplicable, or granting any waiver, permission, exemption or release under, any Standstill Agreement with respect to a Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement in circumstances not involving a breach of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal, provided that, prior to taking such action, the Board of Directors determines in good faith, after consultation with outside legal counsel to the Company, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement except as permitted or required pursuant to Section 6.03(b), and neither the Company nor any of its Subsidiaries shall be party to any agreement that prohibits the Company from providing to Parent or Merger Subsidiary any information provided or made available to any other Person pursuant to a confidentiality agreement permitted by Section 6.03(b).

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all relevant factors, including the terms and conditions of the Acquisition Proposal (including price, the identity of the Person making the proposal, form of consideration, closing conditions, any governmental and other approval requirements, the ability to fully finance the proposal, the expected timing and likelihood of consummation and such other aspects of the proposal as the Board in good faith deems relevant), would result in a transaction (i) that if consummated, is more favorable to Company’s shareholders from a financial point of view than the Merger or, if applicable, any binding proposal by Parent capable of being accepted by the Company to amend the terms of this Agreement, (ii) that is reasonably capable of being completed on the terms proposed, and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors.

“Intervening Event” means a material event, material development or material change in circumstances relating to the Company or its Subsidiaries which (i) is materially favorable to the long-term financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (ii) did not result from, arise out of, or be attributable to (A) changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) the announcement or pendency of the transactions contemplated by this Agreement or (C) any changes in Applicable Law or GAAP (or any interpretation thereof), (iii) was neither known to the Board of Directors nor reasonably foreseeable as of or prior to the date hereof and (iv) becomes known to or by the Board of Directors prior to the Effective Time; provided, however, that in no event shall an Intervening Event include (x) the receipt of an Acquisition Proposal or (y) any event or change relating to Parent.

Section 6.04.  Access to Information; Confidentiality.

(a)  From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing contained in this Section 6.04 shall, prior to the Effective Time, require the Company to take any action that would, based on the advice of outside legal counsel, constitute a waiver of the attorney-client or similar privilege or trade secret protection held by the Company or any of its Subsidiaries or violate confidentiality obligations owing to third parties; provided, however, that if any information is withheld by the Company or any of its subsidiaries pursuant to the foregoing, the Company shall inform Parent as to the general nature of what is being withheld; and provided, further, that the Company shall use its reasonable best efforts to (i) accommodate any request from Parent for access or information pursuant to this Section 6.04 in a manner that does not result in such a waiver or violation or (ii) obtain the required consent of such third party to provide such access or disclosure.

(b)  All information furnished pursuant to this Section 6.04 shall be subject to the confidentiality agreement, dated as of July 2, 2010, between IPC Manager III, L.P. and the Company (the “Confidentiality Agreement”), except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.

(c)  No investigation by any of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 6.05.  Financing.

(a)  Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, use reasonable best efforts to provide to Parent and Merger Subsidiary such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing (including the marketing efforts in connection therewith) and the repayment of any debt of the Company, including:

(i)  furnishing Parent and Merger Subsidiary the Required Information;

(ii)  participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies and assisting Parent in obtaining ratings as contemplated by the Debt Financing;

(iii)  assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, tender offer documents and similar documents required in connection with the Debt Financing and the repayment of any debt of the Company, including execution and delivery of customary representation letters in connection with bank information memoranda; provided, that any such memoranda, prospectuses and other documents relating to the Debt Financing shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(iv)  obtaining accountants’ comfort letters, appraisals, surveys, engineering reports, environmental and other inspections (including providing reasonable access to Parent and its agents to all Owned Real Property for such purposes; provided, that such access does not include the right to conduct any invasive soil or groundwater sampling without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed), title insurance, legal opinions and other documentation and items relating to the Debt Financing as reasonably requested by Parent and customary for financings similar to the Financing;

(v)  providing monthly financial statements in the form provided internally to senior management of the Company within three calendar days after providing internally to senior management of the Company;

(vi)  providing and executing documents as may be reasonably requested by Parent, including executing and delivering, as of the Effective Time, a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters substantially in the form attached to the Debt Financing Commitment, and consents of accountants for use of their reports in any materials relating to the Debt Financing and reasonably facilitating the pledging or the re-affirmation of the pledge of collateral (including cooperation in connection with the pay-off of existing debt and the release of related liens);

(vii)  taking reasonable best efforts to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time and (B) assist Parent to establish or maintain, effective as of the Effective Time, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing;

(viii)  using reasonable best efforts to assist Parent to obtain waivers, consents, estoppels and approvals, to the extent necessary, proper or advisable in connection with the Debt Financing, from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Subsidiary and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time;

(ix)  executing and delivering underwriting or purchase agreements, supplemental indentures, customary certificates, hedging agreements or other documents and instruments relating to guarantees, the pledge of collateral and other matters anciallary to the Debt Financing as may be reasonably requested by Parent,; and

(x)  taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash and marketable securities at the Company and its Subsidiaries (not needed for other purposes), to be made available to the Company on the Closing Date to consummate the Merger.

provided, however, that, (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing or, in the case of a tender offer, the acceptance of the securities subject to such offer, or that would be effective prior to the Effective Time, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries and (c) none of the Company or any of its Subsidiaries shall be required to issue any offering document. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing or any of the foregoing prior to the Effective Time. If the Effective Time does not occur, Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses arise from the misconduct of the Company, any of its Subsidiaries or their Representatives and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company for use in the Financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.05(a), including legal fees and expenses reasonably incurred. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended to nor reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(b)  Parent and Merger Subsidiary shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments. Parent and Merger Subsidiary may replace, amend or supplement the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the financing under the Debt Financing Commitments or the consummation of the transactions contemplated by this Agreement, or may amend, replace or supplement the Debt Financing Commitments in any other manner, so long as such replacement, amendment or supplement would not (x) reduce the aggregate amount of the Debt Financing, including as a result of fees or original issue discount (unless the Equity Financing is increased by a corresponding amount), or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (i) delay or prevent the Closing Date, (ii) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (iii) adversely impact the ability of Parent or Merger Subsidiary to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto. For purposes of this Section 6.05, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be replace, amended or supplemented by this Section 6.05(b) and references to “Financing Commitments” or “Debt Financing Commitments” shall include such documents as permitted to be replaced, amended or supplemented by this Section 6.05(b). Without limiting the foregoing, Parent and Merger Subsidiary shall use their reasonable best efforts to (i) subject to the provisions hereof and the Debt Financing Commitments, maintain in effect the Debt Financing Commitments until the date the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants applicable to Parent and Merger Subsidiary in the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments subject to the terms and conditions thereof) at or prior to Closing and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments, (iv) consummate the Financing at or prior to the Closing on the terms and subject to the conditions of the Debt Financing Commitments, (v) enforce its rights under the Debt Financing Commitments and (vi) cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing contemplated to be funded on the Closing Date by the Debt Financing Commitments (or such lesser amount as may be required to consummate the Merger and the other transactions contemplated hereby) subject to the conditions set forth in the Debt Financing Commitments. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall give the Company prompt notice: (A) of any breach or default by any party to any Financing Commitment of which they are aware under the Debt Financing Commitments or any definitive document related to the Financing of which Parent or its Affiliates becomes aware; (B) of the receipt of any written notice or other written communication from any Person with respect to any (x) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if for any reason Parent or Merger Subsidiary believes in good faith that it will not be able to obtain all or any portion of the Financing in the manner or from the sources contemplated by the Financing Commitment; provided, that in no event will Parent or Merger Subsidiary be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent and Merger Subsidiary shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within three Business Days after the date the Company delivers Parent or Merger Subsidiary a written request, Parent and Merger Subsidiary shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable as contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent (taking into account the flex provisions set forth in the Debt Financing Commitments) than those set forth in the Debt Financing Commitment for the financing being replaced, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the earlier of the last Business Day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of twelve consecutive Business Days after the date of this Agreement throughout which (A) Parent shall have the Required Information and (B) the conditions set forth in Section 9.01 shall have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twelve consecutive Business Day period;  provided, further, that if such period has not ended on or prior to December 15, 2010 then it will not commence until January 3, 2011. The Marketing Period shall not commence and shall not be deemed to have commenced if, prior to the completion of such period, (A) the Company’s independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Parent, (B) the Company shall have publicly announced any intention to restate any of its financial information contained in the Company SEC Documents, in which case the Marketing Period shall not be deemed to commence until the time at which such restatement has been completed and the Company SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required or (C) the Company shall have failed to file any report with the SEC by the date required under the 1934 Act containing any financial information that would be required, if such offering documents were a filed registration statement, to be contained therein or incorporated therein by reference, in which case the Marketing Period shall not be deemed to commence until the time at which all such report have been filed. Notwithstanding the foregoing, if the Required Information is not Compliant throughout and on the last day of such period, then a new twelve consecutive Business Day period shall commence upon Parent receiving updated Required Information that is Compliant. Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained. Subject to the terms of this Agreement and Applicable Law, Parent may commence its marketing of the offering(s) of debt securities contemplated by the Debt Financing Commitments at any time after the date of this Agreement. For purposes of this Agreement, “Required Information” shall mean, as of any date, (i) such financial statements, financial data, audit reports and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the 1933 Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent) for registered offerings of debt securities of the type contemplated by the Debt Financing Commitment, to the extent the same is of the type and form customarily included, under current market practice, in private placements under Rule 144A under the 1933 Act to consummate the offering (provided that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), and (ii) such other information and data as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and concurrently provide copies of all material documents provided to the lenders or otherwise related to the Debt Financing to the Company.

(c)  Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article 9 and subject further to the provisions of Section 11.04(e) and Section 11.13. In the event that all or any portion of the Debt Financing to be obtained through the issuance of the Senior Notes as contemplated by the Debt Financing Commitments has not been obtained on or prior to the Closing, Parent shall use its reasonable best efforts to cause, no later than the Closing, the senior secured credit facility contemplated by the Debt Financing Commitments to be drawn and the proceeds of such credit facility to be used to replace such portion of the Senior Notes not issued at Closing.

Section 6.06.  FIRPTA Certificate.  Pursuant to Treasury Regulation. § 1.897-2(h) and Treasury Regulation. § 1.1445-2(c)(3), on or prior to the Closing Date, the Company shall furnish to Parent a statement certifying that the Company is not a U.S. real property interest because the Company is not and has not been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE 7

Covenants of Parent

Section 7.01.  Conduct of Parent.  From the date of this Agreement until the Effective Time, except with the Company’s prior written consent, Parent shall not take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing.

Section 7.02.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.  Voting of Shares.  Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

Section 7.04.  Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)  For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each current and former officer and director of the Company and its Subsidiaries and each person who served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law; provided, however, that such advance shall be conditioned upon the Surviving Company’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 7.04(a)), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s Organizational Documents in effect on the date hereof; and provided, further, that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)  An Indemnified Person shall notify Parent and the Surviving Corporation in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought. Parent and the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of (including the investigation of, and corrective action required to be undertaken in response to) any litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.04 with counsel reasonably selected by Parent or the Surviving Corporation (and, if Parent or the Surviving Corporation shall have assumed such defense, it shall not be liable for the fees or expenses of any separate counsel retained by the Indemnified Person); provided, however, that an Indemnified Person shall be permitted to participate in the defense thereof at its own expense; and provided further, however, that Parent or the Surviving Corporation shall not be liable for any settlement effected without its written consent.

(c)  Parent shall cause the Surviving Corporation to continue in full force and effect for a period of six years from the Effective Time the provisions in existence in the Company’s and its Subsidiaries’ Organizational Documents in effect on the date of this Agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses.

(d)  For six years after the Effective Time, Parent shall cause the Surviving Corporation to provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, as well as covering claims brought against each Indemnified Person under ERISA (or a six-year prepaid “tail policy” providing coverage benefits and terms no less favorable to the Indemnified Persons than the Company’s current such policy as well as covering claims brought against each Indemnified Person under ERISA; for the avoidance of doubt, at the request of the Company, Parent shall purchase such “tail policy” prior to the Effective Time, subject to the approval of the Company of the insurance carrier and the terms of such policy (such consent not be unreasonably withheld, delayed or conditioned), and, in such case, Parent shall cause such policy to be in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation);  provided that, in satisfying its obligation under this Section 7.04(d), Parent shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement and provided further that, if the aggregate annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)  If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(f)  The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05.  Employee Matters.

(a)  Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries as of the Effective Time who remain employees of the Surviving Corporation or any of its Subsidiaries following the Effective Time (the “Current Employees”) will be provided with (i) base salary and, subject to Section 7.05(b), bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities) which are no less favorable in the aggregate than the aggregate base salary and bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) retirement and welfare benefits and perquisites (excluding defined benefit pension, retiree medical and life insurance, and equity and equity based benefits) that are substantially comparable in the aggregate to the retirement and welfare benefits and perquisites provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are substantially comparable in the aggregate to those set forth in any employment or severance agreement between the Company and any such Current Employee or any severance policy or practice of the Company or its Subsidiaries (as applicable) with respect to the Current Employees in effect on the date hereof listed on Section 7.05 of the Company Disclosure Schedule and made available to Parent.

(b)  Parent shall make payment of the amounts payable to each employee of the Company or any of its Subsidiaries under the Company’s 2010 annual incentive plan at the time bonuses would otherwise be paid under such plan in accordance with the terms of such plan, provided that the Board of Directors shall determine prior to the Effective Time an estimated bonus pool for 2010 and the allocation thereof based on then available 2010 year-to-date financial statements of the Company along with forecasts for any then remaining portion of calendar year 2010, which amounts (and the methodology and procedures for determining such amounts) shall be set forth on Section 7.05(b) of the Company Disclosure Schedule. Following Closing, the board of directors of the Surviving Corporation, using the same methodology and procedures as the Board of Directors used to determine the estimated bonus pool for 2010 (as set forth on Section 7.05(b) of the Company Disclosure Schedule) shall determine the final amount of the bonus pool based on the audited 2010 financial statements of the Company, and the final bonus pool shall be allocated, as appropriate, on a pro rata basis such that the proportionate allocations to each employee shall not be adjusted. For purposes of determining the bonus pool, “EBITDA” shall be determined as set forth on Section 7.05(b)of the Company Disclosure Schedule.

(c)  At the Effective Time, each award under the Company’s long term cash incentive arrangements, including any restricted cash awards and similar arrangements, shall vest 100% and become free of any restrictions, and shall, as of the Effective Time, be payable in full to each individual with an outstanding award or grant under any such award agreement in the amounts set forth for each such individual on Section 7.05(c) of the Company Disclosure Schedule, and all such amounts shall be paid as promptly as practicable following the Effective Time (but in no event later than the date of payment with respect to the Company Stock Options under Section 2.05(a)).

(d)  At the Effective Time, each stock unit in respect of a share of Company Common Stock issued under the Director Deferred Fee Plan shall be assumed by Parent and distributable in accordance with and in the time and manner set forth under the terms of the Director Deferred Fee Plan.

(e)  With respect to any employee benefit plan in which any Current Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (i) use reasonable best efforts to cause its third-party insurance providers or third-party administrators to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Current Employee under any New Company Plans which provide medical benefits and in which such Current Employee may be eligible to participate after the Effective Time, but only to the extent waived or otherwise met under an analogous Employee Plan, and (ii) recognize service of Current Employees accrued prior to the Effective Time (to the extent such service was recognized by the Company and its Subsidiaries under Employee Plans) as if such service were with Parent and its Subsidiaries for purposes of eligibility to participate in and vesting credit (but not for the purposes of benefit accruals) under any New Company Plan in which such Current Employees may be eligible to participate after the Effective Time; provided, however, that in no event shall any such credit be given to the extent it would result in the duplication of benefits for the same period of service.

(f)  No provision of this Section 7.05 (i) creates any third-party beneficiary or other rights, including any rights of continued employment or rights to a particular term of employment, for any employee of the Company or its Subsidiaries (including any beneficiary or dependent thereof) other than Parent, the Company and their respective successors and assigns, (ii) constitutes an employment agreement or an amendment to or adoption of any employee benefit plan of or by any member of Parent, the Company or their Subsidiaries, or (iii) shall alter or limit the ability of Parent, the Company or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and applicable law.

ARTICLE 8

Covenants of Parent and the Company

Section 8.01.  Reasonable Best Efforts.

(a)  Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) taking all appropriate actions, and doing, or causing to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain and maintain all approvals, consents, registrations, permits, licenses, certificates, variances, exemptions, orders, franchises, authorizations and other confirmations of all Governmental Authorities or other third parties that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement, (iii) defending any actions, suits, claims, investigations or proceedings threatened or commenced by any Governmental Authority relating to the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any Governmental Authority vacated or reversed, and (iv) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b)  In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and all other filings required (1) under any applicable non-US antitrust or competition laws and (2) under any other applicable competition, merger control, antitrust or similar law that the Company and Parent deem advisable or appropriate with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. In addition, Parent shall use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act or similar non-US laws that are required for the consummation of the transactions contemplated by this Agreement, which efforts shall include, without limitation, the proffer by Parent of its willingness to accept an order providing for the divestiture by Parent of such of its assets and businesses as are necessary to fully consummate the transactions contemplated by this Agreement, and an offer to hold separate such assets and businesses pending such divestiture; provided, however, that such efforts shall not include such a proffer and/or offer by Parent if the divestiture or holding separate of assets contemplated thereby would reasonably be expected to have a Material Adverse Effect on the Company. In the event that the FTC or the DOJ or any other Governmental Authority requires the divestiture or the holding separate by Parent of any assets, no adjustment shall be made to the Merger Consideration and Parent shall be required to hold such assets separate, or to divest them, as the case may be, following the Closing; provided, however, that Parent shall not be required to divest or hold separate assets if such divestiture or holding separate of assets would reasonably be expected to have a Material Adverse Effect on the Company. Notwithstanding this Section 8.01 or any other provision herein, the Company shall not, without Parent’s prior written consent, commit to any divestiture or agree to any restriction on its business that would reasonably be expected to have a Material Adverse Effect on the Company.

Section 8.02.  Certain Filings.

(a)  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)  Each of Parent and the Company shall promptly notify the other party of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives and any Governmental Authority. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.

Section 8.03.  Public Announcements.  Except with respect to the announcement of any Adverse Recommendation Change (or proposed Adverse Recommendation Change), Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04.  Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten calendar days after the Closing Date.

Section 8.05.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06.  Rule 16b-3.  The Company shall, and shall be permitted to, take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the 1934 Act, to be exempt under Rule 16b-3 under the 1934 Act.

Section 8.07.  Shareholder Litigation.  The Company shall not settle or offer to settle any shareholder litigation against the Company and/or its directors or executive officers relating to this Agreement and the transactions contemplated hereunder, whether commenced prior to or after the execution and delivery of this Agreement, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), and the Company shall use its reasonable best efforts to keep Parent reasonably informed with respect to status of, and any material developments in, any such litigation.

Section 8.08.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement

(b)  any action, suit, claim or proceeding commenced or, to the knowledge of the parties, threatened against any party in connection with this Agreement and the transactions contemplated hereunder.

(c)  any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to give rise to a risk of termination set forth in Section 10.01(c)(ii) or Section 10.01(d)(ii), as the case may be; and

(d)  any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to give rise to a right of termination set forth in Section 10.01(c)(ii) or Section 10.01(d)(ii), as the case may be.

provided, however, that the delivery of any notice pursuant to this Section 8.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

ARTICLE 9

Conditions to the Merger

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)  the Company Shareholder Approval shall have been obtained in accordance with Delaware Law; and

(b)  no Applicable Law shall (i) prohibit the consummation of the Merger or (ii) render the consummation of the Merger illegal.

(c)  (i) The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated and (ii) all other authorizations, approvals, consents, or expirations of applicable waiting periods required to be obtained under any Applicable Law shall have been obtained or occurred, except where the failure to obtain such authorizations, approvals or consents would not have or reasonably be expected to have a Material Adverse Effect.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a)  (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.05 (Capitalization) shall be true and correct, other than inaccuracies that do not, individually or in the aggregate, require payments pursuant to Article 2 in excess of $500,000, at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), (B) the representations and warranties of the Company contained in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.10(i) (Absence of Certain Changes), Section 4.11 (No Undisclosed Material Liabilities), Section 4.20 (Antitakeover Statutes) and Section 4.22 (Finders’ Fees) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) and (C) the other the representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect; and

(b)  since the date of this Agreement, there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had a Material Adverse Effect on the Company;

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a)  each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)  the representations and warranties of Parent contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, materially delay or impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on a timely basis; and

(c)  the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the effect of clauses (a) and (b) above.

ARTICLE 10

Termination

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)  by mutual written agreement of the Company and Parent;

(b)  by either the Company or Parent, if:

(i)  the Merger has not been consummated on or before April 5, 2011 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)  there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have used all reasonable best efforts as may be required by Section 8.01 to prevent, oppose and remove such Applicable Law; or

(iii)  the Company Shareholder Meeting shall have been convened and a vote to approve this Agreement shall have been taken thereat and the Company Shareholder Approval shall not have been obtained;

(c)  by Parent, if:

(i)  (A) an Adverse Recommendation Change shall have occurred; (B) the Company shall have willfully breached in any material respect any of its obligations under Section 6.03; (C) if a third party commences a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal, or otherwise makes an Acquisition Proposal public, and, within ten Business Days after the public announcement of the commencement of such tender or exchange offer, or the public announcement of such Acquisition Proposal, the Company shall have failed to publicly reaffirm the Company Board Recommendation; (D) the Company shall have failed to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the 1934 Act within ten Business Days after the commencement of such Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer); or (E) the Company shall have failed to include in the Company Proxy Statement the Company Board Recommendation;

(ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (A) that would cause the condition set forth in Section 9.02(a) not to be satisfied; and (B) such breach or failure is not cured by the Company by the earlier of (x) the End Date or (y) thirty calendar days following receipt by the Company of written notice of such breach or failure provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(iii)  if a Material Adverse Effect shall have occurred since the date of this Agreement that is not capable of being cured prior to the End Date.

(d)  by the Company if:

(i)  the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning an Acquisition Proposal not resulting from any breach by the Company of its obligations under Section 6.03 that the Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes a Superior Proposal; provided, that (x) the Company shall have paid any amounts due pursuant to Section 11.04(b) prior to, or concurrently with, such termination and (y) the Company enters into a definitive agreement providing for the implementation of such Superior Proposal concurrently with such termination; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning such Superior Proposal, attaching the most current version of such agreement to such notice (a “Superior Proposal Notice”); (B) during the three Business Day period following Parent’s receipt of a Superior Proposal Notice (the “Notice Period”), the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement; (C) the Board shall have determined in good faith, after the end of such three Business Day period, and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided, however, that any amendment, supplement or modification to the financial terms or other material terms of any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to this Section 10.01(d)(i) unless the Company has complied with the requirements of this Section 10.01(d)(i) with respect to such new Acquisition Proposal, including sending a Superior Proposal Notice with respect to such new Acquisition Proposal and offering to negotiate for two Business Days from such new Superior Proposal Notice; and (D) the Board shall have determined in good faith, after consulting with and receiving the advice of outside counsel, that the failure to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under Delaware Law;

(ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred (A) that would cause the condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied; and (B) such breach or failure is not cured by the earlier of (x) the End Date or (y) thirty calendar days following receipt by the Company of written notice of such breach or failure provided that, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement; or

(iii)  (A) the Company has given written notice to Parent that it believes the three Business Day period contemplated by Section 2.01(b) has commenced and at least 5 Business Days have elapsed from the date of such notice and (B) Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement within two Business Days following the date the Closing should have occurred pursuant to Section 2.01(b); provided that during such two Business Day period following the date the Closing should have occurred pursuant to Section 2.01(b), no party shall be entitled to terminate this Agreement pursuant to Section 10.01(b)(i).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a) shall give notice of such termination to the other party, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 11.01, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement, except for Section 6.04(b), the applicable provisions of this Section 10.02 and Article 11, shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, subject to Section 11.04(e) and Section 11.04(f), if such termination shall result from the intentional and material breach by any party of any representation or warranty, covenant or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach.

ARTICLE 11

Miscellaneous

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Razor Holdco Inc.
c/o IPC Manager III, L.P.
277 Park Avenue, 39th Floor
New York, New York 10172
Attention: Eva Mongiardo, Chief Financial Officer
Facsimile No.: (212) 551-4524

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: David Zeltner, Matthew J. Gilroy
Facsimile: 212-310-8007

if to the Company, to:

Thermadyne Holdings Corporation
16052 Swingley Ridge Rd., Suite 300
Chesterfield, MO 63017
Attention: Paul D. Melnuk — Chairman of the Board
Facsimile No.: 636-728-3010

with copies to:

Thermadyne Holdings Corporation
16052 Swingley Ridge Rd., Suite 300
Chesterfield, MO 63017
Attention: Nick H. Varsam — General Counsel
Facsimile No.: 636-728-3010

with a copy to:

Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
Attention: William F. Seabaugh
Facsimile No.: 314-552-8450

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Non-Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, or except as otherwise provided in Section 10.02, upon termination of this Agreement.

Section 11.03.  Amendments and Waivers.

(a)  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval there shall be no amendment or waiver that pursuant to Delaware Law requires further Company Shareholder Approval without their further approval.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.

(a)  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, Parent and the Company shall equally bear the filing fees of the Notification and Report Forms filed under the HSR Act and any premerger notification and reports filed under similar applicable antitrust law of any non United States Governmental Authority.

(b)  If a Company Payment Event (as hereinafter defined) occurs, the Company shall pay IPC Manager III, L.P. (by wire transfer of immediately available funds), if pursuant to clause (x) below, simultaneously with the occurrence of such termination, if pursuant to clause (y) below, within two Business Days after such termination, or, if pursuant to clause (z) below, simultaneously following the entry into a written agreement in respect of, or if earlier, the consummation of the Acquisition Proposal referred to in such Company Payment Event, a fee equal to $6,440,000 (the “Company Termination Fee”), plus the documented reasonable out-of-pocket fees and expenses incurred by Parent and Merger Subsidiary in connection with this Agreement or the transactions contemplated hereby up to an aggregate of $2 million.

“Company Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(d)(i), (y) Section 10.01(c)(i) or (z) Section 10.01(b)(i), Section 10.01(b)(iii) or Section 10.01(c)(ii) but only if in the case of clause (z) (A) prior to such termination, an Acquisition Proposal shall have been made to the shareholders of the Company generally or shall have otherwise been publicly disclosed or proposed by a Third Party, and (B) within 12 months following the date of such termination, the Company enters into a written agreement in respect of, or consummates a transaction described in the definition of “Acquisition Proposal” (provided, that for purposes of this definition only, all references to 20% in the definition of “Acquisition Proposal” shall be deemed instead to be “50%”).

(c)  If a Parent Payment Event (as hereinafter defined) occurs, Parent shall pay the Company (by wire transfer of immediately available funds) as promptly as practical (and, in any event, within two Business Days following such termination) a fee (the “Parent Termination Fee”) equal to $25,000,000.

“Parent Payment Event” means the termination of this Agreement pursuant to (x)Section 10.01(d)(ii) or (y) Section 10.01(d)(iii).

(d)  Each of the Company, Parent and Merger Subsidiary acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due or Parent or Merger Subsidiary shall fail to pay the Parent Termination Fee when due, the Company or Parent and Merger Subsidiary, as the case may be, shall reimburse the other party for all reasonable expenses actually incurred or accrued by such other party (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 11.04. The parties hereto agree that in no event shall (i) Parent be required to pay the Parent Termination Fee on more than one occasion or (ii) the Company be required to pay the Company Termination Fee on more than one occasion.

(e)  Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Subsidiary fail to effect the Closing for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Subsidiary, the Guarantor and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, financing sources (including the parties to the Financing Commitments), managers, general or limited partners or assignees (each a “Parent Related Party” and collectively, the “Parent Related Parties”) or any Parent Related Party of any Parent Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Termination Fee, in each case, only to the extent provided by Section 11.04(c) or pursuant to the Guarantee, as applicable; and upon payment of such amount, no Person shall have any rights or claims against any of the Parent Related Parties or any Parent Related Party of any Parent Related Party under this Agreement, the Guarantee, the Financing Commitments or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Related Parties or any Parent Related Party of any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall Parent and Merger Subsidiary, the Parent Related Parties or any Parent Related Party of any Parent Related Party have any liability under or in respect of this Agreement, the Guarantee, the Financing Commitments or the transactions related hereto or thereto in excess of an aggregate amount equal to the Parent Termination Fee.

(f)  If the Agreement is terminated in circumstances in which the Company is required to pay the Company Termination Fee to IPC Manager III, L.P. pursuant to Section 11.04(b) of this Agreement, Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 11.13, against the Company for any breach, loss or damage shall be to receive payment of the Company Termination Fee; and upon payment of such amount, no Person shall have any rights or claims against the Company and its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each a “Company Related Party” and collectively the “Company Related Parties”) under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties or any Company Related Party of any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt and subject only to the possible entitlement to specific performance as set forth in Section 11.13 with respect to Parent and Merger Subsidiary, if the Company Termination Fee is paid pursuant to Section 11.04(b), in no event shall the Company, its Affiliates, the Company Related Parties or any Company Related Party of any Company Related Party have any liability under or in respect of this Agreement or the transactions related hereto in excess of an aggregate amount equal to the Company Termination Fee.

Section 11.05.  Disclosure Schedule References.  If and to the extent any information required to be furnished in any Section of the Company Disclosure Schedule is contained in this Agreement or in any other Section of the Company Disclosure Schedule, such information shall be deemed to be included in all Sections of the Company Disclosure Schedule in which the information would otherwise be required to be included only to the extent that it is reasonably and readily apparent that such disclosure is applicable to such other Section. Disclosure of any fact or item in any Section of the Company Disclosure Schedules shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, or that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any Third Party rights (including but not limited to any Intellectual Property rights) or any Applicable Law of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.

Section 11.06.  Binding Effect; Benefit; Assignment.

(a)  The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as (i) provided in Section 7.04, (ii) to the extent the Effective Time occurs, for the rights of holders of Company Common Stock, Company Restricted Shares and Company Stock Options under Article 2 of this Agreement on and after the Effective Time to receive payment therefor, and (iii) with respect to each of the Persons whose liability is limited in accordance with Section 11.04(e) and Section 11.04(f) to the extent provided therein, including, the Parent Related Parties and Company Related Parties who shall be express third party beneficiaries of, and shall be entitled to rely on, Section 11.04(e), Section 11.04(f), Section 11.08 and Section 11.09 and this Section 11.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto; provided, that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a constituent corporation in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such state, without regard to the conflicts of law rules of such state.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Guarantee, the Financing Commitments or the transactions contemplated hereby or thereby (including against any third party) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE GUARANTEE, THE FINANCING COMMITMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING AGAINST ANY PARENT RELATED PARTY OR COMPANY RELATED PARTY).

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement.  This Agreement, the Confidentiality Agreement and the Guarantee constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Company in accordance with the specific terms hereof or were otherwise breached by the Company. It is accordingly agreed that Parent and Merger Subsidiary shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. The Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that Parent and Merger Subsidiary have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that the Company shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RAZOR HOLDCO INC.

By:	/s/ Douglas R. Korn Name: Douglas R. Korn

Title	President

RAZOR MERGER SUB INC.

By:	/s/ Douglas R. Korn Name: Douglas R. Korn

Title	President

THERMADYNE HOLDINGS CORPORATION

By:	/s/ Martin Quinn Name: Martin Quinn
Title   President

Title

ANNEX I

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THERMADYNE HOLDINGS CORPORATION

THERMADYNE HOLDINGS CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify as follows:

The Certificate of Incorporation of the Corporation, as amended and restated hereby, shall, upon its filing with the Secretary of State of the State of Delaware, read in its entirety as follows:

FIRST:  The name of the Corporation is: Thermadyne Holdings Corporation.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share. Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine.

FIFTH:  The number of directors of the Corporation shall be fixed from time to time by the by-laws or amendment thereof adopted by the Board of Directors. Election of directors need not be by written ballot.

SIXTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

SEVENTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article SEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article SEVENTH, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

EIGHTH:  The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article EIGHTH is in effect. Any repeal or amendment of this Article EIGHTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article EIGHTH. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

NINTH:  The Corporation expressly elects not to be governed by Section 203 of the DGCL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this           day of          , 20  .

Name:
Title:

SIGNATURE PAGE TO THERMADYNE HOLDINGS CORPORATION SECOND AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION

ANNEX B

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

CONFIDENTIAL

October 5, 2010

The Board of Directors
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, MO 63017

Members of the Board:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of Thermadyne Holdings Corporation (“Thermadyne”) as to the fairness, from a financial point of view, to the holders of Thermadyne Common Stock (as defined below) of the Consideration (as defined below) to be received by such holders as provided for in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Razor Holdco Inc. (“Parent”), Razor Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Thermadyne. The Agreement provides for, among other things, the merger of Merger Sub with and into Thermadyne (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Thermadyne (“Thermadyne Common Stock”) will be converted into the right to receive $15.00 in cash (the “Consideration”).

In arriving at our Opinion, we:

(a)  reviewed the execution version, dated October 5, 2010, of the Agreement;

(b)  reviewed publicly available audited financial statements of Thermadyne for years ended December 31, 2009, December 31, 2008 and December 31, 2007 and unaudited financial statements of Thermadyne for the six-month period ended June 30, 2010;

(c)  reviewed financial forecasts and estimates relating to Thermadyne prepared by the management of Thermadyne;

(d)  reviewed historical market prices and trading volumes for Thermadyne Common Stock;

(e)  held discussions with the senior management of Thermadyne with respect to the business, financial condition, operating results and future prospects of Thermadyne;

(f)  held discussions, at the direction of Thermadyne, with selected third parties to solicit indications of interest in the possible acquisition of Thermadyne;

(g)  reviewed and analyzed certain publicly available financial data for companies that we deemed relevant;

(h)  reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant;

(i)  analyzed the estimated present value of the future cash flows of Thermadyne based on financial forecasts and estimates prepared by the management of Thermadyne;

(j)  reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

(k)  reviewed other public information concerning Thermadyne we deemed relevant; and

(l)  performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Thermadyne and its employees, representatives and affiliates or otherwise reviewed by us. The management of Thermadyne provided to us two alternative sets of financial forecasts and estimates relating to Thermadyne and

The Board of Directors
Thermadyne Holdings Corporation
October 5, 2010

prepared by the management of Thermadyne, identified to us as “Base Case” and “Growth Case.” At the direction of the management of Thermadyne and with your consent, we have assumed, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Thermadyne as to the future financial condition and operating results of Thermadyne. You have also informed us of the greater risks and uncertainties inherent in achieving the results of the Growth Case forecasts and estimates in the amounts and at the times contemplated thereby. We have also assumed, with your consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance in all material respects with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Thermadyne or the Merger.

We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Thermadyne. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Thermadyne or the price at which shares of Thermadyne Common Stock will trade at any time. We also express no view as to, and our Opinion does not address, the solvency of Thermadyne under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Thermadyne to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Thermadyne or the effect of any other transaction in which Thermadyne might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to the potential effects, if any, of such volatility on Thermadyne, Parent or the proposed Merger. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. This Opinion is for the use of the Board of Directors of Thermadyne (in its capacity as such) in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or otherwise.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Thermadyne in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Thermadyne has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the ordinary course of business, we and our affiliates may actively trade securities of Thermadyne, and its and Irving Place Capital Management, L.P.’s respective affiliates for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Board of Directors
Thermadyne Holdings Corporation
October 5, 2010

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by holders of Thermadyne Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Oppenheimer & Co. Inc.

OPPENHEIMER & CO. INC.

ANNEX D

Execution Copy

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of October 5, 2010, by and among Razor Holdco Inc., a Delaware corporation (“Parent”), and the parties listed on Annex I hereto (each, a “Shareholder”). Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Thermadyne Holdings Corporation, a Delaware corporation (the “Company”), Parent and Razor Merger Sub Inc. are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended, restated, supplemented or modified from time to time but without giving effect to any amendment, restatement, supplement or other modification that decreases the Merger Consideration, the ‘‘Merger Agreement”);

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of, and has the right to vote and dispose of, the shares of Company Common Stock identified opposite such Shareholder’s name on Annex I (such shares, together with any other shares of Company Common Stock with respect to which such Shareholder acquires beneficial ownership prior to the termination hereof, collectively, the “Shareholder Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Shareholder enter into this Agreement and, in order to induce Parent to enter into the Merger Agreement, each Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Agreements of each Shareholder.

(a)  Voting.  From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Shareholder shall vote its Shareholder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of (A) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (ii) against any Acquisition Proposal or any other proposal made in opposition to adoption of the Merger Agreement and (iii) against any agreement (including any amendment of any agreement), amendment of the Company’s Organizational Documents or other action, in each case, that is intended or could reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the transactions contemplated by the Merger Agreement. Any such vote shall be cast (or consent shall be given) by each Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent) (to the fullest extent that such Shareholder Shares may be counted for quorum purposes under Applicable Law). Except as set forth in this Section 1(a), none of the Shareholders shall be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company, provided such other matters do not breach any of such Shareholder’s obligations under this Section 1(a).  In the event that such Shareholder’s proxy has been granted to Parent pursuant to Section 1(b), Shareholder shall have no obligations under this Section 1(a) with respect to the meeting of the shareholders of Company for which such proxy has been granted.

(b)  Proxy.

(i)  In furtherance of each Shareholder’s agreement in Section 1(a), each Shareholder hereby appoints Parent as each Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of each Shareholder, to vote all Shareholder Shares (at any meeting of shareholders of the Company however called or any adjournment thereof), or to execute one or more written consents in respect of the Shareholder Shares, (i) in favor of (A) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (ii) against any Acquisition Proposal or any other proposal made in opposition to adoption of the Merger Agreement and (iii) against any agreement (including any amendment of any agreement), amendment of the Company’s Organizational Documents or other action, in each case, that is intended or could reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the transactions contemplated by the Merger Agreement; provided, however, that each Shareholder’s grant of the proxy contemplated by this Section 1(b) shall be effective if, and only if, such Shareholder has not delivered to the Secretary of the Company at least ten business days prior to such meeting a duly executed proxy card previously approved by Parent voting such Shareholder Shares in the manner specified in Section 1(a) or in the event such proxy card has been thereafter modified or revoked or otherwise fails to provide evidence of such Shareholder’s compliance with its obligations under Section 1(a) in form and substance reasonably acceptable to Parent.

(ii)  It is hereby agreed that the Parent will use any proxy granted by any Shareholder solely in accordance with Applicable Law and will only vote the Shareholder Shares subject to such proxy with respect to the matters and in the manner specified in Section 1(b).

(iii)  Such proxy shall be valid and irrevocable until the termination of this Agreement in accordance with Section 4. Any proxy granted hereunder shall terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement.

(iv)  Each Shareholder represents that any and all other proxies heretofore given in respect of Shareholder Shares are revocable, and that such other proxies have been revoked. Each Shareholder affirms that the foregoing proxy is: (i) given (A) in connection with the execution of the Merger Agreement and (B) to secure the performance of each Shareholder’s duties under this Agreement, (ii) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (iii) intended to be irrevocable prior to termination of this Agreement in accordance with Delaware Law. All authority herein conferred shall be binding upon the successors and assigns of each Shareholder.

(c)  Appraisal Rights.  Each Shareholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights in connection with the transactions contemplated by the Merger Agreement.

(d)  Restriction on Transfer; Proxies; Non-Interference; etc.  From the date hereof until any termination of this Agreement in accordance with its terms, each Shareholder shall not, directly or indirectly (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii) of this Section 1(d). Notwithstanding the foregoing, a Shareholder may transfer its Shareholder Shares to any controlled Affiliate thereof, if such affiliate transferee, agrees in writing, in an instrument reasonably acceptable to Parent, to be bound by this Agreement as a Shareholder hereunder.

(e)  No Solicitation.  Each Shareholder agrees to comply with and, not take any action prohibited by, Section 6.03 of the Merger Agreement.

(f)  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shareholder Shares, other than the right to vote the Shareholder Shares upon the terms and subject to the conditions of this Agreement. Except as provided in this Agreement, all rights, ownership and economic benefits of and relating to each Shareholder Shares shall remain vested in and belong to such Shareholder. Nothing in this Agreement shall be interpreted as obligating any Shareholder to exercise any warrants, options, conversion of convertible securities or otherwise to acquire Company Common Stock.

(g)  Publication.  Each Shareholder (i) consents to Parent publishing and disclosing each Shareholder’s identity and ownership of Company Common Stock and the nature of each Shareholder’s commitments, arrangements and understandings under this Agreement, in each case, solely to the extent required to be disclosed under Applicable Law in the Company Proxy Statement (including all schedules and documents filed with the SEC) or any other disclosure document required to be filed or made under Applicable Law in connection with the Merger and any other transactions contemplated by the Merger Agreement and (ii) agrees to give promptly to Parent any information Parent may reasonably require for the preparation of any such disclosure documents (provided, that the foregoing shall not require any Shareholder to disclose (i) any information, that in the reasonable judgment of such Shareholder, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties, (ii) any information that would, in the reasonable judgment of the such Shareholder, waive the protection of attorney-client privilege, or (iii) any sensitive or confidential information that would expose such Shareholder or any of its affiliates to the risk of liability). To the extent practicable, each such Shareholder shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure. Each Shareholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by each Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

2.  Representations and Warranties of Parent.  Parent represents and warrants to each Shareholder as of the date hereof that:

(a)  Organization; Authority.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Parent has all necessary limited liability or corporate power and authority, as applicable, to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery by Parent of this Agreement and, subject to the terms and conditions of the Merger Agreement, the performance of its obligations hereunder, have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by each Shareholder, constitutes a valid and binding obligation of Parent, enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)  Consents and Approvals; Non-Contravention.  The execution and delivery by Parent of this Agreement and the performance of its obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than, (i) the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the 1934 Act, as may be required in connection with this Agreement and the transactions contemplated under the Merger Agreement and (ii) any actions or filings the absence of which would not be reasonably expected to, individually or in the aggregate, materially delay or impair the performance by Parent of any of its obligations under this Agreement on a timely basis. Neither the execution and delivery of this Agreement by Parent, nor the performance by Parent of its obligations hereunder will, (A) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or (B) assuming compliance with the matters referred to in this Section 2(b), contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, except in the case of clause (B), as would not be reasonably expected to, individually or in the aggregate, materially delay or impair the performance by Parent of any of its obligations under this Agreement.

3.  Representations and Warranties of each Shareholder.  Each Shareholder represents and warrants, severally and not jointly, to Parent as of the date hereof that:

(a)  Organization; Authority.  Such Shareholder is a limited partnership that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Shareholder has all necessary limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Shareholder of this Agreement and the performance of its obligations hereunder have been duly authorized and approved by all necessary action on the part of such Shareholder and no further action on the part of such Shareholder is necessary to authorize the execution and delivery by such Shareholder of this Agreement or the performance by such Shareholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)  Consents and Approvals; Non-Contravention.  The execution and delivery by such Shareholder of this Agreement and the performance of its obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than, (i) the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the 1934 Act, as may be required in connection with this Agreement and (ii) any actions or filings the absence of which would not be reasonably expected to, individually or in the aggregate, materially delay or impair the performance by such Shareholder of any of its obligations under this Agreement on a timely basis. Neither the execution and delivery of this Agreement by such Shareholder, nor the performance by such Shareholder of its obligations hereunder will, (A) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of such Shareholder, (B) assuming compliance with the matters referred to in this Section 3(b), contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (C) result in the creation or imposition of any Lien on the right to vote any Shareholder Shares, except in the case of clauses (B) and (C), as would not be reasonably expected to, individually or in the aggregate, materially delay or impair the performance by such Shareholder of any of its obligations under this Agreement.

(c)  Ownership of Shares.  Such Shareholder owns, beneficially and of record, the Shareholder Shares set forth opposite its name on Annex I (as may be subject to adjustment as set forth in Section 5(b)). Such Shareholder owns such Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States). Without limiting the foregoing, except for proxies and restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, such Shareholder has sole voting power and sole power of disposition with respect to its Shareholder Shares, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto and no Person other than such Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares. As of the date hereof, such Shareholder does not own, beneficially or of record, any securities of the Company other than as set forth on Annex I.

(d)  Opportunity to Review; Reliance.  Such Shareholder has had the opportunity to review this Agreement with counsel of his or its own choosing. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

4.  Termination.  This Agreement and the proxy granted pursuant to Section 1(b) hereof shall terminate on the first to occur of the (a) Effective Time, (b) termination of the Merger Agreement in accordance with its terms, (c) the effectiveness of any amendment, modification, supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would reduce the amount or change the form of the Merger Consideration payable in the Merger unless consented to in writing by each Shareholder and (d) the mutual written consent of the Parent and each Shareholder. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of this Section 4 and Section 5 shall survive any termination of this Agreement.

5.  Miscellaneous.

(a)  Expenses.  All costs and expenses incurred in connection with the obligations hereunder shall be paid by the party incurring such costs and expenses.

(b)  Additional Shares.  Until any termination of this Agreement in accordance with its terms, each Shareholder shall promptly notify Parent of the number of shares, if any, as to which each Shareholder acquires record or beneficial ownership after the date hereof. Any shares as to which each Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting shares of Company Common Stock, the number of shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to each Shareholder in connection therewith.

(c)  Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the 1934 Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(d)  Further Assurances.  From time to time, at the reasonable request of Parent and at the sole cost of Parent, each Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to perform the obligations hereunder.

(e)  Amendments; Waiver.  This Agreement may not be amended or supplemented, except by a written agreement executed by each of the parties hereto. At anytime prior to the termination of this Agreement, any party to this Agreement may, subject to Applicable Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto or (iii) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by any party to this Agreement in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(f)  Assignment.  Except as set forth in Section 1(d), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5(f) shall be null and void.

(g)  Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(h)  No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement.

(i)  Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)  This Agreement, and any other agreement, document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (or such other document) or the negotiation, execution, termination, performance or nonperformance of this Agreement (or such other document) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law principles.

(ii)  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the obligations hereunder (including against any third party) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5(k) shall be deemed effective service of process on such party.

(iii)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OBLIGATIONS HEREUNDER.

(j)  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, this being in addition to any other remedy to which they are entitled at law or in equity.

(k)  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including email and facsimile transmission) and shall be given:

if to Parent, to:

Razor Holdco Inc.
c/o IPC Manager III, L.P.
277 Park Avenue, 39th Floor
New York, New York 10172
Attention: Eve Mongiardo, Chief Financial Officer
Facsimile No.: (212) 551-4524

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: David Zeltner, Matthew J. Gilroy
Facsimile No.: 212-310-8007

if to each Shareholder, to:

Angelo Gordon & Co., L.P.
245 Park Avenue
26th Floor
New York, New York 10167
Attention: Kirk Wickman
Facsimile: 212-338-9611

with a copy to:

Akin Gump Strauss Hauer & Feld, LLP
One Bryant Park
New York, New York 10036
Attention: David D’Urso
Facsimile: 212-872-1002

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(l)  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the obligations hereunder are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the obligations hereunder be performed as originally contemplated to the fullest extent possible.

(m)  Interpretation.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(n)  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(o)  Shareholder Obligations Several and not Joint.  The obligations of each Shareholder hereunder shall be several and not joint, and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.

(p)  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed as of the date first above written.

RAZOR HOLDCO INC.

By:	/s/ Douglas R. Korn
Name:     Douglas R. Korn

Title:	President

SIGNATURE PAGE TO VOTING AGREEMENT

AG SUPER ADVANTAGE, L.P.

AG CNG FUND, L.P.

AG MM, L.P.

AG CAPITAL RECOVERY PARTNERS, L.P.

PHS BAY COLONY FUND, L.P.

AG CAPITAL RECOVERY PARTNERS II, L.P.

AG ELEVEN PARTNERS, L.P.

GAM ARBITRAGE INVESTMENTS, INC.

AG SUPER FUND INTERNATIONAL PARTNERS, L.P.

NUTMEG PARTNERS, L.P.

PHS PATRIOT FUND, L.P.

AG PRINCESS, L.P.

AG SUPER FUND, L.P.

AG CAPITAL FUNDING PARTNERS, L.P.

By:	Angelo Gordon & Co., L.P.,
as Investment Manager

By:	/s/ Kirk Wickman
Name:     Kirk Wickman

Title:	Chief Administrative Officer

SIGNATURE PAGE TO VOTING AGREEMENT

IMPORTANT SPECIAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM EST the day before the special meeting.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/tickersymbol • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Special Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1 AND “FOR” ITEM 2.

		For	Against	Abstain			For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of October 5, 2010, as it may be amended from time to time, by and among Razor Holdco Inc., Razor Merger Sub Inc. and Thermadyne Holdings Corporation.	☐	☐	☐	2.	To adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Agreement and Plan of Merger.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note:	Please sign exactly as your name or names appear on this proxy. When shares of common stock are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■
+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
Proxy — THERMADYNE HOLDINGS CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 2, 2010
The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints Paul D. Melnuk and Nick H. Varsam and each of them acting alone, with full power of substitution, as the undersigned’s proxy and attorney-in-fact to vote at the Special Meeting of Stockholders of Thermadyne Holdings Corporation (the “Company”) to be held on December 2, 2010 (the “Special Meeting”), or at any adjournment thereof, all shares of voting stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse of this card and in their discretion upon such other business as may properly come before the Special Meeting or at any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.
The Board of Directors recommends a vote “FOR” proposal 1 and a vote “FOR” proposal 2.
(Continued and to be signed on the reverse side)